As filed with the Securities and Exchange Commission on March 3, 1999.
                                                        Registration No. 333-
  ----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           CAROLINA FIRST CORPORATION
             (Exact name of registrant as specified in its charter)

          SOUTH CAROLINA                      6711                  57-0824914
          --------------                      ----                  ----------
  (State or other jurisdiction     Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)  Classification Code Number   Identification No.)

                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900
       ------------------------------------------------------------------
       (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT
                           CAROLINA FIRST CORPORATION
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7913
            ---------------------------------------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                         WILLIAM P. CRAWFORD, JR., ESQ.
                     WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                               POST OFFICE BOX 728
                      GREENVILLE, SOUTH CAROLINA 29602-0728
                           (864) 242-8200 (TELEPHONE)
                           (864) 235-8900 (FACSIMILE)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.|_|

                             CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                   Proposed Maximum    Proposed Maximum     Amount
Title of Each Class               Amount to        Offering Price      Aggregate            Registration
of Securities to be Registered    be Registered    Per Unit (1)        Offering Price (1)   Fee (2)
------------------------------    -------------    ------------        ------------------   -------
Common Stock                        600,000             $8.03          $4,816,678           $1,339.04
(par value $1.00 per share)
=========================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f). Pursuant to Rule 457(f)(2), the Proposed Maximum Aggregate Offering Price has been determined based upon $4,816,678, which is the book value of the Citizens First National Bank common stock to be received by Carolina First Corporation in the acquisition as of December 31, 1998 (the latest practicable date).
(2) Calculated pursuant to Rule 457(f).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          CITIZENS FIRST NATIONAL BANK
                             500 North Summit Street
                          Crescent City, Florida 32112

                                                                  March 10, 1999

Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of Citizens First National Bank to be held on Monday, April 12, 1999, at 5:00 p.m., local time, at the main office of Citizens First National Bank located at 500 North Summit Street, Crescent City, Florida 32112.

      At the Special Meeting, you will be asked to vote upon the proposed acquisition of Citizens by Carolina First Corporation. If the acquisition is approved, you will receive shares of Carolina First common stock valued at $109.19 for each share of Citizens common stock owned by you. Based on the average of the closing prices of Carolina First common stock for the 30 trading days ending March ____, 1999, you would receive ____ shares of Carolina First common stock for each share of Citizens stock you own.

      THE BOARDS OF EACH OF CITIZENS AND CAROLINA FIRST HAVE APPROVED THE ACQUISITION AND RECOMMEND THAT YOU VOTE IN FAVOR OF THE ACQUISITION. The acquisition cannot be completed unless holders of two-thirds of the outstanding common stock of Citizens are voted in favor of the acquisition.

      Enclosed with this Letter are the Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus and a Proxy for use in connection with the Special Meeting. The Proxy Statement/Prospectus includes, among other things, (1) a description of the terms and conditions of the proposed acquisition and related agreements, and (2) certain financial and other information about Carolina First and Citizens. You may also obtain information about Carolina First from documents that it has filed with the Securities and Exchange Commission. You are urged to review all of this information carefully, because it is important.

      YOUR VOTE IS IMPORTANT. YOU CAN VOTE EITHER IN PERSON AT THE SPECIAL MEETING OR BY PROXY. IF YOU VOTE BY PROXY, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY NEVERTHELESS VOTE YOUR SHARES IN PERSON, EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ACQUISITION.

                                                      Sincerely,


                                                      Joe H. Pickens
                                                      Chairman

                             CITIZENS FIRST NATIONAL BANK
                               500 North Summit Street
                             Crescent City, Florida 32112


                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON APRIL 12, 1999


TO THE SHAREHOLDERS OF CITIZENS FIRST NATIONAL BANK:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Citizens First National Bank (the "Special Meeting") will be held at the main office of Citizens First National Bank ("Citizens") located at 500 North Summit Street, Crescent City, Florida 32112, on Monday, April 12, 1999, at 5:00 p.m., local time, for the following purposes:

      1. CONSIDERATION OF THE ACQUISITION OF CITIZENS BY CAROLINA FIRST CORPORATION. To consider and vote upon the proposed acquisition of Citizens by Carolina First Corporation. The terms of this proposed acquisition is set forth in the Proxy Statement/Prospectus included with this Notice.

      2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on February 22, 1999, are entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Citizens common stock is required to approve the acquisition. All shareholders, whether or not they expect to attend the Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder
(1) by giving written notice to the Secretary of Citizens at any time before it is voted, (2) by submitting a proxy having a later date, or (3) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

                                         By Order of the Board of Directors,



March 10, 1999                           Joe H. Pickens
                                         Chairman



                                YOUR VOTE IS IMPORTANT

 REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN AND WHETHER OR NOT YOU PLAN TO
       ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN
                            THE ENCLOSED PROXY CARD.

                           PROXY STATEMENT/PROSPECTUS


                           CAROLINA FIRST CORPORATION
     PROSPECTUS FOR 600,000 SHARES OF COMMON STOCK $1.00 PAR VALUE PER SHARE

                          CITIZENS FIRST NATIONAL BANK
               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS


      This Proxy Statement/Prospectus is provided with respect to the proposed acquisition of Citizens First National Bank ("Citizens") by Carolina First Corporation ("Carolina First").

      If the acquisition is consummated, Citizens will become a wholly-owned subsidiary of Carolina First, and stockholders of Citizens will receive shares of Carolina First common stock valued at $109.19 for each outstanding share of Citizens common stock. Based on the average of the closing prices of Carolina First common stock for the 30 trading days ending March ___, 1999, this would result in a "conversion ratio" of _____ shares of Carolina First common stock for each share of Citizens stock.

      The acquisition must be approved by holders of at least two-thirds of the outstanding stock of Citizens. A Special Meeting of shareholders of Citizens is being held on April 12, 1999 in order to provide the shareholders with an opportunity to vote on the proposed acquisition. More specific information regarding the Special Meeting is included in this document. Completion of the acquisition is also subject to the compliance with certain other conditions, including approval by applicable regulatory authorities.

      The acquisition will be structured as a merger, in which Citizens will be merged into a wholly-owned subsidiary of Carolina First. After the acquisition, the "surviving corporation" in the merger will be a wholly-owned subsidiary of Carolina First, and the former Citizens shareholders will hold Carolina First common stock. Citizens shareholders who wish to exercise "dissenter's rights" with respect to this acquisition, may do so by following the procedure set forth herein. If such procedure is followed, such shareholders will receive cash upon the surrender of the Citizens stock, instead of receiving Carolina First common stock. Cash will be paid in lieu of fractional shares to which a Citizens shareholder becomes entitled. The exact terms of the acquisition are set forth in the Reorganization Agreement attached hereto as Exhibit A. A discussion and description of these terms are set forth below in this Proxy Statement/ Prospectus. See "THE PROPOSED TRANSACTION" below.

      PLEASE REVIEW CAREFULLY THE "RISK FACTORS" SECTION BELOW BEGINNING ON PAGE
14. IT SETS FORTH A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF CITIZENS IN EVALUATING THE ACQUISITION.

      CITIZENS' BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED ACQUISITION.

      Carolina First's common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On January 14, 1999 (the last business day prior to the announcement of the acquisition), the closing bid price of the Carolina First common stock, as reported by Nasdaq, was $22.88 per share. The Citizens common stock is not traded on any established market and has experienced very limited trading. Citizens' management is aware of only one trade in the past six months at $32.00 per share.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE CAROLINA FIRST COMMON STOCK TO BE ISSUED IN THE ACQUISITION, OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS EITHER ACCURATE OR INACCURATE, OR ADEQUATE OR INADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE CAROLINA FIRST SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS AND LOAN ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER GOVERNMENTAL AGENCY.


            The date of this Proxy Statement/Prospectus is March 10, 1999.

                                 TABLE OF CONTENTS

SUMMARY...........................................................................5
      The Purpose of this Proxy Statement/Prospectus..............................5
      Time, Place and Purposes of the Special Meeting.............................5
      Parties to the Reorganization Agreement.....................................5
      General Terms of the Proposed Transaction...................................5
      Vote Required and Record Date...............................................6
      Recommendation of Board of Directors........................................6
      Rights of Dissenting Shareholders...........................................6
      Certain Differences in Shareholders' Rights after the Acquisition...........6
      Conditions to Consummation of the Acquisition...............................6
      Termination of the Transaction..............................................7
      Effective Time of the Acquisition...........................................7
      Opinion of Financial Adviser................................................7
      Certain Federal Income Tax Consequences.....................................7
      Interests of Certain Affiliates of Citizens.................................8
      Restrictions on Resales by Affiliates.......................................8
      Accounting Treatment........................................................8
      Market Prices and Dividends.................................................8
      Selected Consolidated Financial Data.......................................10
      Comparative Per Share Data.................................................13
RISK FACTORS.....................................................................14
      Carolina First is dependent on its senior management.......................14
      Carolina First has experienced significant growth through acquisitions, which could, in certain circumstances, adversely affect net income...14
      Carolina First has certain antitakeover measures which could impede the takeover of Carolina First...........................................14
      Carolina First has experienced significant growth in commercial lending activities, which entails special risks not associated with certain other types of loans.........................................14
      Recent regulatory rulings will increase chargeoffs associated with past due credit cards.....................................................15
INFORMATION CONCERNING THE SPECIAL MEETING.......................................16
      Special Meeting............................................................16
            Purpose of the Special Meeting.......................................16
            Citizens Record Date and Voting Rights...............................16
            Proxies..............................................................16
            Recommendation.......................................................17
THE PROPOSED TRANSACTION.........................................................18
      General Description of the Terms of the Reorganization Agreement...........18
      Background of and Reasons for the Reorganization Agreement.................19
            Citizens Reasons.....................................................19
            Carolina First Reasons...............................................20
      Opinion of Citizens' Financial Adviser.....................................20
      Exchange of Citizens Stock Certificates....................................23
      Conditions to Consummation of the Acquisition..............................24
      Termination................................................................25
      Amendment..................................................................25
      Conduct of Citizens' and Carolina First's Business Prior to the
            Effective Time.......................................................25
      Required Regulatory Approvals..............................................26
      Operations After the Acquisition...........................................27
      Interests of Certain Persons in the Acquisition............................27
            Directors............................................................27
            Indemnification; Advancement of Expenses; Directors' and Officers'
                  Insurance......................................................27

                                         2


            Employment Agreements................................................28
            Other Matters Related to Employees and Employee Benefit Plans........28
      Accounting Treatment.......................................................28
      Certain Federal Income Tax Consequences....................................28
      Restrictions on Resales by Affiliates......................................30
      Rights of Dissenting Shareholders of Citizens..............................30
      Recommendation of the Citizens Board of Directors..........................31
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...............................32
INFORMATION ABOUT CAROLINA FIRST.................................................39
      General....................................................................39
      Capital Adequacy...........................................................40
      Recent Developments........................................................41
INFORMATION ABOUT CITIZENS FIRST NATIONAL BANK...................................43
Management's Discussion and Analysis of Financial Condition and Results of
      Operations.................................................................43
Earnings Performance.............................................................43
      Nine Months Ended September 30, 1998 Compared with Nine Months Ended
            September 30, 1997...................................................43
      1997 Compared with 1996....................................................43
Interest Rate Sensitivity........................................................46
Provision for Loan Losses........................................................47
Noninterest Income...............................................................48
Noninterest Expenses.............................................................48
Provision For Income Taxes.......................................................48
Investment Portfolio.............................................................48
Nonperforming Loans; Other Problem Assets........................................52
Potential Problem Loans..........................................................52
Other Real Estate Owned..........................................................52
Allowance for Loan Losses........................................................52
Deposits.........................................................................54
Return on Equity and Assets......................................................55
Capital Resources................................................................55
Inflation........................................................................56
Correspondent Banking............................................................56
Data Processing..................................................................56
Employees........................................................................56
Monetary Policies................................................................56
Supervision and Regulation.......................................................57
Description of Property..........................................................60
Legal Proceedings................................................................60
Market for Common Stock and Dividends............................................60
Management and Principal Shareholders of Citizens................................60
COMPARATIVE RIGHTS OF SHAREHOLDERS...............................................62
      Comparison of Carolina First Common Stock and Citizens Common Stock........62
CAROLINA FIRST CAPITAL STOCK.....................................................65
      Common Stock...............................................................65
      Preferred Stock............................................................65
      Certain Matters............................................................65
            Shareholders' Rights Agreement.......................................65
            Management Contracts.................................................67
            Board of Directors...................................................67
            Voting...............................................................68
            Control Share Acquisition/Business Combination Statutes..............68
            Transfer Agent.......................................................69

                                         3




            Dividend Reinvestment Plan...........................................69
LEGAL MATTERS....................................................................69
EXPERTS..........................................................................69
OTHER MATTERS....................................................................69
ADDITIONAL INFORMATION AVAILABLE THROUGH THE SEC.................................69
INCORPORATION  OF CERTAIN INFORMATION FILED WITH THE SEC BY REFERENCE............70
RESALE MATTERS; SOURCE OF INFORMATION; CERTAIN OTHER MATTERS.....................71
INDEX TO FINANCIAL STATEMENTS...................................................F-1
ANNEXES
      Reorganization Agreement..............................................Annex A
      Opinion of First Capital Group, LLC...................................Annex B
      Dissenter's Rights Statute............................................Annex C
      Financial Statements of Carolina First Interim Bank, N.A..............Annex D

                                    SUMMARY

      THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING ANNEXES, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE REORGANIZATION AGREEMENT (EXCLUDING THE SCHEDULES ATTACHED THERETO) IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. AS USED HEREIN, THE TERMS "CAROLINA FIRST" AND "CITIZENS" REFER TO CAROLINA FIRST CORPORATION AND CITIZENS FIRST NATIONAL BANK, RESPECTIVELY, AND WITH RESPECT TO CAROLINA FIRST, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS CONSOLIDATED SUBSIDIARIES.

      THE PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS. This Proxy Statement/Prospectus is being sent to the Citizens shareholders in order to provide information concerning the proposed acquisition of Citizens by Carolina First. This document is called a "Proxy Statement/Prospectus" because it is both
(1) a prospectus with respect to the proposed issuance by Carolina First of its common stock to the Citizens shareholders and (ii) a proxy statement with respect to the solicitation of proxies by the Citizens Board of Directors for the Special Meeting. This Proxy Statement/Prospectus is first being mailed to Citizens shareholders on or about March 10, 1999.

      TIME, PLACE AND PURPOSES OF THE SPECIAL MEETING. The Special Meeting will be held on April 12, 1999 at 5:00 p.m., local time, at Citizens' main office, 500 North Summit Street, Crescent City, Florida. At the Special Meeting, shareholders of Citizens will consider and vote upon the proposed acquisition of Citizens.
See "INFORMATION CONCERNING THE SPECIAL MEETING."

      PARTIES TO THE REORGANIZATION AGREEMENT.

      CAROLINA FIRST. Carolina First is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its five principal operating subsidiaries:

            (1) Carolina First Bank, a South Carolina-chartered commercial bank headquartered in Greenville, South Carolina,

            (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina,

            (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina,

            (4) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina, and

            (5) Carolina First Bank, F.S.B., a federal savings bank headquartered in Travelers Rest, South Carolina.

Carolina First is a South Carolina corporation which was organized in 1986. At September 30, 1998, it had total consolidated assets of approximately $2.6 billion. Its principal executive offices are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is (864) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST."

      CITIZENS. Citizens is a national banking association headquartered in Crescent City, Florida which conducts a general banking business principally in Putnam County, Florida. At September 30, 1998, Citizens had total assets of approximately $55 million. Its principal executive offices are located at 500 North Summit Street, Crescent City, Florida 32112, and its telephone number is
(904) 698-1982. See "INFORMATION ABOUT CITIZENS."

      GENERAL TERMS OF THE PROPOSED TRANSACTION. The transaction is being structured as a merger in which Citizens will be merged into a wholly-owned subsidiary of Carolina First. After the acquisition, the "surviving corporation" in the merger will be a wholly-owned subsidiary of Carolina First, and the former Citizens shareholders will hold Carolina First common stock (which they received upon surrender of their Citizens shares).

      Assuming the acquisition is consummated, stockholders of Citizens will receive shares of Carolina First common stock valued at $109.19 for each outstanding share of Citizens common stock. Except for certain instances involving a change of control of Carolina First, the value of the Carolina First common stock to be issued in the transaction will be determined based on the average of the closing prices as quoted on the Nasdaq National Market for Carolina First common stock for the thirty days in which Carolina First common stock was traded immediately prior to the closing of the transaction (except that the parties have agreed that fair market value shall never be deemed to be lower than $20.00 per share or higher than $30.00 per share). Based on the average of the closing prices of Carolina First common stock for the 30 trading days ending March 1, 1999, this would result in a "conversion ratio" of 5.0688 shares of Carolina First common stock for each share of Citizens stock.

      The complete terms of the acquisition are set forth in the Reorganization Agreement attached hereto as Exhibit A. A discussion and description of these terms are set forth below in this Proxy Statement/Prospectus. See "THE PROPOSED TRANSACTION" below.

      VOTE REQUIRED AND RECORD DATE. Only Citizens shareholders of record at the close of business on February 22, 1999 ("Record Date") will be entitled to vote at the Special Meeting. The proposed acquisition must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Citizens common stock eligible to vote at the Special Meeting. As of the Record Date, there were 109,900 shares of Citizens' common stock entitled to vote. As of the date hereof, the directors and executive officers of Citizens and their affiliates beneficially owned 56,738 shares, or approximately 52% of Citizens' common stock. Upon consummation of the transactions contemplated hereby (and assuming a fair market value of $21.50 per share of Carolina First common stock), such persons will beneficially own 288,146 shares of Carolina First common stock, or approximately 1.3% of the outstanding shares of Carolina First common stock.

      RECOMMENDATION OF BOARD OF DIRECTORS. THE BOARD OF DIRECTORS OF CITIZENS HAS APPROVED THE PROPOSED ACQUISITION AND BELIEVES IT TO BE IN THE BEST INTERESTS OF CITIZENS AND ITS SHAREHOLDERS. ACCORDINGLY, IT RECOMMENDS THAT CITIZENS' SHAREHOLDERS VOTE FOR THE PROPOSED ACQUISITION. SEE "THE PROPOSED TRANSACTION -- RECOMMENDATION OF THE CITIZENS BOARD OF DIRECTORS."

      RIGHTS OF DISSENTING SHAREHOLDERS. Shareholders of Citizens who comply with certain statutory procedures and who either (1) give written notice at or before the Special Meeting that they dissent to the proposed acquisition, or (2) vote against the proposed acquisition, will be entitled to obtain payment of the value of their shares of Citizens common stock under federal law. Failure to comply strictly with certain statutory procedures may result in the forfeiture of such rights. It is a condition to consummation of the acquisition that dissenters' rights not have been perfected with respect to more than 10% of Citizens' outstanding shares of common stock. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Citizens."

      CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS AFTER THE ACQUISITION. Upon consummation of the acquisition, the former Citizens shareholders will become shareholders of Carolina First, and their rights as shareholders will be determined by Carolina First's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First differ from the rights of shareholders of Citizens in several important respects, including, among other things, with respect to required shareholder votes on certain matters and the existence of certain antitakeover provisions. In addition, Carolina First is a South Carolina corporation instead of a national banking association (like Citizens). See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

      CONDITIONS TO CONSUMMATION OF THE ACQUISITION. Consummation of the proposed acquisition is subject to various conditions, including receipt of the necessary regulatory approvals and the requisite shareholder approval of Citizens. The necessary regulatory approvals include the approval by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Applications to these necessary regulatory authorities seeking approval of the proposed transaction have been filed. The parties expect that such applications will be approved. Carolina First and Citizens may waive certain of the conditions to their respective obligations to consummate the acquisition, other than conditions required by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Acquisition" and "THE PROPOSED TRANSACTION -- Required Regulatory Approvals."

      TERMINATION OF THE TRANSACTION. The parties' obligation to pursue the transaction may be terminated at any time prior to the Closing Date:

      (1)   by mutual consent of the parties;

      (2) by either Carolina First or Citizens, (a) if a permanent injunction or other order has been issued by a court or regulatory body which prevents the consummation of the transactions contemplated herein, or (b) if the Citizens shareholder approval is not received at the Special Meeting;

      (3) by either Carolina First or Citizens if the other party has breached the Reorganization Agreement and such breach constitutes a "material adverse event;" or

      (4) by either Carolina First or Citizens in the event that closing has not occurred by July 31, 1999.

      EFFECTIVE TIME OF THE ACQUISITION. The effective time of the acquisition will be set forth in the Articles of Merger that have been filed with the Office of the Comptroller of the Currency (the "OCC") and will occur after all conditions specified in the Reorganization Agreement have been satisfied or waived. The effective time currently is anticipated to be in April 1999, although delays in the satisfaction of the conditions to consummation of the acquisition could result in a later Effective Time. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Acquisition."

      OPINION OF FINANCIAL ADVISER. First Capital Group, LLC ("First Capital") has served as financial adviser to Citizens in connection with the proposed acquisition and has rendered an opinion to the Citizens Board of Directors that the consideration to be received by shareholders of Citizens is fair from a financial point of view to the Citizens shareholders. For additional information concerning First Capital and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of Citizens' Financial Adviser" and the opinion of First Capital attached as Annex B to this Proxy Statement/Prospectus.

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Citizens will receive an opinion of counsel to Carolina First stating that, subject to certain conditions, the acquisition will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code"). However, this opinion of counsel is not binding on the Internal Revenue Service ("IRS"). In such opinion, counsel will opine (among other things) that if certain conditions are met:

      1. no taxable gain or loss for federal income tax purposes will be recognized by Citizens shareholders upon the exchange of Citizens common stock solely for Carolina First common stock;

      2. to the extent that shareholders receive cash consideration for fractional shares, such shareholders will be taxed to the extent that the cash exceeds such shareholder's allocated basis in such Citizens common stock;

      3. a dissenting shareholder who receives cash in lieu of Carolina First common stock will be taxed to the extent that the cash exceeds such dissenting shareholder's basis in the Citizens common stock.

See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each Citizens shareholder consult his or her tax adviser concerning the federal (and any applicable state, local or other) tax consequences of the acquisition.

      INTERESTS OF CERTAIN AFFILIATES OF CITIZENS. In the Reorganization Agreement, for a period of at least three years following closing, Carolina First has agreed to nominate and elect Joe H. Pickens, Michael E. Glenn and Paul
D. Causey to the board of the surviving corporation. The Reorganization Agreement also provides that Carolina First will indemnify Citizens directors and executive officers against certain liabilities and will maintain such directors' and officers' insurance for these persons after the Closing Date as shall be obtainable for annual premiums of $25,000. In addition, Michael E. Glenn and Mary Ellen Webb (both officers of Citizens) are expected to enter into two year employment contracts with Carolina First after the closing. Joe H. Pickens (Citizens' board chairman) is expected to enter into a two year noncompetition and consulting agreement with Carolina First after the closing. Carolina First has also specifically agreed to honor Citizens' obligations under its various existing employee benefit plans. See "THE PROPOSED TRANSACTION -- Interests of Certain Persons in the Acquisition."

      RESTRICTIONS ON RESALES BY AFFILIATES. Citizens has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of Citizens to deliver written agreements to Carolina First that they will not dispose of any shares of Carolina First common stock received upon consummation of the merger except in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."

      ACCOUNTING TREATMENT. The acquisition is expected to be accounted for as a "pooling-of-interests" of Citizens by Carolina First under generally accepted accounting principles. See "THE PROPOSED TRANSACTION -- Accounting Treatment."

      MARKET PRICES AND DIVIDENDS. Carolina First common stock is traded on the Nasdaq National Market. Carolina First currently pays a regular quarterly dividend of $.09 per share. Although Carolina First currently expects to continue payment of its regular cash dividend on the Carolina First common stock, there can be no assurance that Carolina First's current dividend policy will continue unchanged after closing. The declaration and payment of dividends on Carolina First common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Board of Directors' consideration of other relevant factors.

      Citizens common stock is not traded on any established market and has experienced very limited trading. Citizens has paid dividends of $0.55, $0.70 and $0.80 per share during its fiscal years ended December 31, 1996, and 1997, and the nine months ended September 30, 1998, respectively. Federal banking regulations restrict the amount of dividends that Citizens can pay to shareholders. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Dividends."

      The information presented in the following table reflects the last reported sales prices for Carolina First common stock on January 14, 1999, the last trading day prior to the public announcement of the proposed acquisition, and on March ___, 1999. The Citizens Equivalent is the total dollar amount of consideration to be received by holders of Citizens common stock. The actual Conversion Ratio is subject to adjustment based on the fair market value of Carolina First common stock. The table also includes a historical price of $32.00 for Citizens common stock. This was the price of the only trade of Citizens common stock that management was aware of during the past six months.

                                     Market Values Per Share
                                     -----------------------
                             Carolina First                   Citizens
                             --------------                   --------
                      Historical          Historical         Equivalent
                      ----------          ----------         ----------
January 14, 1999      $22.88               $32.00             $109.19
March ___, 1999        __.__                32.00              109.19

      Citizens shareholders are advised to obtain current market quotations for the Carolina First common stock. The market price of Carolina First common stock at the effective time of the acquisition may be higher or lower than the market price at the time the Reorganization Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, or at the time of the Special Meeting.

                     SELECTED CONSOLIDATED FINANCIAL DATA

      The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Carolina First and Citizens. This information is derived from the historical financial statements of Carolina First and Citizens, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus, the documents that accompany this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data are presented using the pooling of interests method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First and Citizens is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED FINANCIAL INFORMATION."

                          CAROLINA FIRST CORPORATION
                 (Dollars in thousands, except per share data)

                                                                                                             Nine Months
                                                          Years Ended December 31,                       Ended September 30,
                                                          ------------------------                       -------------------
                                        1993         1994          1995        1996         1997          1997        1998
                                        ----         ----          ----        ----         ----          ----        ----
                                                                                                          (unaudited)
STATEMENT OF INCOME DATA
Net interest income                 $  29,358       $43,260      $50,772    $  57,070    $  66,706    $  48,265   $  64,028
Provision for loan losses               1,106         1,197        6,846       10,263       11,646        9,603       8,686
Noninterest income, excluding
  securities transactions               6,085         8,151       16,557       20,368       16,604       12,769      15,409
Securities transactions                   680            75          769          973        3,011        2,453         451
Noninterest income                      6,765         8,226       17,326       21,341       19,615       15,222      15,860
Noninterest expenses (1)               27,294        51,839       46,882       51,675       52,243       38,278      45,997
Net income (loss) (1)                   5,418        (1,740)       9,414       10,474       14,340       10,016      15,869
Dividends on preferred stock            1,930         2,433        2,752           63           --           --          --
Net income (loss) applicable
  to common shareholders (1)            3,488        (4,173)       6,662       10,411       14,340       10,016      15,869

BALANCE SHEET DATA (Period End)
Total assets                         $904,474    $1,204,350   $1,414,922   $1,574,204   $2,156,346   $1,762,674  $2,632,674
Securities and temporary
  investments                         190,683       137,091      187,029      271,396      333,236      273,354     406,239
Loans, net of unearned
  income                              623,646       923,068    1,062,660    1,124,775    1,602,415    1,305,612   1,757,399
Allowance for loan losses               6,679         6,002        8,661       11,290       16,211       13,925      17,627
Nonperforming assets                    5,366         4,722        4,868        5,880        3,767        4,921       2,558
Total earning assets                  814,579     1,059,455    1,249,689    1,396,171    1,935,651    1,599,568   2,330,053
Total deposits                        804,549     1,001,748    1,095,491    1,281,050    1,746,542    1,396,802   2,069,140
Borrowed funds                         16,779       106,074      186,789      145,189      139,739      194,237     163,238
Long-term debt                          1,274         1,162       26,347       26,442       39,119       25,457      25,586
Preferred stock                        15,662        37,014       32,909          943           --           --          --
Shareholders' equity                   70,415        86,482       94,967      104,964      201,659      124,501     337,434

PER SHARE DATA (2)
Net income (loss) per common share:
     Basic(1)                           $0.63        $(0.59)   $    0.89    $    0.97    $    1.19    $    0.87   $    0.91
     Diluted(1)                          0.63         (0.59)        0.84         0.92         1.18         0.86        0.89
Cash dividends declared                  0.04          0.17         0.21         0.25         0.29         0.21        0.24
Book value per common
  share (period end)                     7.70          6.61         7.61         9.26        12.88        10.25       15.53
Common shares outstanding:
 Weighted average - basic           5,505,461     7,004,214    7,516,620   10,705,107   11,989,517   11,510,575  17,446,512
 Weighted average - diluted         8,208,935    10,114,812   11,183,726   11,368,035   12,175,561   11,672,269  17,799,710
Period end                          6,969,484     7,079,866    7,820,839   11,225,568   15,659,338   12,150,453  21,728,599

FINANCIAL RATIOS (3)
Return on average assets                 0.69%        (0.16)%       0.74%        0.71%        0.84%        0.82%       0.94%
Return on average equity                 8.27         (1.99)       10.43        10.56        11.62        12.02        8.70
Net interest margin                      4.16          4.65         4.54         4.35         4.36         4.40        4.23

------------------
(1) Includes 1996 Savings Association Insurance Fund special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).
(2)   Adjusted for stock dividends and stock splits.
(3) Ratios as of September 30, 1997 and 1998 have been annualized for comparative purposes.

                          CITIZENS FIRST NATIONAL BANK
                    (Dollars in thousands, except share data)

                                                                                                         Nine Months
                                                        Years Ended December 31,                     Ended September 30,
                                                        ------------------------                     -------------------
                                         1993         1994        1995        1996         1997       1997         1998
                                      ---------------------------------------------------------------------------------
                                                                                                     (unaudited)
STATEMENT OF INCOME DATA
Net interest income                   $ 2,179      $ 2,223     $ 2,283      $ 2,348     $ 2,378     $ 1,790      $ 1,913
Provision for loan losses                  --          132         146           79          --          --           10
Noninterest income, excluding
  securities transactions                 437          489         454          480         434         328          297
Securities transactions                    10            5          --           --          --          --           --
Noninterest income                        448          494         454          480         434         328          297
Noninterest expenses                    2,086        2,199       2,220        2,190       2,183       1,642        1,653
Net income                                326          233         294          363         472         355          351
Dividends on preferred stock               --           --          --           --          --          --           --
Net income applicable to
  common shareholders                     326          233         294          363         472         355          351

BALANCE SHEET DATA (Period End)
Total assets                         $ 46,726      $47,753     $46,992      $47,773     $53,385     $51,599      $54,667
Securities and temporary
  investments                           9,462        9,267       8,950        7,357       7,931       7,873        8,944
Loans, net of unearned income          31,968       30,986      30,932       34,484      36,227      35,103       37,361
Allowance for loan losses                 423          384         439          452         409         416          393
Nonperforming assets                    1,566        1,135       1,151          809       1,025         927          667
Total earning assets                   42,629       42,531      42,407       42,638      48,344      46,392       49,534
Total deposits                         43,137       44,103      42,917       43,335      48,484      46,866       49,432
Borrowed funds                             --           --          --           --          --          --           --
Long-term debt                             --           --          --           --          --          --           --
Preferred stock                            --           --          --           --          --          --           --
Shareholders' equity                    3,285        3,257       3,747        4,026       4,440       4,318        4,730

PER SHARE DATA Net income per common share:
  Basic                                 $2.99        $2.13       $2.68        $3.30       $4.30      $ 3.23       $ 3.20
  Diluted                                2.99         2.13        2.68         3.30        4.30        3.23         3.20
Cash dividends declared                  0.50         0.50          --         0.55        0.70        0.70         0.80
Book value per common
  share (period end)                    30.13        29.75       34.10        36.64       40.40       39.29        43.04
Common shares outstanding:
  Weighted average - basic            109,000      109,454     109,900      109,900     109,900     109,900      109,900
  Weighted average - diluted          109,000      109,454     109,900      109,900     109,900     109,900      109,900
  Period end                          109,000      109,900     109,900      109,900     109,900     109,900      109,900

FINANCIAL RATIOS (1)
Return on average assets                 0.69%       0.48%       0.62%         0.77%       0.92%       0.90%        0.85%
Return on average equity                10.18        6.77        7.93          9.49       11.17       11.06        10.00
Net interest margin                      5.20        5.25        5.44          5.61        5.12        5.03         5.11

-----------------------
(1) Ratios as of September 30, 1997 and 1998 have been annualized for comparative purposes.

                          UNAUDITED PRO FORMA COMBINED
                             SELECTED FINANCIAL DATA
           CAROLINA FIRST CORPORATION AND CITIZENS FIRST NATIONAL BANK
                  (Dollars in thousands, except per share data)


                                                                                                           Nine Months Ended
                                                        Years Ended December 31,                              September 30,
                                                        ------------------------                              -------------
                                      1993          1994          1995           1996           1997        1997         1998
                                      ----          ----          ----           ----           ----        ----         ----
STATEMENT OF INCOME DATA
Net interest income                $ 31,537       $ 45,483      $ 53,055       $ 59,418      $ 69,084     $ 50,055      $ 65,941
Provision for loan losses             1,106          1,329         6,992         10,342        11,646        9,603         8,696
Noninterest income, excluding
  securities transactions             6,522          8,640        17,011         20,848        17,038       13,097        15,706
Securities transactions                 690             80           769            973         3,011        2,453           451
Noninterest income                    7,213          8,720        17,780         21,821        20,049       15,550        16,157
Noninterest expenses (1)             29,380         54,038        49,102         53,865        54,426       39,920        47,650
Net income (loss) (1)                 5,744         (1,507)        9,708         10,837        14,812       10,371        16,220
Dividends on preferred stock          1,930          2,433         2,752             63            --           --            --
Net income (loss) applicable
  to common shareholders (1)          3,814         (3,940)        6,956         10,774        14,812       10,371        16,220

BALANCE SHEET DATA (PERIOD END)
Total assets                      $ 951,200     $1,252,103    $1,461,914     $1,621,977    $2,209,731   $1,814,273    $2,687,341
Securities and temporary
  investments                       200,145        146,358       195,979        278,753       341,167      281,227       415,183
Loans, net of unearned income       655,614        954,054     1,093,592      1,159,259     1,638,642    1,340,715     1,794,760
Allowance for loan losses             7,102          6,386         9,100         11,742        16,620       14,341        18,020
Nonperforming assets                  6,922          5,857         6,019          6,689         4,792        5,848         3,225
Total earning assets                857,208      1,101,986     1,292,096      1,438,809     1,983,995    1,645,960     2,379,587
Total deposits                      847,686      1,045,851     1,138,408      1,324,385     1,795,026    1,443,668     2,118,572
Borrowed funds                       16,779        106,074       186,789        145,189       139,739      194,237       163,238
Long-term debt                        1,274          1,162        26,347         26,442        39,119       25,457        25,586
Preferred stock                      15,662         37,014        32,909            943            --           --            --
Shareholders' equity                 73,700         89,739        98,714        108,990       206,099      128,819       342,164

PER SHARE DATA (2)
Net income (loss) per common share:
 Basic (1)                            $0.63        $(0.52)         $0.86          $0.96         $1.18        $0.86        $0.90
 Diluted (1)                           0.63         (0.52)          0.83           0.90          1.16         0.85         0.88
Cash dividends declared                0.04          0.17           0.21           0.25          0.29         0.21         0.24
Book value per common
 share (period end)                    7.71          6.90           7.85           9.17         12.71        10.14        15.35
Common shares outstanding:
 Weighted average - basic         6,063,561      7,562,314     8,074,720     11,263,207    12,547,617    12,068,675   18,004,612
 Weighted average - diluted       8,767,035     10,672,912    11,741,826     11,926,135    12,733,661    12,230,369   18,357,810
 Period end                       7,527,584      7,637,966     8,378,939     11,783,668    16,217,438    12,708,553   22,286,699

FINANCIAL RATIOS (3)
Return on average assets               0.69%        (0.14) %        0.74 %         0.71 %        0.84 %       0.82 %      0.93 %
Return on average equity               8.36         (1.66)         10.33          10.52         11.61        11.98        8.72
Net interest margin                    4.22          4.68           4.58           4.39          4.38         4.42        4.25

----------------------
(1) Includes Carolina First's 1996 Savings Association Insurance Fund special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).
(2)   Adjusted for stock dividends and stock splits.

(3) Ratios as of September 30, 1997 and 1998 have been annualized for comparative purposes.

                              COMPARATIVE PER SHARE DATA

      The following tables present at the dates and for the periods indicated
(i) certain consolidated historical and pro forma combined per share data for the Carolina First common stock after giving effect to the Reorganization Agreement and (ii) certain historical and pro forma data for the Citizens common stock. The pro forma financial data are presented using the pooling-of-interests method of accounting, and an assumed fair market value of Carolina First common stock of $21.50 per share, resulting in a Conversion Ratio of 5.0786 shares of Carolina First common stock for each share of Citizens common stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated at the beginning of the periods presented and are not indicative of future results.

NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                                                          Fully
                                                                                                           Fully        Pro Forma
                                                                        Pro Forma       Citizens         Pro Forma       Combined
                                      Carolina First       Citizens      Combined      Equivalent(1)      Combined     Equivalent(2)
                                      --------------       --------      --------      -------------    -----------    -------------
Diluted earnings per common share        $0.89            $3.20            $0.88         $ 4.47            $ 0.45          $ 2.29
Cash dividends declared per
    common share                          0.24             0.80             0.24           1.22              0.24            1.22
Book value per common
    share (period end)                   15.53            43.04            15.35          77.96             15.45           78.46

-------------------
(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 5.0786.

YEAR ENDED DECEMBER 31, 1997

                                                                                                                          Fully
                                                                                                           Fully        Pro Forma
                                                                         Pro Forma       Citizens        Pro Forma       Combined
                                       Carolina First       Citizens     Combined      Equivalent(1)      Combined     Equivalent(2)
                                       --------------       --------     --------      -------------    -----------    -------------
Diluted earnings per common share        $1.19            $ 4.30           $1.16          $ 5.89           $ 0.68          $ 3.45
Cash dividends declared per
   common share                           0.29              0.70            0.28            1.42             0.23            1.17
Book value per common
   share (period end)                    12.88             40.40           12.71           64.55            12.70           64.50

-----------------
(1) Calculated by multiplying the Pro Forma Combined by the assumed Conversion Ratio of 5.0786.


YEAR ENDED DECEMBER 31, 1996

                                                                                                                          Fully
                                                                                                           Fully        Pro Forma
                                                                            Pro Forma     Citizens       Pro Forma       Combined
                                        Carolina First        Citizens      Combined    Equivalent(1)     Combined     Equivalent(2)
                                        --------------        --------      --------    -------------   -----------    -------------
Diluted earnings per common share          $0.92               $3.30          $0.91        $ 4.62              --              --
Cash dividends declared per
    common share                            0.25                0.55           0.24          1.22              --              --
Book value per common
    share (period end)                      9.26               36.64           9.17         46.57              --              --

-----------------
(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 5.0786.



YEAR ENDED DECEMBER 31, 1995

                                                                                                                         Fully
                                                                                                          Fully        Pro Forma
                                                                       Pro Forma       Citizens         Pro Forma       Combined
                                       Carolina First      Citizens     Combined     Equivalent(1)       Combined     Equivalent(2)
                                       --------------      --------     --------     -------------     -----------    -------------
Diluted earnings per common share         $0.84              $2.68        $0.83         $ 4.22                --              --
Cash dividends declared per
    common share                           0.21               --           0.20           1.02                --              --
Book value per common
    share (period end)                     7.61              34.10         7.85          39.87                --              --

--------------
(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 5.0786.

(2) Calculated by multiplying the Fully Pro Forma Combined by an assumed Conversion Ratio of 5.0786.

                                  RISK FACTORS

      IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING THIS TRANSACTION AND THE VALUE OF CAROLINA FIRST COMMON STOCK TO BE RECEIVED IN THIS TRANSACTION.

      CAROLINA FIRST IS DEPENDENT ON ITS SENIOR MANAGEMENT. Carolina First is dependent upon the services of certain of the senior executive officers of Carolina First and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First maintains key employee insurance on Mack I. Whittle, Jr., Carolina First's Chief Executive Officer.

      CAROLINA FIRST HAS EXPERIENCED SIGNIFICANT GROWTH THROUGH ACQUISITIONS, WHICH COULD, IN CERTAIN CIRCUMSTANCES, ADVERSELY AFFECT NET INCOME. Carolina First has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First anticipates engaging in selected acquisitions of financial institutions and assets in the future. There are certain risks associated with Carolina First's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First can continue to grow through acquisitions.

      In the past, Carolina First has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First may be required to raise additional capital in order to maintain capital levels required by the Federal Reserve Board.

      In the future, Carolina First may issue capital stock in connection with additional acquisitions. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Carolina First does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First. However, as noted above, Carolina First anticipates that it will continue to expand by acquisition in the future.

      CAROLINA FIRST HAS CERTAIN ANTITAKEOVER MEASURES WHICH COULD IMPEDE THE TAKEOVER OF CAROLINA FIRST. Carolina First has certain antitakeover measures in place, certain of which are listed below. Any one or more of these measures may impede the takeover of Carolina First without the approval of Carolina First's Board of Directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Carolina First common stock. See "CAROLINA FIRST CAPITAL STOCK."

      The antitakeover measures include:
       (1) a Shareholders' Rights Plan which, among other things, provides for the dilution of the Carolina First common stock holdings of certain shareholders who acquire 20% or more of the Carolina First common stock and attempt to acquire Carolina First without the consent of management;
      (2) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First, and
      (3) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First.

      CAROLINA FIRST HAS EXPERIENCED SIGNIFICANT GROWTH IN COMMERCIAL LENDING ACTIVITIES, WHICH ENTAILS

SPECIAL RISKS NOT ASSOCIATED WITH CERTAIN OTHER TYPES OF LOANS. Over the past several years, Carolina First has experienced significant growth in commercial and commercial mortgage loans. These loans are generally more risky than one-to-four family or consumer loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. While Carolina First's nonperforming loans as a percentage of total loans is below its peer group average, there is a risk that the quality of Carolina First's loan portfolio could decline, particularly in connection with the rapid growth in loans Carolina First has experienced over the past several years.

CERTAIN REGULATORY CHANGES COULD HAVE AN ADVERSE EFFECT ON INCOME. In February 1999, the Federal Financial Institutions Examination Council (the "FFIEC") adopted policy changes regarding classification and account management for retail credits, including the establishment of uniform charge-off policies and guidelines for re-aging past due accounts. The FFIEC policy changes should be implemented for reporting in the quarter ending June 30, 1999 for manual adjustments and the quarter ending December 31, 2000 for programming changes. The Company anticipates making changes to its existing procedures to comply with the FFIEC policy changes. The Company has not determined the financial impact of adopting the new FFIEC policies, which could have a material adverse impact on the Company's operating results.

                   INFORMATION CONCERNING THE SPECIAL MEETING

SPECIAL MEETING

      This Proxy Statement/Prospectus is being furnished to shareholders of Citizens as of the Record Date in connection with the solicitation of proxies by the Board of Directors of Citizens for use at the Special Meeting and at any adjournments. The Special Meeting is to be held on April 12, 1999 at 5:00 p.m., local time, at the main office of Citizens, 500 North Summit Street, Crescent City, Florida. Holders of Citizens common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to Citizens in the enclosed postage-paid envelope.

      PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and take action with respect to approval of the Reorganization Agreement. As required by Federal law, approval of the Reorganization Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Citizens common stock entitled to vote on the Reorganization Agreement. See "--Citizens Record Date and Voting Rights." This Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of Citizens on or about March 10, 1999.

      CITIZENS RECORD DATE AND VOTING RIGHTS. Only the holders of Citizens common stock as of the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. On the Record Date, there were 109,900 shares of Citizens common stock outstanding, which were held by approximately 185 holders of record. Each share of Citizens common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting.

      A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Special Meeting.

      THE ACQUISITION MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF CITIZENS COMMON STOCK ELIGIBLE TO VOTE AT THE SPECIAL MEETING. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE REORGANIZATION AGREEMENT.

      On February 22, 1999, the directors and executive officers of Citizens and their affiliates owned a total of 56,738 shares, or approximately 52% of Citizens' common stock.

      PROXIES. The accompanying Proxy is for use at the Special Meeting. A shareholder may use this Proxy if he is unable to attend the Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Reorganization Agreement. The Board of Directors of Citizens is not aware of any other matters that may be presented for action at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

      If a quorum is not obtained, or if fewer shares of Citizens common stock are voted in favor of approval of the Reorganization Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

      The presence of a record shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder:
      (1) by giving written notice to the Secretary of Citizens at any time before it is voted,
      (2) by submitting a proxy having a later date, or
      (3) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

      Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of Citizens, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. Citizens will bear the costs associated with the solicitation of proxies and other expenses associated with the Special Meeting.

      No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Citizens, Carolina First or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Citizens or Carolina First since the date of this Proxy Statement/Prospectus.

      RECOMMENDATION. THE CITIZENS BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF CITIZENS AND ITS SHAREHOLDERS. THE CITIZENS BOARD OF DIRECTORS RECOMMENDS THAT CITIZENS' SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                            THE PROPOSED TRANSACTION

      THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, WHICH IS SET FORTH IN FULL AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE TERMS OF THE REORGANIZATION AGREEMENT

      The Reorganization Agreement provides for the merger of Citizens with and into Carolina First Interim Bank, N.A., a wholly-owned national bank subsidiary of Carolina First which is being formed to effect the acquisition. As a result of the acquisition, the separate corporate existence of Citizens will cease and Carolina First Interim Bank, N.A. as the surviving entity, will possess all rights, franchises and interests of Citizens. After consummation of the acquisition, Carolina First Interim Bank, N.A. will change its name to "Citizens First National Bank."

      As of the effective time of the acquisition, certificates of Citizens common stock will represent only the right to receive the requisite number of shares of Carolina First common stock and cash for any fractional shares. The Reorganization Agreement also provides that Carolina First may restructure the transactions contemplated therein, provided that any such restructuring does not:

      (1) alter the type of consideration to be issued to the holders of Citizens common stock,

      (2)  reduce the value of such consideration,

      (3) adversely affect the intended tax-free treatment to Citizens' shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein,

      (4) materially impair the ability to receive the required regulatory approvals, or

      (5) materially delay the closing.

      Pursuant to the terms of the Reorganization Agreement, upon consummation of the acquisition, holders of Citizens' common stock will be entitled to receive shares of Carolina First common stock having a "fair market value" (as defined in the Reorganization Agreement) of $109.19 for each outstanding share of Citizens common stock held by them. Assuming a fair market value of $21.50 per share, this results in a Conversion Ratio of 5.0786.

      The "fair market value" is defined in the Reorganization Agreement as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First common stock for the thirty days in which Carolina First common stock was traded immediately prior to the Closing Date, except that (1) the fair market value shall never be deemed to be lower than $20.00 per share or higher than $30.00 per share and (2) if prior to the effective time of the acquisition, any other person or entity shall have publicly announced an intention to acquire control of Carolina First by acquisition or otherwise or Carolina First shall have publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First common stock for the 30 days for which the Carolina First common stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average derived from the 30 trading days immediately prior to the Closing Date, then the smaller average shall be the fair market value. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

      Because the number of shares of Carolina First common stock to be received by Citizens shareholders will depend on the market price of Carolina First common stock, the exact number of shares to be received by Citizens shareholders will not be known until the effective date of the acquisition. On _______________, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of Carolina First common stock, as reported on the Nasdaq National Market, was $________. Citizens shareholders should note, however, that the market price of the Carolina First common stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of Carolina First, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their Carolina First common stock certificates.

      No fractional shares of Carolina First common stock will be issued as a result of the acquisition. In lieu of the issuance of fractional shares, cash will be paid to the holders of Citizens common stock in respect of any fractional share that would otherwise be issuable based on the fair market value of Carolina First common stock.

      The Reorganization Agreement generally provides that Carolina First and Citizens will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated in the Reorganization Agreement, including fees of attorneys and accountants. The Reorganization Agreement specifically provides that Carolina First will bear the cost of the filing fees for the Registration Statement and the cost for all filing fees associated with obtaining necessary regulatory approvals.

      The acquisition will become effective at the Effective Time, which will be specified in the Articles of Merger that have been filed with the OCC. At the Effective Time, by operation of law, Citizens shareholders will no longer be owners of Citizens common stock and (to the extent that they receive Carolina First common stock as consideration) will automatically become owners of Carolina First common stock. After the Effective Time, each outstanding certificate representing shares of Citizens common stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions by Citizens to which the former shareholders of Citizens common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the Reorganization Agreement.


BACKGROUND OF AND REASONS FOR THE REORGANIZATION AGREEMENT

      CITIZENS REASONS. Citizens is headquartered in Crescent City, Florida and conducts its business through four office facilities in Putnam County. In connection with its normal strategic planning process, Citizens continuously reviews its strategic business alternatives, including devoting attention to the continuing consolidation and increasing competition in the banking and financial services industries in Northeast Florida. In recent years, competition in the local banking and financial services industries has intensified and required increased efforts to enhance Citizens' ability to remain competitive in this environment.

      These efforts resulted in the Board of Directors directing Citizen's Chairman and management to explore various methods of maintaining and increasing Citizens' competitive abilities including combinations with other institutions in the form of merger of equals or acquisition. Additionally, the Board had received two unsolicited merger proposals which were rejected as not being in the best interests of Citizens or its shareholders. Based on these events, the Board determined to investigate fully all available business opportunities for the benefit of Citizens and its shareholders.

      The Board retained First Capital to perform an evaluation of Citizens and to assess merger and acquisition opportunities. Through this process, several institutions were targeted as possible merger/acquisition partners and contact was made with them. First Capital was contacted by Carolina First, which indicated its interest in acquiring Citizens. In these preliminary conversations, Carolina First evidenced a strong desire to retain the majority of management and employees, while at the same time affording Citizens the opportunity to be the base on which Carolina First would build its Florida banking operations. Management continued to negotiate with Carolina First and other suitors for a period of several weeks, the culmination of which was Carolina First's offer to purchase Citizens for a purchase price in excess of that offered by any other institution. Equally as important was Carolina First's stated commitment to retain the majority of senior management and employees and to honor all of Citizens' commitments to its management and employees.

      Upon the recommendation of First Capital and after careful analysis of the various proposals, the Board of Directors unanimously agreed to accept the acquisition proposal submitted by Carolina First.

      In deciding to approve the Reorganization Agreement the Board of Directors received information and advice from the officers of Citizens, Citizens' counsel and First Capital, including First Capital's opinion that the consideration to be received by the shareholders of Citizens was fair from a financial point of view. In reaching its decision the Citizens Board of Directors considered a number of factors. Without assigning any relative or specific weights to the factors, the Citizens Board of Directors considered the following material factors:

      (i) Citizens' business, operations, earnings, managerial and technological requirements and resources, prospects and financial condition;
      (ii) Carolina First's business, operations, earnings, financial condition and lending capacity on both a historical and prospective basis;
      (iii) The enhanced opportunities for operating efficiencies that could result from the acquisition, the enhanced opportunities for growth in Citizens' market areas that the acquisition would make possible and the respective contributions the parties would bring to a combined institution;
      (iv) The Citizens Board of Directors' belief that Carolina First Bank would retain valued employees of Citizens and continue to make substantial contributions in the communities served by Citizens;
      (v) The terms of the Reorganization Agreement and the value of the Carolina First common stock to be received by Citizens shareholders;
      (vi) Carolina First as an ongoing institution and its growth prospects, asset quality, reserves for losses, capital adequacy and profitability;
      (vii) The liquidity of the Carolina First common stock and the number of unaffiliated shareholders of Carolina First;
      (viii) Alternatives to the acquisition, including remaining independent and growing internally, or remaining independent for a period of time and then selling;
      (ix) Possible affiliation partners for Citizens (other than Carolina First), prospects for such other possible affiliation partners, and the consideration which might be available from such other partners;
      (x) The expectation that the acquisition will be a tax free transaction to Citizens and its shareholders;
      (xi) Factors that may affect the market value of Carolina First common stock in the near future and the long term; and
      (xii) Current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including Citizens.

      The terms of the Reorganization Agreement were the result of arm's length negotiations between representatives of Citizens and Carolina First.

      CAROLINA FIRST REASONS. Carolina First has determined to expand its banking operations into Florida. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First believes that the acquisition of Citizens will provide it with a favorable means for its entry into Florida. Carolina First believes that acquiring an existing institution is a superior means of expanding in Citizens' markets, as opposed to opening DE NOVO branches, primarily because of the acquisition of established customer relationships. Carolina First believes that Citizens has valuable community relationships which it will be able to use to expand its banking operations in Citizens' market areas. Citizens is located near Jacksonville, Florida, which is believed by Carolina First to be a very desirable market with many of the same characteristics as South Carolina. Carolina First also believes that the terms of the proposed acquisition are fair from its point of view and from a financial perspective.

OPINION OF CITIZENS' FINANCIAL ADVISER

Opinion of Financial Advisor General. Citizens retained First Capital to act as its financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation (the "Opinion"). On

February 24, 1999, First Capital rendered its written opinion to the Board that the consideration to be received pursuant to the Agreement is fair from a financial point of view to the holders of Citizens Common Stock. THE FULL TEXT OF THE OPINION WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS. CITIZENS' SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF CITIZENS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. In connection with rendering its Opinion, First Capital, among other things: (i) analyzed certain internal financial statements and other financial and operating data concerning Citizens prepared by the management of Citizens; (ii) analyzed certain publicly available financial statements, both audited and unaudited, and other information of Citizens and Carolina First, including those included in Citizens' financial statements for the period ended December 31, 1998, Carolina First's Annual Reports for the three years ended December 31, 1997, Carolina First's earnings release for December 31, 1998, Carolina First's Quarterly Reports for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998, and Citizens' financial statements for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (iii) analyzed certain financial projections of Citizens prepared by the management of Citizens; (iv) discussed the past and current operations and financial condition of Citizens with senior executives of Citizens; (v) reviewed the reported stock prices and trading activity for Carolina First Common Stock; (vi) compared the financial performance of Carolina First Common Stock and trading activity with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed and compared certain security analysis reports of Carolina First's common stock prepared by various investment banking firms; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (ix) reviewed the Agreement; and (x) performed such other analyses as deemed appropriate. In connection with its review, First Capital relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and First Capital has not assumed any responsibility for independent verification of such information. With respect to the financial projections, First Capital assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of Citizens. First Capital has not made any independent valuation or appraisal of the assets or liabilities of Citizens, nor has First Capital been furnished with any such appraisals, and First Capital has not examined any individual loan files of Citizens. With respect to Carolina First, First Capital relied solely upon publicly available data and did not conduct discussions with the management of Carolina First regarding Carolina First's financial condition, performance, and prospects. First Capital did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Carolina First, was not furnished with any evaluations or appraisals, and did not review any individual credit files. First Capital is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses. First Capital's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to First Capital as of, the date of the opinion. In connection with rendering its opinion, First Capital performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Rate to the holders of Citizens Common Stock was to some extent a subjective one based on the experience and judgment of First Capital and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, First Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be First Capital's view of the actual value of Citizens. In performing its analyses, First Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Citizens. The analyses performed by First Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, First Capital's analyses should not be viewed as determinative of the opinion of the Citizens Board or Citizens' management with respect to the value of Citizens.

The following is a summary of the analyses performed by First Capital in connection with its Opinion:

Analysis of Selected Transactions. First Capital performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Florida with comparable characteristics to the Merger. The comparable transactions were comprised to reflect transactions where the seller possessed similar asset size, regional location and form of consideration. The comparable transactions specifically consisted of 12 mergers and acquisitions of banking organizations in Florida from February 1, 1997 to February 23, 1999, with seller's total assets ranging from $30 million to $80 million. Based on the closing stock price of Carolina First Common Stock on February 23, 1999, and Citizens' financial data as of December 31, 1998, the analysis yielded ratios of the transactions' purchase price as a multiple of: (i) equity ranging from 1.28 times to 3.54 times with an average of 2.48 times and a median of 2.33 times (compared with Citizens' proposed transaction with Carolina First of 2.49 times December 31, 1998 book value); (ii) tangible equity ranging from 1.28 times to
3.54 times with an average of 2.48 times and a median of 2.33 times (compared with Citizens' proposed transaction with Carolina First of 2.49 times December 31, 1998 tangible book value); (iii) trailing last 12 months earnings ranging from 13.17 times to 32.61 times with an average of 23.55 times and a median of
23.10 times (compared with Citizens' proposed transaction with Carolina First of 26.0 times December 31, 1998); and (iv) sellers' average and median equity to asset ratio of 9.64% and 9.38%, respectively, compared to 8.39% for Citizens.

Discounted Cash Flow Analysis. Using discounted cash flow analysis, First Capital estimated the present value of the future stream of after-tax cash flow that Citizens could produce through the year 2003, under various circumstances, assuming that Citizens performed in accordance with the earnings/return projections of management. First Capital utilized two separate terminal values for Citizens at the end of the period by applying multiples of earnings ranging from 20 times to 22 times and multiples of book ranging from 2.0 times to 3.0 times. First Capital then discounted the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain the current tangible equity to tangible asset ratio are paid out in dividends) and terminal values using discount rates ranging from 12.0% to 16.0% chosen to reflect different assumptions regarding the required rates of return for Citizens and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $94.01 per share to $121.24 per share utilizing multiples of earnings as residual values and $62.28 per share to $104.96 per share utilizing multiples of book value. This compares favorably to the consideration to be paid to Citizens shareholders of: (i) $109.19 per share of Citizens Common Stock, based on a closing price of $22.88 per share of Carolina First Common Stock on the date of announcement, January 14, 1999; and (ii) $109.19 per share of Citizens Common Stock, based on a closing price of $21.50 per share of Carolina First Common Stock on February 23, 1999.

Comparable Company Analysis. First Capital compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1998, and market data as of February 22, 1999, for Carolina First to a group of selected bank holding companies which First Capital deemed to be relevant, including Alabama National Bancorporation, Capital City Bank Group, Inc., First Citizens Bancorporation of South Carolina Inc., Hancock Holding Company, Premier Bancshares, Inc., Republic Bancshares Inc., Republic Security Financial Corporation and Triangle Bancorp, Inc., all being bank holding companies in the Southeastern United States with assets between $1 billion and $5 billion, (collectively, the "Comparable Composite"). This comparison, among other things, showed that: (i) Carolina First's equity to asset ratio was 12.82%, compared to an average of 8.69% and a median of 8.41% for the Comparable Composite; (ii) for the twelve-month period ended September 30, 1998, Carolina First's return on average assets was 0.92%, compared to an average of 0.85% and a median of 1.00% for the Comparable Composite; (iii) for the twelve-month period ended September 30, 1998, Carolina First's return on average equity was 7.59%, compared to an average of 9.77% and a median of 11.40% for the Comparable Composite; (iv) at September 30,1998, Carolina First's non performing loans to gross loans ratio was 0.41%, compared to an average of 0.75% and a median of 0.62% for the Comparable Composite; (v) at February 22, 1999, Carolina First's price per share to book value per share at September 30, 1998, was 1.39 times, compared to an average of 1.94 times and median of 1.94 times for the Comparable Composite;
(vi) at February 22, 1999, Carolina First's price per share to earnings per share at September 30, 1998, was 17.30 times, compared to an average of 25.09 times and median of 16.43 times for the Comparable Composite; and (vii) at February 22, 1999, Carolina First's dividend yield was 1.45%, compared to an average of 1.18% and a median of 1.41% for the Comparable Composite. First Capital also compared selected stock market results of Carolina First to the publicly available corresponding data of other composites which First Capital deemed to be relevant, including Philadelphia KBW Bank Index, Nasdaq Bank Index of publicly traded banks and the S&P 500. Results from indexing the S&P 500, Philadelphia KBW Bank Index , the Nasdaq Bank Index of publicly traded banks, and Carolina First's stock from February 24, 1998, to February 23, 1999, revealed similar relationships in pricing movements. No company or transaction used in the comparable company and comparable transaction analyses is identical to Citizens or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Citizens and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to an engagement letter entered into in August 1998, Citizens has agreed to pay a fee of $225,000 to First Capital as an advisory fee in connection with the Merger. As part of its investment banking business, First Capital is engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. The Citizens Board decided to retain First Capital based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

      THE WRITTEN OPINION OF FIRST CAPITAL TO CITIZENS IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE CITIZENS FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B. CITIZENS SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY FIRST CAPITAL IN CONNECTION WITH RENDERING ITS OPINION.


EXCHANGE OF CITIZENS STOCK CERTIFICATES

      As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), Carolina First or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of Citizens common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Citizens common stock ("Certificates") for payment therefor. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

CITIZENS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

      Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate, or Certificates, to the Exchange Agent, whereupon the holder shall promptly receive the Carolina First common stock issuable to him in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of Carolina First that no such tax is applicable.

      Carolina First is not obligated to deliver the Carolina First common stock to which any former holder of Citizens common stock is entitled as a result of the acquisition until such holder surrenders his or her Certificates, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Carolina First or Citizens. In addition, no dividend or other distribution payable to the holders of record of Carolina First common stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Citizens common stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the Carolina First common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificates.

      After the Effective Time, each outstanding Certificate shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholders of Citizens common stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of Carolina First common stock in exchange therefore (and cash in lieu of fractional shares) as provided in the Reorganization Agreement.


CONDITIONS TO CONSUMMATION OF THE ACQUISITION

      The obligations of Carolina First and Carolina First Bank to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing
Date:

      (1) the compliance by Citizens with its covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Citizens set forth in the Reorganization Agreement (subject to certain limited exceptions);

      (2) the receipt by Carolina First of an opinion of counsel of Citizens in form and substance reasonably satisfactory to Carolina First and its counsel;

      (3) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Citizens through the Closing Date;

      (4)      the receipt of necessary regulatory approvals;

      (5)      the receipt of the necessary shareholder approval of Citizens;

      (6) that immediately prior to Closing, the Citizens allowance for loan losses meets certain requirements;

      (7) the execution of the consulting agreement between Carolina First and Michael E. Glenn; and

      (8) that the holders of 10% or more of the Citizens common stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the acquisition.

      The obligations of Citizens to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date:

      (1) the compliance by Carolina First and Carolina First Bank with their respective covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Carolina First and Carolina First Bank set forth in the Reorganization Agreement (subject to certain limited exceptions);

      (2) the receipt by Citizens of an opinion of counsel of Carolina First and Carolina First Bank in form and substance reasonably satisfactory to Citizens and its counsel;

      (3) that there shall have been no "material adverse event" (as defined in the Reorganization

               Agreement) with respect to Carolina First or Carolina First Bank through the Closing Date;

      (4)      the receipt of necessary regulatory approvals;

      (5)      the receipt of the necessary shareholder approval of Citizens;

      (6) the receipt of a tax opinion from Wyche, Burgess, Freeman & Parham, P.A., reasonably satisfactory to Citizens, opining, subject to reasonable qualifications, that the acquisition shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code; and

      (7) the execution of the employment or noncompetition/consulting agreements (as applicable) between Carolina First and Michael E. Glenn, Mary Ellen Webb and Joe H. Pickens.

Carolina First and Citizens may, to the extent permitted by applicable law, waive certain of the conditions imposed with respect to their respective obligations to consummate the Reorganization Agreement.


TERMINATION

      The Reorganization Agreement may be terminated at any time prior to the Closing Date:

      (1) by mutual consent of the parties;

      (2) by either Carolina First or Citizens, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Citizens shareholder approval is not received at the Special Meeting;

      (3) by either Carolina First or Citizens if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or

      (4) by either Carolina First or Citizens in the event that closing has not occurred by July 31, 1999.


AMENDMENT

      The Reorganization Agreement may be amended or supplemented in writing by mutual agreement of Carolina First and Citizens. The Reorganization Agreement also provides that Carolina First may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of Citizens common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Citizens' shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or (v) materially delay the closing.


CONDUCT OF CITIZENS' AND CAROLINA FIRST'S BUSINESS PRIOR TO THE EFFECTIVE TIME

      Under the terms of the Reorganization Agreement, Citizens has agreed with respect to the conduct of its respective businesses pending closing, among other things:

      (a) to carry on its business only in the ordinary course and to use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings;

      (b) not to amend its charter or bylaws;

      (c) not to issue or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure;

      (d) to promptly advise Carolina First of any material adverse change in the business of Citizens;

      (e) not to breach the Reorganization Agreement or cause any of the representations of Citizens contained in the Reorganization Agreement to become untrue;

      (f) not to incur any indebtedness other than in the ordinary course of business;

      (g) except for acquisition-related expenses and current contractual obligations, not to incur any expense in excess of $25,000;

      (h) not to grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement;

      (i) not to engage in acquisitions, mergers or other reorganizations;

      (j) except as may be directed by any regulatory authority or in certain other limited instances, not change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; or

       (k) except in limited instances, not impose, or permit or suffer the imposition of any liens on any of its assets.

      Under the terms of the Reorganization Agreement, Carolina First has agreed, with respect to the conduct of its business pending closing, among other things:

      (i) to carry on its business in substantially the same manner as heretofore conducted;

      (ii) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the Citizens shareholders in any material respect;

      (iii) to promptly advise Citizens of any material adverse change in its business; and

       (iv) not to take any action that would be contrary to or breach any of the terms or provisions of the Reorganization Agreement, or which would cause Carolina First's representations in the Reorganization Agreement to become untrue in any material respect.

REQUIRED REGULATORY APPROVALS

      The acquisition is subject to certain regulatory approvals as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

      The acquisition of Citizens as contemplated herein is subject to approval of the OCC pursuant to both the Bank Merger Act (12 U.S.C. Sec. 1828 et seq.) ("BMA") and pursuant to the National Bank Act.

The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the OCC from approving the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the OCC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the acquisition and provide an opportunity for the public to comment on the application in writing and to request a hearing. Subject to certain exceptions, the BMA provides that no bank merger may be consummated until the 15th day after approval, during which time the United States Department of Justice ("DOJ") may challenge the Reorganization Agreement on antitrust grounds. Carolina First has submitted an application to the OCC for approval to consummate the acquisition.

      The acquisition also is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Federal Reserve Board may approve the acquisition only after determining that the acquisition would not create anticompetitive or monopolistic effects on the relevant markets. The Federal Reserve Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the convenience and needs of the communities to be served. Carolina First has submitted an application to the Federal Reserve Board for approval to consummate the acquisition.

      Carolina First and Citizens are not aware of any other governmental approvals or actions that are required for consummation of the acquisition except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the acquisition.

OPERATIONS AFTER THE ACQUISITION

      After consummation of the acquisition, it is expected all of the former Citizens banking locations will continue to be operated as branch locations of the surviving bank (which will be called Citizens First National Bank) and such locations are expected to conduct their business in generally the same manner as prior to the acquisition. The operating systems of Citizens will be converted to the operating systems of Carolina First immediately following the merger, but no later than December 31, 1999. Carolina First has taken steps to address potential computer and business risks associated with the "Year 2000 problem" as more fully described in its September 30, 1998 10-Q filing.

     It is generally expected that the retained Citizens officers and employees will continue in similar positions of Carolina First Bank in an at-will employment capacity. In general, retained Citizens officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of other Carolina First banking subsidiaries. After consummation of the acquisition, it is anticipated that Carolina First Bank will continue to conduct its business in generally the same manner in which it is now conducted. See "--Interests of Certain Persons in the Acquisition."

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

      DIRECTORS. In accordance with the Reorganization Agreement, Carolina First will nominate and elect Michael E. Glenn, Joe H. Pickens and Paul D. Causey to the Board of Directors of Citizens (the surviving bank) for a period of three years following the acquisition.

      INDEMNIFICATION; ADVANCEMENT OF EXPENSES; DIRECTORS' AND OFFICERS' INSURANCE. The Reorganization Agreement provides that Carolina First will indemnify the Citizens directors and executive officers against certain liabilities (and will advance certain expenses) to the fullest extent that such persons would have been entitled to indemnification (or advancement of expenses) under the laws of the federal law of the United States of America and the Citizens Articles of Association and Bylaws as in effect on the date of the Reorganization Agreement. The Reorganization Agreement also provides that prior to closing, Citizens shall use its best efforts to extend its existing directors' and officers' liability insurance policy past the Closing Date (spending up to $25,000) and after closing, Carolina First shall take no action to terminate prematurely such policy.

      EMPLOYMENT AGREEMENTS. Michael E. Glenn and Mary Ellen Webb, both officers of Citizens (the "Officers") expect to enter into employment arrangements with Citizens (the surviving bank) which provide for compensation substantially similar to their present compensation amounts. The agreements also provide that they may not be terminated during the two year term of the agreement except for cause.

      In connection with this transaction, Carolina First and Joe H. Pickens will enter into a noncompetition and consulting agreement that will be effective upon consummation of the acquisition, whereby Mr. Pickens, as an independent contractor, will assist Carolina First in the assimilation of Citizens. The agreement further restricts or prohibits Mr. Pickens' ability (1) to engage in certain competitive conduct, and (2) to serve in positions with entities which are in competition with Carolina First within a specific geographical area, during the two year term of the agreement. Compensation under such agreement will be $50,000 per year.

      OTHER MATTERS RELATED TO EMPLOYEES AND EMPLOYEE BENEFIT PLANS. In the Reorganization Agreement, Carolina First and Citizens agreed to cooperate to develop staffing plans which will result in retention of as many Citizens managers and employees as is practical (as determined by Carolina First). Carolina First agreed that Citizens employees shall also be eligible for consideration for any other available positions for which they are qualified at Carolina First and its subsidiaries. Carolina First agreed that those former Citizens employees who are employed by Carolina First or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current Carolina First employees, for all Carolina First Benefit Plans (as defined in the Reorganization Agreement); and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Carolina First Benefit Plans for years of service with Citizens as if such service had been with Carolina First or its subsidiaries. Carolina First agreed that Citizens may elect to fully vest its employees under some or all Citizens Benefit Plans prior to consummation of the acquisition. Any Citizens Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Citizens prior to the Effective Time. Carolina First further agrees that those former Citizens employees who are employed by Carolina First or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under Carolina First's medical Benefit Plans.

ACCOUNTING TREATMENT

      Carolina First expects to account for the acquisition of Citizens as a pooling-of-interests. For the transaction to qualify for the pooling-of-interests method, it must satisfy certain conditions, including the condition that substantially all (at least 90%) of the outstanding Citizens common stock must be exchanged for Carolina First common stock. Under the pooling-of-interests method, the assets and liabilities of Carolina First Bank and Citizens will be combined and carried forward at their previously recorded amounts.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain material federal income tax consequences of the acquisition, including certain consequences to holders of the Citizens common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Citizens shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Citizens shareholders who acquired their shares of Citizens' common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the acquisition, including the applicability and effect of state, local and other tax laws. The following summary does not address the state, local or foreign tax consequences of the acquisition, if any.

      Pursuant to the terms of the Reorganization Agreement, Citizens will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Time, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Reorganization Agreement and assuming the acquisition occurs in accordance with the Reorganization Agreement and conditioned on the accuracy of certain representations made by Citizens and Carolina First, for federal income tax purposes:

      1. The acquisition will qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, provided that substantially all of the assets of Citizens are acquired in such an acquisition.

      2. No gain or loss will be recognized either to Carolina First or Citizens as a result of the acquisition.

      3. No gain or loss will be recognized to the shareholders of Citizens upon their receipt of shares of Carolina First common stock in the acquisition (disregarding for this purpose any cash received for fractional shares or in connection with the exercise of dissenters' rights).

      4. The receipt of cash by Citizens shareholders in the acquisition in exchange for fractional shares will be treated for federal income tax purposes as a redemption of such shares.

      5. The tax basis of the Carolina First common stock so received by Citizens shareholders in connection with the acquisition will be the same as the basis in the Citizens common stock surrendered in exchange for such Carolina First common stock as set forth above.

      6. The holding period of the Carolina First common stock received by a Citizens shareholder will include the holding period of the shares of Citizens surrendered therefor provided that the Citizens shares are capital assets in the hand of the shareholder at the time of the acquisition.

      FRACTIONAL SHARE INTERESTS. A Citizens shareholder who receives cash in lieu of a fractional share interest in Carolina First common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Citizens common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Carolina First common stock received, determined as set forth above, is longer than one year.

      CASH RECEIVED BY HOLDERS OF CITIZENS COMMON STOCK WHO DISSENT. A shareholder of Citizens who perfects his dissenter's rights under federal law and who receives payment of the value of his shares of Citizens common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Citizens common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of Citizens common stock who contemplates exercising his dissenter's rights should consult his own tax adviser as to the possibility that any payment to him will be treated as dividend income.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY

APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

RESTRICTIONS ON RESALES BY AFFILIATES

      The issuance of the Carolina First Shares has been registered under the Securities Act. Accordingly, resales of the Carolina First Shares by non-affiliates of Citizens will not require registration. However, under existing law, any person who is an "affiliate" of Citizens (as defined below) at the time the proposed exchange is submitted to a vote of the Citizens shareholders who wishes to sell Carolina First Shares will be required either to
(a) register the sale of the Carolina First Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be Citizens affiliates resell their Carolina First Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such Carolina First Shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First and Carolina First is current in the filing of its periodic securities law filings, a former Citizens affiliate may freely sell the Carolina First Shares without limitation. After two years from the issuance of the Carolina First Shares, if such person is not a Carolina First affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Carolina First Shares without limitation, regardless of the status of Carolina First's periodic securities law filings. Citizens has agreed that it will use its best efforts to cause affiliates of Citizens to agree in writing that they will not sell the Carolina First common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First to the Exchange Agent with respect to the Carolina First common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of Citizens, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Citizens at the time of consummation of the acquisition. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of Citizens common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).

RIGHTS OF DISSENTING SHAREHOLDERS OF CITIZENS

      THE FOLLOWING DISCUSSION IS MERELY A SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS PURSUANT TO FEDERAL LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF 12 U.S.C. SS. 214A(B), A COPY OF WHICH IS INCLUDED HEREWITH AS ANNEX C. DISSENTING SHAREHOLDERS HAVE ONLY THOSE RIGHTS PROVIDED BY 12 U.S.C. SS. 214A(B). ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY.

      Any shareholder of Citizens who has voted against the acquisition at the Special Meeting, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the acquisition, shall be entitled to receive in cash the value of the shares so held by him upon written request made to Carolina First at any time before thirty days after the date of consummation of the acquisition, accompanied by the surrender of his stock certificates.

      The value of such shares shall be ascertained, as of the date of the Special Meeting, by an appraisal made by a committee of three persons, composed of (1) one selected by the majority vote of the dissenting shareholders entitled to payment in cash; (2) one selected by the directors of Carolina First Bank; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appealing shareholder.

      If, within 90 days from the date of consummation of the acquisition, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by Carolina First.

      In the event the OCC is requested to make an appraisal of the Citizens common stock, such valuation will be made in accordance with the guidelines set forth in the OCC's Bank Circular 259.

RECOMMENDATION OF THE CITIZENS BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS OF CITIZENS HAS CONCLUDED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF CITIZENS AND HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE CITIZENS SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE BOARD OF DIRECTORS OF CITIZENS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

      The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for Carolina First at September 30, 1998 with the historical consolidated balance sheet of Citizens at September 30, 1998, adjusting for the issuance of additional shares expected to be issued in the acquisition.

      The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First at September 30, 1998 with the historical capitalization of Citizens at September 30, 1998, adjusting for the issuance of additional shares expected to be issued in the acquisition.

      The unaudited Pro Forma Combined Condensed Statement of Income is based on combining the historical consolidated statements of income of Carolina First for the year ended December 31, 1997 with the historical consolidated statements of income of Citizens for the year ended December 31, 1997, and the historical consolidated statements of income of Carolina First for the nine months ended September 30, 1998 with the historical consolidated statements of income of Citizens for the nine months ended September 30, 1998.

      For 1996 and 1995, the unaudited Pro Forma Combined Condensed Statements of Income are presented combining the historical consolidated statements of income of Carolina First for the years ended December 31 with the historical consolidated statements of income of Citizens for the years ended December 31.

      The acquisition is expected to be accounted for under the pooling-of-interests method of accounting, and pro forma data are derived in accordance with such method.

      The pro forma data do not, given the operational and market overlap between Carolina First and Citizens, reflect any potential benefits from potential cost savings or synergies expected to be achieved following the acquisition. The pro forma data also exclude acquisition costs related to the acquisition.

      Financial information presented at and for the nine months ended September 30, 1998 and for the year ended December 31, 1997 also includes pro forma data for Carolina First's fourth quarter 1998 acquisition of Colonial Bank of South Carolina, Inc. ("Colonial"). See "INFORMATION ABOUT CAROLINA FIRST Recent Developments." Financial information presented for the nine months ended September 30, 1998 and for the year ended December 31, 1997 includes pro forma data for Carolina First's 1998 acquisitions. Financial information presented for the year ended December 31, 1997 also includes pro forma data for Carolina First's 1997 acquisitions.

      Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the acquisition been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.

                   UNAUDITED PRO FORMA COMBINED CAPITALIZATION
                              AT SEPTEMBER 30, 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                Pro                     Purchase        Fully
                                                                               Forma                   Accounting     Pro Forma
                                 Carolina First    Citizens   Adjustments     Combined      Colonial  Adjustments      Combined
                                 --------------    --------   -----------     --------      --------  -----------      --------
LONG-TERM DEBT
   Subordinated notes            $   25,586        $   --       $    --       $ 25,586    $     --     $     --        $  25,586
   FHLB advances                     35,300            --            --         35,300       9,111           --           44,411
   ESOP debt                          2,650            --            --          2,650          --           --            2,650
   Mortgage debt                      1,061            --            --          1,061          --           --            1,061
                                   --------        ------     ---------      ---------    --------       ------        ---------
     Total long-term debt            64,597            --            --         64,597       9,111           --           73,708
                                   --------        ------     ---------      ---------    --------       ------        ---------

SHAREHOLDERS' EQUITY
  Common stock                       21,729         1,099          (511)(a)     22,317         583           68 (c)       22,968
  Surplus                           285,668         1,190           511 (a)    287,369       4,412        7,678 (c)      299,459
  Retained earnings                  31,323         2,414          (500)(b)     33,237      (1,486)       1,486 (c)       33,237

  Nonvested restricted stock and
    guarantee of ESOP debt           (3,182)           --            --         (3,182)         --           --           (3,182)
  Unrealized gain (loss) on
    securities available for sale     1,896            27            --          1,923          18           --            1,941
                                   --------        ------     ---------      ---------    --------       ------        ---------
      Total shareholders' equity    337,434         4,730          (500)       341,664       3,527        9,232          354,423
                                   --------        ------     ---------      ---------    --------       ------        ---------
      Total capitalization         $402,031        $4,730      $   (500)      $406,261     $12,638      $ 9,232        $ 428,131
                                   ========        ======     =========      =========    ========      =======        ==========

----------------------------------
(a) To reflect the issuance of 558,100 shares of Carolina First common stock to holders of Citizens common stock based on an assumed market price of $21.50 per share of Carolina First common stock.
(b)   To record estimated merger costs.
(c) To give effect to the acquisition of Colonial, assuming the issuance of 651,455 shares of Carolina First common stock based on an average market price of $20.575 per share and an exchange ratio of 1.1179.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               September 30, 1998
                    (Dollars in Thousands, except footnotes)

                                                                                  Pro                   Purchase          Fully
                                                                                 Forma                 Accounting       Pro Forma
                                       Carolina First  Citizens  Adjustments    Combined   Colonial     Adjustments       Combined
                                       --------------  --------  -----------    --------   --------     -----------       --------
ASSETS
   Cash and due from banks            $     79,512    $   3,113    $   --    $    82,625  $   2,311    $       --       $   84,936
   Interest-bearing bank balances           51,365           --        --         51,365        826            --           52,191
   Fed funds sold & resale agreements      115,050        3,229        --        118,279         --            --          118,279
   Investment securities                   406,239        8,944        --        415,183      5,278          (308) (b)     420,153
   Loans held for sale                      88,055           --        --         88,055         --            --           88,055
   Loans held for investment             1,677,880       37,361        --      1,715,241     50,709            --        1,765,950
      Less unearned income                  (8,536)          --        --         (8,536)        --            --           (8,536)
      Less allowance for loan losses       (17,627)        (393)       --        (18,020)      (309)           --          (18,329)
                                       -----------     --------  --------    -----------   --------    ----------      -----------
        Net loans                        1,739,772       36,968        --      1,776,740     50,400           --         1,827,140
   Premises and equipment                   44,683        1,098        --         45,781      1,709           350 (c)       47,840
   Intangible assets                       117,476           --        --        117,476        181        10,467 (d)      128,124
   Other assets                             78,577        1,315        --         79,892        726          --             80,618
                                       -----------     --------  --------    -----------   --------    ----------      -----------
        Total assets                   $ 2,632,674     $ 54,667   $    --     $2,687,341  $  61,431    $   10,509      $ 2,759,281
                                       ===========     ========  ========    ===========   ========    ==========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities
      Deposits
        Noninterest-bearing            $   252,706    $   8,815  $     --      $ 261,521  $   3,175    $       --      $   264,696
        Interest-bearing                 1,816,434       40,617        --      1,857,051     39,597            --        1,896,648
                                       -----------     --------  --------    -----------   --------    ----------      -----------
      Total deposits                     2,069,140       49,432        --      2,118,572     42,772            --        2,161,344
     Borrowed funds                        163,238           --        --        163,238     13,199            --          176,437
     Other liabilities                      62,862          505       500 (a)     63,867      1,933           997 (a)       67,077
                                       -----------     --------  --------    -----------   --------    ----------      -----------
                                                                                                              280 (e)
Total liabilities                        2,295,240       49,937       500      2,345,677     57,904         1,277        2,404,858
                                       -----------     --------  --------    -----------   --------    ----------      -----------

Total shareholders' equity                 337,434        4,730      (500)(a)    341,664      3,527         9,232 (f)      354,423
                                       -----------     --------  --------    -----------   --------    ----------      -----------
Total liabilities and
      shareholders' equity             $ 2,632,674     $ 54,667  $     --    $ 2,687,341   $ 61,431    $   10,509      $ 2,759,281
                                       ===========     ========  ========    ===========   ========    ==========      ===========

----------------------------
(a)   To record estimated merger costs.
(b) To remove the carrying value of Colonial shares owned by Carolina First Corporation.
(c) To adjust the fixed assets and property of Colonial to estimated market value.
(d) To record the excess acquisition cost over the estimated market value of net assets acquired (goodwill of $10,128,000 and core deposit premium of $339,000).
(e) To adjust the deferred tax liabilities as a result of the purchase accounting adjustments using Carolina First's statutory rate of 38%.
(f) To give effect to the acquisition of Colonial, assuming the issuance of 651,455 shares of Carolina First Corporation common stock based on an average market price of $20.575 per share and an exchange ratio of 1.1179.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          Year Ended December 31, 1997
                   (Dollars in thousands, except share data)

                                                                                                            Purchase        Fully
                                                                     Pro Forma      1997         1998      Accounting     Pro Forma
                             Carolina First  Citizens  Adjustments   Combined   Acquisitions Acquisitions  Adjustments    Combined
                             --------------  --------  -----------   --------   ------------ ------------  -----------    --------
Interest income               $   135,706    $  3,925    $   --      $ 139,631  $   22,402    $   18,640  $    (325) (a)  $ 180,348
Interest expense                   69,000       1,547        --         70,547      12,752         8,937         --          92,236
                               ----------    --------   -------     ----------   ---------     ---------  ---------        --------
   Net interest income             66,706       2,378        --         69,084       9,650         9,703       (325)         88,112

Provision for loan losses          11,646          --        --         11,646         178           529         --          12,353
                               ----------    --------   -------     ----------   ---------     ---------  ---------        --------
Net interest income after
   provision for loan losses       55,060       2,378        --         57,438       9,472         9,174       (325)         75,759

Noninterest income                 19,615         434        --         20,049       1,262        21,594         --          42,905
Noninterest expenses               52,243       2,183        --         54,426       5,874        31,256      2,226 (b)      95,068
                               ----------    --------   -------     ----------   ---------     ---------      1,229 (c)    --------
                                                                                                                 57 (d)

   Income before income taxes      22,432         629        --         23,061       4,860          (488)    (3,837)         23,596

Income taxes                        8,092         157        --          8,249       1,812          (354)      (529) (e)      9,178
                               ----------    --------   -------     ----------   ---------     ---------  ---------        --------
   Net income                  $   14,340    $    472   $    --     $   14,812   $   3,048     $    (134) $  (3,308)       $ 14,418
                               ==========    ========   =======     ==========   =========     =========  =========        ========

Net income per common share:
   Basic                       $     1.19    $   4.30   $    --     $     1.18   $    0.57     $   (0.02) $      --        $   0.69
   Diluted                           1.18        4.30        --           1.16        0.58         (0.01)        --            0.68

Average shares outstanding:
   Basic                       11,989,517     109,900        --     12,547,617   5,354,391     9,793,188         --      20,855,257
   Diluted                     12,175,561     109,900        --     12,733,661   5,291,807     9,809,699         --      21,183,445

---------------------------
(a) To amortize securities and loan mark-to-market adjustments over seven years and to reflect reduced earnings on Lowcountry securities for cash portion of purchase price.
(b) Record amortization of goodwill using the straight-line method over 25 years and 10 years.
(c) Record amortization of core deposit intangible using the sum-of-the-years' digits method over 10 years.
(d) To increase depreciation expense from mark-up of premises and equipment to an estimated market value.
(e)   To show impact of taxes at 38% tax rate.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      Nine Months Ended September 30, 1998
                   (Dollars in thousands, except share data)

                                                                                                        Purchase            Fully
                                                                           Pro Forma        1998       Accounting         Pro Forma
                                 Carolina First   Citizens   Adjustments   Combined     Acquisitions   Adjustments        Combined
                                 --------------   --------   -----------   --------     ------------   -----------        --------
Interest income                 $  130,859        $  3,115   $     --      $ 133,974     $   12,130    $       --       $   146,104
Interest expense                    66,831           1,202         --         68,033          5,715            --            73,748
                                ----------       ---------   --------     ----------     ----------    ----------         ---------
   Net interest income              64,028           1,913         --         65,941          6,415            --            72,356

Provision for loan losses            8,686              10         --          8,696            398            --             9,094
                                ----------       ---------   --------     ----------     ----------    ----------         ---------
Net interest income after
   provision for loan losses        55,342           1,903         --         57,245          6,017            --            63,262

Noninterest income                  15,860             296         --         16,156         10,163            --            26,319
Noninterest expenses                45,997           1,653         --         47,650         19,027         1,950 (a)        69,114
                                ----------       ---------   --------     ----------     ----------           473 (b)     ---------
                                                                                                               14 (c)

   Income before income taxes       25,205             546         --         25,751         (2,847)       (2,437)           20,467

Income taxes                         9,336             195         --          9,531            579           (10) (d)       10,100
                                ----------       ---------   --------     ----------     ----------    ----------         ---------
   Net income                   $   15,869       $     351   $     --     $   16,220     $   (3,426)   $   (2,427)        $  10,367
                                ==========       =========   ========     ==========     ==========    ==========         =========
Net income per common share:
    Basic                        $    0.91       $    3.20   $     --     $     0.90     $    (0.35)   $       --         $    0.46
    Diluted                           0.89            3.20         --           0.88          (0.34)           --              0.45

Average shares outstanding:
   Basic                        17,446,512         109,900         --     18,004,612      9,890,295            --        22,365,484
   Diluted                      17,799,710         109,900         --     18,357,810      9,941,001            --        22,801,779

-------------------------------
(a) Record amortization of goodwill using the straight-line method over 25 years and 10 years.
(b) Record amortization of core deposit intangible using the sum-of-the-years' digits method over 10 years.
(c) To increase depreciation expense from mark-up of premises and equipment to an estimated market value.
(d)   To show impact of taxes at 38% tax rate.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    (Dollars in thousands, except share data)

                                               Year Ended
                                            December 31, 1996
                                            -----------------                                Pro Forma
                                   Carolina First         Citizens          Adjustments       Combined
                                   --------------         --------          -----------       --------
Interest income                    $ 116,872            $   3,600           $       --        $ 120,472
Interest expense                      59,802                1,252                   --           61,054
                                   ---------           ----------           ----------        ---------
   Net interest income                57,070                2,348                   --           59,418

Provision for loan losses             10,263                   79                   --           10,342
                                   ---------           ----------           ----------        ---------
   Net interest income after
      provision for loan losses       46,807                2,269                   --           49,076

Noninterest income                    21,341                  480                   --           21,821
Noninterest expenses                  51,675                2,190                   --           53,865
                                   ---------           ----------           ----------        ---------
   Income before income taxes         16,473                  559                   --           17,032

Income taxes                           5,999                  196                   --            6,195
                                   ---------           ----------           ----------        ---------
   Net income                         10,474                  363                   --           10,837

Dividends on preferred stock              63                   --                   --               63
                                   ---------           ----------           ----------        ---------
   Net income applicable to
       common shareholders        $   10,411           $      363           $       --        $  10,774
                                   =========            =========           ==========        =========
Net income per common share:
   Basic                          $     0.97           $     3.30           $       --        $    0.96
   Diluted                              0.92                 3.30                   --             0.90

Average shares outstanding:
   Basic                          10,705,107              109,900                   --       11,263,207
   Diluted                        11,368,035              109,900                   --       11,926,135

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    (Dollars in thousands, except share data)


                                               Year Ended
                                           December 31, 1995
                                    -------------------------------                         Pro Forma
                                    Carolina First        Citizens        Adjustments        Combined
                                    --------------        --------        -----------        --------
Interest income                     $ 101,750              $ 3,625        $       --        $ 105,375
Interest expense                       50,978                1,342                --           52,320
                                    ---------           ----------          --------       ----------
   Net interest income                 50,772                2,283                --           53,055

Provision for loan losses               6,846                  146                --            6,992
                                    ---------           ----------          --------       ----------
   Net interest income after
      provision for loan losses        43,926                2,137                --           46,063

Noninterest income                     17,326                  454                --           17,780
Noninterest expenses                   46,882                2,220                --           49,102
                                    ---------           ----------          --------       ----------

   Income before income taxes          14,370                  371                --           14,741

Income taxes                            4,956                   77                --            5,033
                                    ---------           ----------          --------       ----------

   Net income                           9,414                  294                --            9,708

Dividends on preferred stock            2,752                   --                --            2,752
                                    ---------           ----------          --------       ----------
   Net income applicable to
     common shareholders            $   6,662           $      294          $     --       $    6,956
                                    =========           ==========          ========       ==========

Net income per common share:
  Basic                            $     0.89            $    2.68          $     --       $     0.86
  Diluted                                0.84                 2.68                --             0.83

Average shares outstanding:
  Basic                             7,516,620              109,900                --        8,074,720
  Diluted                          11,183,726              109,900                --       11,741,826

                         INFORMATION ABOUT CAROLINA FIRST

GENERAL

      CAROLINA FIRST. Carolina First is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its five principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Carolina First Bank, F.S.B., a Federal Savings Bank, (4) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, and (5) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First, which commenced operations in December 1986, currently conducts business in 73 locations in South Carolina and is one of the largest independent South Carolina-headquartered financial institutions. At September 30, 1998, it had total assets of approximately $2.6 billion, total loans of approximately $1.8 billion, total deposits of approximately $2.1 billion and approximately $337 million in shareholders' equity.

      Carolina First was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First's loan and deposit growth. Carolina First targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.

      Carolina First's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First currently serves four principal market areas: the Greenville metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the midlands region of South Carolina); Georgetown and Horry counties (located in the northern coastal region of South Carolina); and the Charleston metropolitan area (located in the central coastal region of South Carolina). Carolina First's market areas are located in the four largest Metropolitan Statistical Areas of the state. Carolina First also has branch locations in other counties in South Carolina.

      Carolina First began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the following:

      Institution                                               Date
      -----------                                               ----
      First Federal Savings and Loan Association of Georgetown  1990
      12 branch locations of Republic National Bank             1993
      Midlands National Bank                                    1995
      Aiken County National Bank                                1995
      First Southeast Financial Corporation                     1997
      Lowcountry Savings Bank                                   1997
      First National Bank of Pickens County                     1998

      Poinsett Financial Corporation                        1998
      Colonial Bank of South Carolina, Inc.                 1998

Approximately half of Carolina First's total deposits have been generated through acquisitions. Carolina First anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."

      Carolina First is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiaries. Accordingly, the right of Carolina First, and thus the right of Carolina First's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First in its capacity as a creditor may be recognized. The principal source of Carolina First's revenues is dividends from its subsidiaries.

      CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered, Federal Reserve non-member bank and a wholly-owned subsidiary of Carolina First. It currently engages in a general banking business through 69 locations, which are located throughout South Carolina. It began its operations in December 1986 and at September 30, 1998 had total assets of approximately $2.5 billion, total loans of approximately $1.7 billion and total deposits of approximately $2.0 billion. Its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

      CAROLINA FIRST MORTGAGE COMPANY. Carolina First Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At September 30, 1998, Carolina First Mortgage Company was servicing or subservicing approximately 22,589 loans having an aggregate principal balance of approximately $2.0 billion.

      BLUE RIDGE FINANCE COMPANY, INC. On December 29, 1995, Carolina First acquired Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at September 30, 1998, had approximately $18 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.

      RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Resource Processing Group, Inc. operates from one location and, at September 30, 1998, was servicing approximately $131 million in credit card receivables.

      CAROLINA FIRST BANK, F.S.B. Carolina First Bank, F.S.B. is a federal savings bank and a wholly-owned subsidiary of Carolina First. It currently engages in a thrift business through three locations, which are located in Greenville and York counties in South Carolina. At September 30, 1998 had total assets of approximately $99.1 million, total loans of approximately $70.0 million and total deposits of approximately $82.5 million. Its deposits are insured by the FDIC.


CAPITAL ADEQUACY

      CAROLINA FIRST. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At September 30, 1998, Carolina First was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.


      PRO FORMA REGULATORY CAPITAL. The following table sets forth Carolina First regulatory capital position at September 30, 1998, on a historical basis as well as a pro forma basis assuming consummation of the acquisition. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                                             At September 30, 1998
                                             ---------------------
                                          Historical            Pro Forma
                                          ----------            ---------
                                              (Dollars in thousands)

Shareholders' Equity.............   $   337,434   12.82%  $   342,164  12.73%
                                    ===========   =====   ===========  =====
Regulatory Capital
Tier 1 risk-based:
  Actual.........................   $   220,475   11.43 % $   225,178  11.47%
  Required*......................        77,162    4.00        78,508   4.00
                                   ------------   -----  ------------  -----
  Excess.........................   $   143,313    7.43 % $   146,670   7.47%
                                    ===========   =====   ===========  =====
Total risk-based:
  Actual.........................   $   263,688   13.67 % $   264,082  13.46%
  Required*......................       154,325    8.00       157,015   8.00
                                   ------------   -----  ------------  -----
  Excess.........................   $   109,363    5.67 % $   107,067   5.46%
                                    ===========    ====  ============  =====
Leverage:
  Actual.........................   $   220,475    8.76 % $   225,178   8.75%
  Required*......................       100,719    4.00       102,904   4.00
                                   ------------    ----  ------------  -----
  Excess.........................   $   119,756    4.76 % $   122,274   4.75 %
                                    ===========    ====   ===========  =====

Total risk-based assets..........    $1,929,059            $1,962,693
                                     ==========            ==========

Total assets.....................    $2,632,674            $2,687,309
                                     ==========            ==========
---------------------------------------
* For capital adequacy purposes.


RECENT DEVELOPMENTS

      DECEMBER 31, 1998 YEAR END EARNINGS AND FINANCIAL DATA. On January 21, 1999, Carolina First announced its earnings and other financial data at and for the year ended December 31, 1998. For the 1998 year, Carolina First's net income totaled $22.4 million, or $1.19 per diluted share, compared with the 1997 net income of $14.3 million, or $1.18 per diluted share. At December 31, 1998, Carolina First's total assets, loans, deposits and shareholders' equity were approximately $2.7 billion, $1.9 billion, $2.1 billion and $344 million, respectively. At December 31, 1998, Carolina First's ratio of nonperforming assets to loans and other real estate owned was 0.28%.

      ACQUISITION OF COLONIAL BANK OF SOUTH CAROLINA, INC. On October 19, 1998, the Company acquired all the outstanding common shares of Colonial Bank of South Carolina, Inc., a state-chartered banking corporation headquartered in Camden, South Carolina, in exchange for 651,455 shares of the Company's Common Stock. This transaction was accounted for using the purchase method of accounting and was valued at approximately $14 million (as of the closing date of the acquisition). The excess of the purchase price over the fair market value of the net identifiable assets acquired of approximately $10 million has been recorded as goodwill and core deposit premium. Colonial operated through three locations and had total assets, loans, deposits and shareholders' equity of approximately $61 million, $51 million, $43 million and $5 million, respectively.

      OTHER ACQUISITIONS. Carolina First continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First's acquisition strategy is flexible in that it does not require Carolina First to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Carolina First does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First. However, Carolina First anticipates that it will continue to expand by acquisition in the future.

                  INFORMATION ABOUT CITIZENS FIRST NATIONAL BANK

HISTORY AND BUSINESS

      Citizens First National Bank, a national banking association, was organized in 1982 for the purpose of conducting a general banking business in Putnam County, Florida and surrounding areas. At September 30, 1998, Citizens had total assets of $54.7 million, total deposits of $49.4 million and shareholders' equity of $4.7 million. Citizens is regulated by the OCC and its deposits are insured up to applicable limits under the Bank Insurance Fund of FDIC.

      Citizens's principal business consists of accepting deposits from the general public through a variety of deposit programs and originating commercial, consumer and mortgage loans.

RECENT DEVELOPMENTS

      1998 Earnings and Financial Data. For the year ended December 31, 1998, Citizens's net income totaled $461,845 or $4.20 per share. This compares to $472,199 or $4.30 per share for the year ended December 31, 1997. As of December 31, 1998, Citizens total assets, loans, deposits, and shareholders' equity were $57.2, $36.4, $51.9 and $4.8 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion is intended to assist in understanding the financial condition and results of operations of Citizens, and should be read in conjunction with the financial statements and related notes contained elsewhere herein.

EARNINGS PERFORMANCE

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1997

Net income for the nine months ended September 30, 1998 was $351,430, or $3.20 per share. This compares to net income of $355,330 or $3.23 per share, for the nine months ended September 30, 1997. This was a decrease of $3,900, or $.03 per share.

1997 COMPARED WITH 1996

      Citizens experienced record earnings of $472,199, or $4.30 per share, for the year ended December 31, 1997. This compared to $362,895, or $3.30 per share, for the year ended December 31, 1996. This was an increase of $109,304, or $1 per share. The return on average equity improved from 9.49% in 1996 to 11.17% in 1997, while return on average assets improved from 0.77% in 1996 to 0.91% in 1997.

1996 COMPARED WITH 1995

      Net income for the year ended December 31, 1996 was $362,895 or $3.30 per share. This compared to net income of $294,152 or $2.68 per share for the year ended December 31, 1995. This was an increase of $68,743 or $.62 per share, a 23.4% increase.

NET INTEREST INCOME

      Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, and federal funds sold), less the interest expense incurred on interest-bearing liabilities (interest-bearing deposits), and is the principal source of Citizens' earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest-bearing liabilities and the relative funding of these assets.

      For the nine months ended September 30, 1998, net interest income increased $123,317 or 6.9% to $1,913,107 when compared to the nine months ended September 30, 1997. This increase is attributed to an increase in interest income, partially offset by an increase in interest expense on deposits. Interest and fees on loans increased $105,905 or 9.3% from $2,448,453 in 1997 to $2,554,358 in 1998 due to an increase in the average balances of loans outstanding, partially offset by a decrease in the average yield on loans from 9.38% in 1997 to 9.36% for 1998. Interest on investments increased $59,430 or 21.6% from $274,668 in 1997 to $334,098 for 1998 due to a decrease in average balances of investments. Interest on Federal Funds sold increased $25,802 or 14.3% from $180,516 in 1997 to $206,318 for the same nine month period ended September 30, 1998 due to an increase in average balances outstanding. Interest expense increased $67,371 or 5.9% from $1,134,640 in 1997 to $1,202,011 for 1998 due to the increase in average balances of deposits outstanding.

      Net interest income increased $29,335 or 1.2% from $2,348,347 in 1996 to $2,377,682 in 1997. Interest and fees on loans increased $238,161 or 7.9% from $3,033,760 in 1996 to $3,271,921 in 1997 due to an increase in the average balance of loans outstanding, partially offset by a decrease in the average yield on loans from 9.52% in 1996 to 9.38% in 1997. Interest on investments decreased $80,999 or 16.8% from $483,397 in 1996 to $402,398 in 1997 due primarily to a decrease in average balances of investments as funds were invested in Federal Funds sold. Interest on Federal Funds sold increased $168,123 or 202.9% from $82,877 in 1996 to $251,000 in 1997 due to an increase in average balances outstanding. Interest expense increased $295,950 or 23.6% from $1,251,687 in 1996 to $1,547,637 in 1997 due to the increase in average balances of deposits outstanding and due to an increase in average rates from 3.59% in 1996 to 3.99% in 1997. The net interest margin decreased from 5.61% in 1996 to 5.12% in 1997.

      Net interest income increased $65,405 or 2.9% from $2,282,942 in 1995 to $2,348,347 in 1996 primarily attributable to a $89,888 or a 6.7% decrease in interest expense, that was partially offset by a $23,483 decrease in total interest income. Interest and fees on loans increased $59,610 or 2.0% from $2,974,150 in 1995 to $3,033,760 in 1996 due to an increase in the average balance of loans outstanding, partially offset by a decrease in the average yield on loans. Interest on investments decreased $26,677 or 5.2% from $510,074 in 1995 to $483,397 in 1996 due primarily to a decrease in average balances of investments, partially offset by an increase in the average yield. Interest on Federal Funds sold decreased $57,416 or 40.9% from $140,293 in 1995 to $82,877 in 1996 due to decrease in average balances outstanding and a decrease in the average yield. Interest expense decreased $89,888 or 6.7% from $1,341,575 in 11995 to $1,251,687 in 1996 due to a decrease in average balances of deposits outstanding and a decrease in average rates.

      The table "Comparative Average Balances, Yields and Rates" provides a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest-bearing liabilities for the years ended December 31, 1997.

COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES
       (Dollars in thousands)                               Year Ended                  Year Ended
                                                        December 31, 1996            December 31, 1997
                                                   -------------------------------------------------------
                                                   Average  Income/    Yield/      Average   Income/  Yield/
                                                  Balances  Expense     Rate       Balances  Expense   Rate
                                                  --------  -------     ----       --------  -------   ----
ASSETS
  Earning assets
   Loans (including fees) (1)                     $ 31,883  $ 3,034     9.52%      $ 34,884 $ 3,272   9.38%
   Securities                                        8,519      483     5.67%         7,048     402   5.70%
   Federal funds sold                                1,471       83     5.64%         4,481     251   5.60%
                                                  --------  -------                -------- -------
     Total earnings assets                          41,873    3,600     8.60%        46,413   3,925   8.46%
                                                              -----                           -----
  Non-earning assets
   Cash and due from banks                           2,602                            2,694
   Property and equipment                            1,207                            1,352
   Other                                             1,342                            1,235
                                                  --------                        ---------

     Total assets                                 $ 47,024                         $ 51,694
                                                  ========                         ========

LIABILITIES
  Interest-bearing liabilities
   Demand and savings deposits                    $ 16,492  $   299     1.81%      $ 16,398 $   294   1.79%
   Time deposits $100,000 and greater                2,857      162     5.67%         4,071     244   5.99%
   Time deposits under $100,000                     15,454      790     5.11%        18,294   1,009   5.52%
                                                  --------  -------     ----       -------- -------   -----
     Total interest bearing liabilities             34,803    1,251     3.59%        38,763   1,547   3.99%

  Noninterest-bearing liabilities
   Noninterest-bearing deposits                      7,887                            8,332
   Other liabilities                                   511                              373

     Total liabilities                              43,201                           47,468
  Stockholders' equity                               3,823                            4,226
                                                  --------                         --------
     Total liabilities and stockholders' equity   $ 47,024                         $ 51,694
                                                  ========                         ========
Net interest income and net yield on earning assets (2)      $ 2,349    5.61%               $2,378  5.12%
                                                             =======                        ======
Interest rate spread (3)                                                5.01%                       4.47%

----------------------------------------------------
(1) Non-accrual loans are included in the total loan balance but the interest income associated with these loans is excluded.
(2)   Net interest income divided by total average earning assets.
(3) Total interest earning assets yield minus total interest bearing liabilities rate.

      The table "Volume and Rate Variance Analysis" provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. The rate/volume variances for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variances to the sum of the two absolute variances.

VOLUME AND RATE VARIANCE ANALYSIS
(Dollars in thousands)

                                   1996 Compared to 1997       1995 Compared to 1996
                               ---------------------------  ----------------------------
                                       Amount      Amount           Amount      Amount
                                       Caused      Caused           Caused      Caused
                                          By         By                By          By
                               Total  Change in  Change in  Total  Change in   Change in
                               Change   Volume     Rate    Change    Volume      Rate
                               ------   ------     ----    ------  ----------  --------
Earning assets:
  Loans (including fees)        $ 238    $ 283    $ (45)   $  60     $  71       $ (11)
  Securities                      (81)     (84)       3      (27)      (39)         12
  Federal funds sold              168      169       (1)     (57)      (49)         (8)

    Total interest income         325      368      (43)     (24)      (17)         (7)

Interest-bearing liabilities
  Demand and savings deposits   $  (5)   $  (2)   $  (3)   $ (80)    $ (16)      $ (64)
  Time deposits >$100,000          82       73        9       (4)      (13)          9
  Time deposits <$100,000         219      153       66       (7)       (9)          2
    Total interest expense        296      224      (72)     (91)      (38)        (53)

       Net interest income      $  29    $ 144    $(115)   $  67     $  21       $  46

-------------------------------

INTEREST RATE SENSITIVITY

      Interest rate sensitivity management is concerned with the management of the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. The Asset/Liability Management Committee reviews interest rate risk exposure quarterly and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

      The table, "Interest Sensitivity Analysis", indicates that, as of December 31, 1997 on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position of $25,815,000. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as is the case at December 31, 1997 with respect to the one year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

      The table below reflects the balances of interest earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts to amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled payments at each scheduled payment date until the loan may be repriced contractually; the unamortized balances are reflected at that point. Overnight Federal Funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, Citizens is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit are reflected at their contractual maturity dates. Variable rate time deposits, principally Individual Retirement Accounts, are reflected at the earlier of their next repricing or maturity dates.

INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 1997
          (Dollars in thousands)
                                           Within           4-12         Over 1-5         Over 5
                                          3 months         months           years           years              Total
                                          ----------------------------------------------------------------------------
ASSETS
   Earning assets
     Loans (including fees)               $     631      $   2,191        $ 10,517        $ 23,049           $ 36,388
     Securities                                 237          1,499           5,094           1,101              7,931
     Federal funds sold                       4,186             --              --              --              4,186
                                           --------        -------        --------        --------           --------
        Total earning assets                  5,054          3,690          15,611          24,150             48,505
Non-earning assets
     Cash and due from banks                     --             --              --           2,885              2,885
     Property and equipment                      --             --              --           1,129              1,129
     Other                                       --             --              --             866                866
                                           --------        -------        --------        --------           --------
        Total assets                       $  5,054        $ 3,690        $ 15,611        $ 29,030           $ 53,385
                                           ========        =======        ========        ========           ========

LIABILITIES
   Interest-bearing liabilities
     Demand and savings deposits           $ 16,506     $       --     $        --     $        --           $ 16,506
     Time deposits >$100,000                    400          3,012             598              --              4,010
     Time deposits <$100,000                  6,077          8,564           4,794              --             19,435
                                           --------        -------        --------        --------           --------
        Total interest bearing liabilities   22,983         11,576           5,392              --             39,951
   Noninterest-bearing liabilities
     Non-interest bearing deposits               --             --              --           8,532              8,532
     Other liabilities                           --             --              --             172                172
                                           --------        -------        --------        --------           --------
        Total liabilities                        --             --              --           8,704              9,524
        Stockholders' equity                     --             --              --           4,730              4,730
                                           --------        -------        --------        --------           --------
   Total liabilities and stockholders'
     equity                               $  22,983       $ 11,576       $   5,392        $ 13,434           $ 53,385
                                           ========        =======        ========        ========           ========

Interest sensitive gap                    $ (17,929)       $ (7,886)      $ 10,219        $ 15,596      $         --
Cumulative interest sensitive gap         $ (17,929)      $ (25,815)     $ (15,596)   $         --      $         --


PROVISION FOR LOAN LOSSES

      For the nine months ended September 30, 1998, the provision for loan losses was $10,000 and for the same period, net charge-offs were $25,648. This provision for loan losses reflects continued improvements in loan charge-offs and a decrease in the amount of non-accrual loans.

      The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. The provision for loan losses was $78,877 and $0 for the years ended December 31, 1996 and 1997, respectively. The absence of a provision for loan losses in 1997 reflects management's belief that the allowance for loan losses at December 31, 1997 was adequate to absorb potential losses in the loan portfolio as of that date. This also reflects improvements in Citizens' loan charge-off experience.

      The provision for loan losses for 1996 was $78,877 compared to $146,000 in 1995. The decrease in the provision in 1996 reflects management's belief that the allowance for loan losses at December 31, 1996 was adequate to absorb potential losses in the loan portfolio as of that date based upon improvements in Citizens' loan charge-off experience. Net charge-offs for 1996 totaled $66,627 compared to $90,683 in 1995. See "Allowance for Loan Losses" for further discussion.

      Net loan charge-offs for 1997 totaled $42,311, compared with $66,627 in 1996. Management is not aware of any trend toward significantly higher charge-offs in any particular loan category in 1997. See "Nonperforming Loans; Other Problem Assets" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provisions for loan losses.

NONINTEREST INCOME

      Noninterest income decreased $46,264 or 9.6% from $480,200 in 1996 to $433,936 in 1997. Service charges on deposit accounts increased $13,911, or 3.6% from $391,547 in 1996 to $405,458 in 1997, which was offset by a decrease in other income of $60,175. During 1996, other real estate owned was sold at a gain of approximately $45,000 which is reported in other income.

      Noninterest income increased $26,695 or 5.9% from $453,505 in 1995 to $480,200 in 1996 due primarily as a result of the gain on sale of other real estate, partially offset by a decrease of $37,521 in service charges on deposit accounts in 1996.

NONINTEREST EXPENSES

      Noninterest expenses decreased $7,140 or 0.3% from $2,189,850 in 1996 to $2,182,710 in 1997. Salaries and employee benefit expense increased $28,181 or 2.5% and professional services expense decreased $42,262 or 57.2%. All other noninterest expenses remained relatively consistent from 1996 to 1997.

      Noninterest expenses decreased $29,838 or 1.3% from $2,219,688 in 1995 to $2,189,850 in 1996. Salaries and employee benefit expenses increased $56,986 or 5.4%, furniture and equipment expense decreased $30,666 or 14.3% and insurance expense decreased $61,071 or 61.7%, while all other noninterest expenses were relatively consistent from 1995 to 1996.

PROVISION FOR INCOME TAXES

      The provision for income taxes decreased $40,216 or 20.4% from $196,925 in 1996 to $156,709 in 1997 due to the nature of Citizens' permanent book-tax differences. Management estimates that the effective combined federal and state income tax rate on income before income taxes will be approximately 38% for 1998.

INVESTMENT PORTFOLIO

      At December 31, 1997, securities comprised approximately 14.9% of Citizens's assets. The following table summarizes the carrying value amounts of securities held by Citizens's at each of the dates indicated. Available-for-sale securities are stated at estimated fair value and held-to-maturity investment securities are stated at amortized cost.

(Dollars in thousands)
                                                                              December 31,
                                                            ------------------------------------------------
                                                            1996                                        1997
                                                            -----                                       ----
                                                             Net                                         Net
                                                          Unrealized                                 Unrealized
                                           Amortized       Holding         Fair        Amortized       Holding           Fair
                                             Cost        Gain (Loss)       Value           Cost      Gain (Loss)        Value
                                             ----        -----------       -----           ----      -----------        -----
Available for sale:
   U.S. Agency obligations                  $ 2,602          $  (7)      $ 2,595        $ 3,193         $  (1)         $ 3,192
   Municipal obligations                      1,019              15        1,034            518             13             531
   Mortgage-backed obligations                1,951            (41)        1,910          1,392           (12)           1,380
                                         ----------     -----------    ---------     ----------  -------------      ----------
      Total available for sale           $    5,572     $      (33)    $   5,539     $    5,103  $          --      $    5,103
                                          =========      ==========     ========      =========   ============       =========
Held to Maturity:
   U.S. Agency obligations                  $ 1,248         $  (11)      $ 1,237        $ 2,749         $   --         $ 2,749
   Mortgage-backed obligations                  491             (3)          488             --             --              --
   Municipal obligations                         --              --           --             --             --              --
                                         ----------     -----------    ---------     ----------  -------------      ----------
      Total held to maturity             $    1,739     $      (14)    $   1,725     $    2,749   $         --      $    2,749
                                          =========      ==========     ========      =========    ===========       =========

SECURITIES PORTFOLIO MATURITIES AND YIELDS
(Dollars in thousands)

                                                 December 31, 1997
                                                 -----------------
                                       Book          Fair
                                      Value         Value         Yield (%)(1)
                                      -----         -----         ------------
Available for sale:
   U.S. Agency obligations
      0 to 1 years                $    1,000  $        994              6.02%
      1 to 5 years                     1,850         1,848              5.62%
      10 to 20 years                     343           350              7.11%
                                  ----------     ---------              -----
            Total                      3,193         3,192              5.90%


   Municipal obligations
      1 to 5 years                       202           202              4.36%
      5 to 10 years                      316           329              7.38%
                                  ----------    ----------              -----
            Total                        518           531              6.21%
   Mortgage-backed obligations
      0 to 1 years                       237           236              4.36%
      1 to 5 years                       792           783              6.06%
      5 to 10 years                      363           361              7.42%
                                  ----------    ----------              -----
            Total                      1,392         1,380              6.46%
   TOTAL
      0 to 1 years                     1,237         1,230              6.08%
      1 to 5 years                     2,844         2,832              5.65%
      5 to 10 years                      679           691              7.40%
      Over 10 years                      343           350              7.11%
                                  ----------    ----------              -----
            Total                 $    5,103    $    5,103              6.08%
                                   =========     =========              =====
Held to maturity:
   U.S. Agency obligations
      0 to 1 years                $      499   $       500              6.09%
      1 to 5 years                     2,250         2,249              6.31%
                                   ---------     ---------              -----
   TOTAL                          $    2,749    $    2,749              6.27%
                                   =========     =========              =====
------------------------------------

(1) Yields on tax exempt obligations have been computed on a tax equivalent basis.


LOAN PORTFOLIO COMPOSITION

      Management believes the loan portfolio is adequately diversified. A loan concentration does exist regarding commercial loans to the fern industry. Loans to the fern industry totaled approximately $3,877,000 at September 30, 1998, which amounted to 10.4% of the total loan balance. No foreign loans existed as of September 30, 1998.
      The amount of loans outstanding at December 31, 1996 and 1997 are shown in the following table according to type of loan:

LOAN PORTFOLIO COMPOSITION
(Dollars in thousands)

                                   December 31,
                          ----------------------------
                              1996             1997
                          -----------      ----------

Real estate                $   24,529      $   25,073
Commercial                      3,906           4,077
Installment                     6,364           7,230
Other                               5               8
                           ----------      ----------
           Total           $   34,804      $   36,388
                           ==========      ==========


      A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

      Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. During 1997, total commercial and industrial loans increased $171,065 or 4.4%. Also, loans for business purposes that are secured by real estate (nonfarm, nonresidential) decreased by $972,000 or 22% during 1997. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions.

      Real estate construction loans generally consists of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 80% to 85% and permanent financing commitments are required prior to the advancement of loan proceeds.

      Loans secured by real estate mortgages comprised approximately 68.9% and 70.5% of Citizens's loan portfolio at the end of 1997 and 1996, respectively. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 85%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

      The repayment of loans in the loan portfolio as they mature is a source of liquidity for Citizens. The following table sets forth the maturity of Citizens' loan portfolio within specified intervals as of December 31, 1997:

                         Due in 1        Due after         Due
                       Year or Less    1 to 5 Years   After 5 Years         Total
                       ------------    ------------   -------------         -----
(Type of Loan)
Real Estate          $      695,332  $    2,867,160  $   21,510,462   $   25,072,954
Installment               1,680,469       1,634,737         761,957        4,077,163
Commercial                  438,574       6,015,533         776,131        7,230,238
Other                         7,864             --               --            7,864
                     --------------  --------------  --------------   --------------
            Total     $   2,822,239   $  10,517,430  $   23,048,550   $   36,388,219
                     ==============  ==============  ==============   ==============

Loans due after one year totaling $19,925,382 have predetermined interest rates and $13,640,598 have floating or adjustable interest rates.

NONPERFORMING LOANS; OTHER PROBLEM ASSETS

NON-ACCRUAL LOANS AND PAST DUE LOANS
(Dollars in thousands)

                                                  December 31,            September 30
                                                  ------------            ------------
                                               1996         1997              1998
                                               ----         ----              ----
Non-accrual loans                          $      520    $      775      $        478
Loans contractually past due                       --           --                  0
      90 days or more on which interest
        is still being accrued                    289          250                189
                                            ---------    ---------        -----------
Other real estate owned                    $      809    $   1,025       $        667
                                            =========     ========        ===========
Total nonperforming assets


      When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. Non-accrual loans amounted to 1.5%, 2.1% and 1.3% of total loans at December 31, 1996, December 31, 1997 and September 30, 1998, respectively.

      When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

POTENTIAL PROBLEM LOANS

      Management has identified and maintains a list of potential problem loans. These are loans that are not included in the nonaccrual or the past due 90 days or more and still accruing categories. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms.

      The total amount of loans determined by management to be potential problem loans was $188,660 at December 31, 1997 and $409,655 at September 30, 1998. These amounts do not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral.

OTHER REAL ESTATE OWNED

      Real estate owned is located in areas where sales of the property are expected to be moderate to quick. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is increased by direct charges to operating expenses. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table "Summary of Loan Loss Experience" summarizes loan balances at the end of each period indicated, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

SUMMARY OF LOAN LOSS EXPERIENCE
(Dollars in thousands)

                                               December 31,
                                               ------------
                                         1996              1997
                                         ----              ----
Balance at beginning of period        $    439         $    451
      Charge-offs:
            Real estate                    (46)             (17)
            Installment                    (28)             (39)
            Commercial                     (10)              (1)
      Recoveries:
            Real estate                     13               --
            Installment                      5                2
            Commercial                      --               13
                                      ---------       ---------
      Net charge-offs                      (67)             (42)
      Provision charged to expense          79               --
                                      ---------       ----------
Balance at end of period              $    451         $    409
                                      =========       =========
Net charge-offs to average loans          0.21%            0.12%
                                          ====             ====

      In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by Citizens, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent , nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1996 and 1997 and at September 30, 1998.

      In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system, detailed loan reviews to assess credit risks, mix of the loan portfolio and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of Citizens and may require adjustments to the allowance based upon information available to them at the time of the examination. Although management's calculation of the allowance for loan losses does not provide an allocation by individual loan categories, it recognizes that various categories have differing degrees of risk and this is factored into overall assessment.

DEPOSITS

      The average amounts and percentage composition of deposits held by Citizens for the years ended December 31, 1997 and 1996 are summarized below:

AVERAGE DEPOSITS
(Dollars in thousands)
                                                    December 31,
                                                    ------------
                                               1996                  1997
                                               ----                  ----
                                       Amount         %      Amount          %
Noninterest-bearing demand          $    7,887      18.5%  $    8,332      17.8%
Interest-bearing demand and savings     16,492      38.6%      16,398      34.8%
Time deposits $100,000 and greater       2,857       6.7%       4,071       8.6%
Time deposits under $100,000            15,454      36.2%      18,294      38.7%
                                      --------  ---------   ---------   --------
      Total                          $  42,690     100.0%  $   47,095     100.0%
                                      ========   ========   =========   ========

      The vast majority of time certificates of deposits of $100,000 and over are acquired from customers within Citizens service area in the ordinary course of business and are perceived as core deposits although their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. The maturities of time certificates of deposits in amounts of $100,000 or more at December 31, 1997 are summarized below:


MATURITIES OF CERTIFICATES OF DEPOSITS     December 31,
IN AMOUNTS OF $100,000 OR MORE:                1997
(Dollars in thousands)                     ------------

3 months or less                           $       400
3-6 months                                       1,300
6-12 months                                      1,712
Over 12 months                                     598
                                            ----------
                                            $    4,010
                                            ==========

RETURN ON EQUITY AND ASSETS

      The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), equity assets ratio (average equity divided by average total assets) and the dividend payout ratio (dividends declared per share divided by net income per share) for each period indicated.

RETURN ON EQUITY AND ASSETS

                                       For the Years Ended
                                           December 31,
                                           ------------
                                       1996         1997
                                       ----         ----
Return on average equity               9.49%        11.17%
Return on average assets               0.77%         0.92%
Average equity to average assets       8.13%         8.18%
Dividend payout ratio                 16.66%        16.29%


LIQUIDITY

      Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and Federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within Citizens' service area. Core deposits provide a relatively stable funding base, and were equal to $48,483,615 or 91% of total assets at December 31, 1997 compared with $43,334,589 or 91% at the end of fiscal 1996. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. Citizens also has available unused short-term line of credit to purchase up to $1 million of federal funds from an unrelated correspondent institution. Management believes that Citizens' overall liquidity sources are adequate to meet its operating needs.

CAPITAL RESOURCES

      The equity capital of Citizens increased by $413,246 and $278,967 during 1997 and 1996, respectively, primarily the result of retained earnings. During the nine month period ended September 30, 1998, Citizens also increased equity capital $306,118, resulting from net income of $351,430 and unrealized gain on available-for-sale investments of $42,608, partially offset by the payment of dividends of $87,920.

      Citizens is subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal financial institution regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated.

      Citizens's September 30, 1998 capital ratios are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:

                              Total Capital      Tier 1       Leverage
                              -------------      ------       --------
Minimum requirement                8.00%         4.00%          3.00%
Well capitalized requirement      10.00%         6.00%          5.00%
Actual                            15.15%         13.98%         8.69%

INFLATION

      Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

      While the effect of inflation on banks is normally not as significant as its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.

CORRESPONDENT BANKING

      Correspondent banking involves the providing of services by one bank to another bank which does not provide that service for itself from an economic or practical standpoint. Citizens uses correspondent services offered by larger banks, including check collections, purchase of Federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks and other secondary lenders.

DATA PROCESSING

      Citizens maintains a data-processing department which performs a full range of data processing for Citizens. Such services include and automated general ledger, deposit accounting and commercial and installment lending data processing.

EMPLOYEES

      At September 30, 1998, Citizens employed 34 persons on a full-time basis, and 2 persons on a part-time basis.

MONETARY POLICIES

      The results of operations of Citizens are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Citizens.

SUPERVISION AND REGULATION

      Citizens operates in a highly regulated environment, and its business activities are governed by statute, regulation and administrative policies. The business activities of Citizens are supervised by a number of federal regulatory agencies, including the Federal Reserve, the OCC and the FDIC.

      Citizens was organized as a national banking association under the National Bank Act. Its deposits are insured to $100,000 per account by the FDIC, subject to aggregation rules. Citizens is subject to supervision and periodic examination by the OCC, which oversees substantially all aspects of Citizens' operations, including security devices and procedures, loan and securities policies, adequacy of capitalization and loss reserves, loan portfolio evaluation, payment of dividends, location of branch offices and facilities, reserves against deposits, maintenance of required books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices.

      All national banks are required to be members of the Federal Reserve System. Citizens is subject to rules and regulations from time to time promulgated by the Board of Governors of the Federal Reserve System. Also, the Glass- Steagall Act prohibits Federal Reserve member banks from being affiliated with any company engaged principally in the issue, flotation, underwriting, public sale or distribution of securities. However, the OCC has ruled that national banks may engage in discount brokerage activities.

      The Change in Bank Control Act provides that the OCC must be notified in writing in advance if any person or persons acting in concert propose to acquire 25% or more of any class of Citizens' voting stock. In addition, if any person or persons acting in concert propose to acquire 10% or more of any class of Citizens' voting stock, such person or persons will be presumed to have acquired control of Citizens (subject to rebuttal) if (i) Citizens has issued any class of securities subject to the registration requirements of Section 12 of the Securities Exchange Act of 1934, or (ii) immediately after the transaction, no other person will own a greater proportion of the class of voting securities. Approval of the OCC is required before any change in control of Citizens may be effectuated.

      In addition to a variety of generally applicable state and federal laws governing businesses and employers, such as the Equal Employment Opportunity Act prohibiting employment discrimination, and the Occupational Safety and Health Act governing employee working conditions, Citizens is subject to a variety of special federal statutes and regulations applicable only to financial institutions. These include (i) the Truth in Lending Act and Federal Reserve Regulation Z, which require disclosure of the terms of consumer finance transactions and regulate certain credit card practices, (ii) the Equal Credit Opportunity Act and Federal Reserve Regulation B, which prohibit discrimination in the evaluation and extension of credit, (iii) the Home Mortgage Disclosure Act and Federal Reserve Regulation C, which are intended to provide information to enable the public and public officials to determine if a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, (iv) the Electronic Funds Transfer Act and Federal Reserve Regulation E, which provide for consumer rights and safeguards in electronic funds transfer systems, (v) the Community Reinvestment Act and regulations applicable thereto, which require financial institutions to meet their obligation to provide for the total credit needs of the communities they serve, including their assets in loans to low and moderate income borrowers, (vi) the Fair Debt Collection Practices Act, which governs practices which may be used by associations and other credit grantors to eliminate abusive debt collection practices, (vii) the Fair Credit Reporting Act, which governs the collection and use of credit information by credit reporting agencies to insure the confidentiality, accuracy, relevancy, and proper utilization of consumer credit information, (viii) the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records,
(ix) the Bank Secrecy Act, which requires banks to file a report with the Internal Revenue Service of each deposit, withdrawal, exchange of currency or other payment or transfer, by, through, or to Citizens which involves a transaction in currency of more than $10,000, and (x) the Financial Institutions Regulatory and Interest Rate Control Act of 1978 and Federal Reserve Regulation O, which place restrictions on extensions of credit to executive officers, directors and principal shareholders of Citizens.

      National banks are subject to restrictions under federal law in dealing with affiliates. For instance, extensions of credit to an affiliate, investment in the securities of an affiliate and the purchase of assets from an affiliate are limited to no more than 10% of Citizens' capital stock and surplus to any single affiliate and 20% to all affiliates.

      The National Bank Act imposes on national banks the same limitations on branch banking as are imposed by state law on state-chartered banks in the state where the national bank is located. In Florida, a bank may establish branch offices throughout the state by means of merger with an existing bank or by opening branches de novo. Florida generally prohibits a bank from merging with another bank unless the target bank has been in existence for at least five years. Florida law likewise prohibits Citizens from being acquired by a bank holding company until it has been in existence and continuously operating for at least two years.

      In August, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted. FIRREA, among other things, abolished the Federal Savings and Loan Insurance Corporation and established two new insurance funds under the jurisdiction of the FDIC: the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF"). The law also provided for a phased-in increase in the rate of annual insurance assessments paid by a bank, deposits of which are insured by the BIF from the current rate of 1/18th of 1% of such bank's average assessment base (as defined) to 0.15% of such assessment base on and after January 1, 1991, subject to increases in the assessment rate to a rate not in excess of 0.325% of such assessment base upon the occurrence of certain circumstances relating to the BIF.

      FIRREA also gives banking agencies more potent enforcement mechanisms. The authority of a banking agency to issue a cease-and-desist order now specifically includes the power to order affirmative action to correct any harm resulting from a violation or practice. The non-exhaustive list of actions that may be ordered includes restitution, reimbursement, indemnification or guaranty against loss if violation or practice showed a reckless disregard for the law, applicable regulations or a prior banking agency order. Other specific actions which may be ordered include restricting the growth of the institutions, disposing of any loan or assets, rescinding contracts, hiring qualified officers or employees, or "other action as the banking agency determines to be appropriate." Moreover, the power to issue a cease- and-desist order includes "the authority to place limitations on the activities or functions of an insured depository institution or any institution-affiliated party."

      Finally, FIRREA expanded the enforcement powers of bank regulatory agencies, including the expansion of the FDIC's power to act as a conservator and receiver for troubled financial institutions. The FDIC may appoint itself conservator or receiver for an insured depository institution for any of the following reasons: the institution is insolvent in that the assets of the institution are less than its obligations to creditors and others; a substantial dissipation of the assets or earnings has occurred due to any violation of law or regulation of any unsafe or unsound practice; the institution is in an unsafe or unsound position to transact business including substantially insufficient capital or otherwise; the institution has willfully violated a cease-and-desist order that has become final; the institution conceals or withholds its books or records from banking regulators; it is unlikely that the institution will be able to meet depositors' demands or pay its obligations in the normal course of business; the institution has or is likely to incur losses that will deplete all or substantially all of its capital and there is no reasonable prospect for the capital to be replenished without federal assistance; or there exists one or more violations of laws, rules or regulations or an unsafe or unsound practice or condition that is likely to cause insolvency or substantially dissipate the assets or earnings or is likely to weaken the bank's condition or seriously prejudice the depositors' interests. The FDIC as conservator or receiver may take over the assets of and operate the institution with all of the powers of its management, may conduct all business of the institution, and perform all of the functions of the institution in its own name. The FDIC may take action to put the institution in a sound and solvent condition and dispose of it as a going concern, or it may liquidate it and proceed to realize upon its assets.

      The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA"), which was enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of FDICIA involves the development of a regulatory monitoring system requiring "prompt corrective action" on the part of banking regulators with regard to certain classes of undercapitalized institutions. While FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, an entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business. As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

      FDICIA also provides that banks will have to meet new safety and soundness standards that must be adopted by the regulators. Regulators are charged with promulgating regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation.

      Both the capital standards and the safety and soundness standards which FDICIA seeks to implement are designed to bolster and protect the deposit insurance fund. The BIF funding provisions under FDICIA could result in a significant increase in the assessment rate on deposits over the next 15 years. No assurance can be given at this time as to what the level of premiums will be over this 15 year period.

      In response to the directive issued by FDICIA, the regulators have issued regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by FDICIA. The following table reflects the proposed capital thresholds:

                                     Total Risk-based  Tier 1 Risk-based   Tier 1 Leverage
                                       Capital Ratio      Capital Ratio         Ratio
                                       -------------      -------------         -----
Well capitalized (1)                      >= 10%            >= 6%             >= 5%
Adequately capitalized (1)                 >= 8%            >= 4%             >= 4% (2)
Undercapitalized (3)                       < 8%             < 4%               < 4% (3)
Significantly undercapitalized (4)         < 6%             < 3%               < 3% (5)
Critically undercapitalized                 --               --               <= 2%

------------------------------
(1)   An institution must meet all three minimums.
(2) 3% for composite CAMELS 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) <3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(4) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(5)   Ratio of tangible equity to total assets.


      With respect to the compliance with federal, state and local provisions relating to the protection of the environment, Citizens does not believe that such compliance will have any substantial or material effect upon the capital expenditures, earnings or competitive position of Citizens.

      The scope of regulation and permissible activities of Citizens is subject to change by future federal and state legislation.


DESCRIPTION OF PROPERTY

      Citizen's main office, which is located on approximately 2.5 acre of land on Summit Street, Crescent City, Florida, is a two story building containing approximately 9,500 square feet. The main office consists of a main banking floor with 4 teller stations and 4 offices, a night depository, three drive-in windows, and a vault. The second floor of the facility consists of a board room, bookkeeping department, a lounge and storage rooms.

      In addition to its main location, Citizens owns a branch office located on approximately one acre of land on Highway 20 in Interlachen, Florida. The branch office is a single story building containing approximately 3,958 square feet. The branch consists of 4 teller stations, 3 offices, three drive-up windows and a vault.

      Citizen's branch office in East Palatka, Florida is leased at the East Gate Center in East Palatka, Florida. The branch office has approximately 3,000 square feet. The branch consists of 5 teller stations, 5 offices, two drive up windows and a vault.

      Citizen owns the offices in Crescent City and Interlachen leases the branches in East Palatka and Palatka, Florida. Citizens does not own any other real estate.

      Citizen's branch office in Palatka, Florida is leased at the West Gate Center. The branch office has approximately 2,975 square feet. The branch consists of 4 teller stations, 2 offices, 2 drive-throughs and a vault.

LEGAL PROCEEDINGS

      There are no material pending legal proceedings to which Citizens is a party of which any of its properties is subject; nor are there material proceedings known to be contemplated by an governmental authority; nor are there material proceedings known to Citizens, pending or contemplated, in which any director, officer or affiliate of Citizens or any holder of 5% or more of Citizens's outstanding stock, or any associate of any for the foregoing is party or has an interest adverse to Citizens.

MARKET FOR COMMON STOCK AND DIVIDENDS

      There is very limited trading in the Citizens common stock. The common stock is not a NASDAQ quoted stock, nor is it quoted by the National Quotation Bureau, Inc., nor are there any market makers. During the past six months, Citizens is aware of only one trade at $32.00 per share. Such trade may not be an arm's length transactions and may not be indicative of the market value of the Citizens common stock.

      As of December 31, 1998, there were approximately 185 holders of record of Citizens's common stock.

      Citizens paid cash dividends of $.55 per share in fiscal year ended December 31, 1996, $.70 per share in fiscal year ended December 31, 1997 and $.80 per share in fiscal year ended December 31, 1998. Federal banking regulations restrict the amount of dividends that Citizens can pay to shareholders. Generally, the approval of the OCC is required to pay dividends in excess of Citizens's earnings retained in the current year plus retained net profits for the preceding two years.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF CITIZENS

The following table sets forth (i) as of December 31, 1998, the number and percent of total outstanding shares of Citizens common stock beneficially owned by all directors and executive officers of Citizens individually and by all directors and executive officers of Citizens as a group, and (ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of Carolina First Corporation common stock beneficially owned by such persons individually and as a group (assuming that Carolina First common stock's fair market value is $21.50 and a conversion ratio of 5.0786).

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF CITIZENS

                                                                             Pro Forma After Merger
                                                                             ----------------------
                                     Number of                           Number of
Name and address of              Citizens Shares        Percent    Carolina First Corporation       Percent
5% Beneficial Owner             Beneficially Owned      of Class   Shares Beneficially Owned       of Class
-------------------             ------------------      --------   -------------------------       --------
Directors/Executive Officers
----------------------------
Pierce Browning                          2,720             2.47%             13,813                     *
Paul D. Causey                          24,675            22.45%            125,314                     *
Warren D. Fletcher                      14,583            13.27%             74,061                     *
Michael Glenn                              130                 *                660                     *
Edward Lesowitz                          5,000             4.55%             25,393                     *
Edward A. Peacock                        6,480             5.90%             32,909                     *
Joe Pickens                              3,000             2.73%             15,235                     *
Robert Shackley                            150                 *                761                     *
All Executive Officers                  56,738            51.63%            288,146                  1.3%
and Directors as a Group
(8 persons)

Other 5% Shareholders
Spence Limited, LP.                     11,211            10.20%             56,936                  2.5%
---------------------------------

* less than 1%

                        COMPARATIVE RIGHTS OF SHAREHOLDERS

      At the Effective Time, all of the outstanding shares of Citizens common stock will be converted into Carolina First common stock. Accordingly, shareholders of Citizens will become shareholders of Carolina First, and their rights as Carolina First shareholders will be determined by South Carolina law and Carolina First's Articles of Incorporation and Bylaws. The rights of Carolina First shareholders differ from the rights of Citizens' shareholders with respect to certain important matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, classification of the board of directors, cumulative voting rights, nomination of directors, and statutory and other restrictions on certain business combinations and control share acquisitions.

      A comparison of the respective rights of Citizens shareholders and Carolina First shareholders with respect to these matters is set forth immediately below. A description of the Carolina First common stock is set forth below under "Carolina First CAPITAL STOCK."


COMPARISON OF CAROLINA FIRST COMMON STOCK AND CITIZENS COMMON STOCK

      The rights of Carolina First shareholders are governed by Carolina First's Articles of Incorporation and Bylaws and the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended (the "SCBCA"). By contrast, the rights of Citizens shareholders are governed by Citizens' Articles of Association and Bylaws and by federal law. If the holders of Citizens common stock approve the acquisition and it is subsequently consummated, holders of Citizens common stock will become holders of Carolina First common stock. Although it is impracticable to note all the differences between the SCBCA and federal law generally, and all of the differences between the applicable governing documents of Carolina First and Citizens, the following is intended to be a summary of certain significant differences between the rights of holders of Carolina First common stock and Citizens common stock. This comparison of the rights of holders of Citizens common stock and Carolina First common stock is based on the current terms of the governing documents of the respective companies and on the current provisions of state and federal law and is qualified in its entirety thereby.

      CAPITALIZATION. The authorized capital stock of Citizens consists of 125,000 shares of Citizens common stock, par value $10.00 per share. As of February 22, 1999, Citizens had 109,900 shares of common stock outstanding. The authorized capital stock of Carolina First consists of 100,000,000 shares of Carolina First common stock, par value $1.00 per share, and 10,000,000 shares of "blank check" preferred stock. As of February 22, 1999, Carolina First had 22,022,617 shares of common stock outstanding and no shares of preferred stock outstanding.

      VOTING IN GENERAL. In general, holders of both Citizens common stock and Carolina First common stock are entitled to one vote per share and to the same and identical voting rights as other holders of such common stock. However, in the election of directors, Citizens shareholders have the right to cumulate votes, i.e. the right to give one candidate as many votes as equals the number of directors multiplied by the number of his shares, or to distribute them on the same principle among as many candidates as he shall think fit. Holders of Carolina First common stock are not entitled to cumulate votes under any circumstances.

      DISSENTERS' RIGHTS. Citizens' shareholders have the right, in cases of merger or consolidation, to be paid the fair value of their shares under applicable dissenters' rights provisions. Because Carolina First common stock is traded on the Nasdaq National Market, its shareholders do not have similar rights.

      MERGERS, CONSOLIDATIONS, EXCHANGES, SALES OF ASSETS OR DISSOLUTION. A vote of at least two-thirds of the outstanding shares of Citizens common stock is required to approve any merger, consolidation, exchange, sale of substantially all of the assets of, or dissolution of Citizens. Carolina First's Articles of Incorporation require

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the affirmative vote of holders of at least 80% of the outstanding stock of
Carolina First entitled to vote for approval before Carolina First may (a) merge or consolidate with any other corporation, (b) sell or exchange all or a substantial part of its assets to or with any other corporation, or (c) issue or deliver any stock or other securities in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to 66.67% if such business combination was approved and recommended without condition by the affirmative vote of at least 80% of the directors.

      DIRECTORS. The Articles of Association of Citizens provide for a Board of Directors having not less than five nor more than twenty-five members as determined from time to time by vote of a majority of the members of the Board of Directors or by resolution of the shareholders of Citizens. Vacancies may be filled by the other or remaining directors, provided, however, that the directors may not increase the number of directors to a number that (i) exceeds by more than two the number of directors last elected by the shareholders where the number was fifteen or less, or (ii) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more. Carolina First's Articles of Incorporation provide that the number of directors shall be set by the Board of Directors or the shareholders. However, the Board of Directors cannot change the size of the Board by more than 30% without shareholder approval. Vacancies may be filled by existing directors. The Carolina First Board of Directors currently has thirteen members. In accordance with Carolina First's Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms.

      NOMINATION OF DIRECTORS. The Articles of Association of Citizens provide that nominations for election to the board of directors may be made by the board of directors or by any shareholder of Citizens entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing Citizens management must be made in writing and be delivered or mailed to the president of Citizens and to the OCC not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nominations must be mailed or delivered to the president of Citizens and to the OCC not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification must contain certain specified information to the extent known to the notifying shareholder. Carolina First's Articles of Incorporation provide that, in addition to the Board of Directors, any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

      INDEMNIFICATION OF OFFICERS AND DIRECTORS. The SCBCA and federal law, and the governing documents of both Carolina First and Citizens, generally provide that the parties have the power to indemnify any director, officer or employee, his or her heirs, executors or administrators, and agents for expenses, judgments, decrees and any liability incurred in actions to which the director, officer or employee is a party, or potential party, by reason of the performance of his official duties, assuming he conducted himself in good faith and reasonably believed his conduct in his official capacity to be in the parties' best interest. Such indemnification provisions do not apply in instances where such person acted in bad faith or engaged in conduct against the interest of Citizens or Carolina First.

      ASSESSMENT. Under the National Bank Act, if the capital stock of a national bank (such as Citizens) is impaired, by losses or otherwise, the OCC is authorized to seek payment of the deficiency by assessment upon its shareholders, pro rata, but the assessment is only enforceable by selling the stock of any shareholder who does not pay the assessment. There are no assessment provisions applicable to Carolina First common stock.


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      CONVERSION; REDEMPTION; SINKING FUND. Neither Carolina First common stock nor Citizens common stock is convertible, redeemable or entitled to any sinking fund.

      LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding-up of the affairs of Citizens, holders of outstanding shares of Citizens common stock are entitled to share, in proportion to their respective interests, in Citizens' assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Citizens. In the event of the liquidation, dissolution or winding-up of the affairs of Carolina First, holders of Carolina First common stock are entitled to share, pro rata, in Carolina First's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Carolina First, and after payment of all amounts due to holders of Preferred Stock upon liquidation.

      DIVIDENDS. Holders of Citizens common stock and Carolina First common stock are entitled to receive such dividends as the respective Board of Directors may declare out of funds legally available therefor.

      AMENDMENT. Citizens' Articles of Association provide that they may be amended by the affirmative vote of a majority of Citizens' shareholders, unless a greater vote is required by law. Carolina First's Articles of Incorporation generally may be amended only upon the approval of holders of two-thirds of the outstanding shares entitled to vote, and with respect to the items listed below, such two-thirds requirement is increased to 80%:

      (i) supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "-- Shareholder Voting in Certain Business Combinations");

      (ii) provisions regarding the Board of Directors' powers to evaluate proposals for business combinations;

      (iii) provision of notice requirements for shareholder nominations of directors;

      (iv) supermajority voting requirements for removal of directors without cause;

      (v)     provision of staggered terms for three classes of directors; and

      (vi)    supermajority voting provisions for dissolution of Carolina First.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then only the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote is needed to approve the amendments.

      ANTI-TAKEOVER MEASURES. Citizens has not implemented any material anti-takeover measures. By contrast, Carolina First has implemented a number of provisions which have the effect of impeding a takeover of Carolina First that is not favored by Carolina First management. Furthermore, South Carolina law has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management.

      The South Carolina control share statute provides that upon the acquisition by a person of certain threshold percentages of stock (20%, 33% and 50%), a shareholders' meeting must be held in order to determine whether or not to confer voting rights upon such acquiring person's shares. An affirmative vote of holders of a majority of all of the company's outstanding stock (excluding shares held by the acquiring person, company officers and company employees who are also directors of the company) is required to confer voting rights upon such acquiring person's shares.

      The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10%

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

shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute.

      There are no comparable federal statutes which are applicable to Citizens.

      OTHER CONSIDERATIONS. Shares of common stock of Citizens, being stock of a national bank, may be treated differently from shares of Carolina First for state and local tax purposes, including for purposes of any intangibles taxes. Citizens shareholders should consult their tax advisers with respect to relevant differences in Citizens common stock and Carolina First common stock.

      Generally, Citizens is prohibited from purchasing its own shares. Carolina First, however, may purchase, hold and dispose of its own shares subject only to restrictions on distributions by a corporation which prohibit any distribution which would render a company insolvent.

                           CAROLINA FIRST CAPITAL STOCK

COMMON STOCK

      Carolina First has 100,000,000 shares of common stock authorized, of which 22,022,617 shares were outstanding as of February 22, 1999. The holders of the Carolina First common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First is dividends from its subsidiaries. Carolina First's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST." All outstanding shares of Carolina First common stock are fully paid and nonassessable. No holder of Carolina First common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Carolina First common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the Carolina First common stock are entitled to one vote per share.


PREFERRED STOCK

      Carolina First has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Carolina First's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First to impede the ability of third parties who attempt to acquire control of Carolina First without the cooperation of Carolina First's Board of Directors.

CERTAIN MATTERS

      SHAREHOLDERS' RIGHTS AGREEMENT. In 1993, the Carolina First Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights

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Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of Carolina First common stock outstanding on November 23, 1993 and each share to be issued by Carolina First thereafter. Each Right entitles the registered holder to purchase from Carolina First one-half share of Carolina First common stock at a cash exercise price of $30.00, subject to adjustment.

      Initially, the Rights are not exercisable and no separate rights certificates are distributed. However, the Rights will separate from the Carolina First common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the 10th business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the Carolina First common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Carolina First common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for Carolina First common stock will also constitute the transfer of the Rights associated with the Carolina First common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of Carolina First common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Carolina First common stock issued prior to the Distribution Date will be issued with Rights.

      ln the event that (i) a person acquires beneficial ownership of 20% or more of the Carolina First common stock, (ii) Carolina First is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the Carolina First common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Carolina First common stock (or in certain circumstances, cash, property, or other securities of Carolina First) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Carolina First common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Carolina First common stock per Right, subject to adjustment as provided in the Rights Agreement.

      The exercise price payable, and the number of shares of Carolina First common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Carolina First common stock, (ii) if holders of the Carolina First common stock are granted certain rights or warrants to subscribe for Carolina First common stock or securities convertible into Carolina First common stock at less than

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the current market price of the Carolina First common stock, or (iii) upon the distribution to holders of the Carolina First common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Carolina First common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by two-thirds of such Disinterested Directors. After the redemption period has expired, Carolina First's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Carolina First common stock in a transaction or series of transactions not involving Carolina First and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

      Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of two-thirds of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First's public filings with the Securities and Exchange Commission.

      MANAGEMENT CONTRACTS. Carolina First has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr., David L. Morrow and Joseph C. Reynolds. These agreements set forth provisions regarding compensation, confidentiality, termination and noncompetition.

      BOARD OF DIRECTORS.

      Classification of Board of Directors. Carolina First's Board of Directors currently consists of thirteen persons. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number of directors as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

      Removal of Directors. Carolina First's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the then outstanding voting securities of Carolina First to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.


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      Limitation of Director Liability. The members of the Board of Directors of
Carolina First are exempt under Carolina First's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

      Evaluation of Proposed Business Combinations. Carolina First's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First, and on its subsidiaries, the communities and geographical areas in which Carolina First and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered in relation to the then current market price for Carolina First's outstanding shares, but also in relation to the then current value of Carolina First in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First (including the unrealized value of its properties and assets) as an independent going concern.

      VOTING.

      Voting For Directors. Carolina First's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

      Supermajority Voting Requirements. Carolina First's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First entitled to vote for approval before Carolina First may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First and another corporation, 50% or more of the voting stock of which is owned by Carolina First. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First without the cooperation of Carolina First's Board of Directors.

      CONTROL SHARE ACQUISITION/BUSINESS COMBINATION STATUTES. The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See

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"COMPARATIVE RIGHTS OF SHAREHOLDERS -- Change in Control, Business Combinations
and Anti- Takeover Provisions."

      TRANSFER AGENT. The transfer agent for the Carolina First common stock is Reliance Trust Company, Atlanta, Georgia.

      DIVIDEND REINVESTMENT PLAN. Carolina First has in place a dividend reinvestment plan with respect to the Carolina First common stock. As set forth in the plan, holders of such shares may elect to receive Carolina First common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of Carolina First common stock through optional cash payments.


                                  LEGAL MATTERS

      Certain legal matters in connection with the Reorganization Agreement, including the validity of the Carolina First Shares offered hereby, will be passed upon for Carolina First by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham, P.A. is also rendering a tax opinion to Citizens regarding the Reorganization Agreement. As of February 22, 1999, members and attorneys of Wyche, Burgess, Freeman & Parham, P.A. beneficially owned a total of approximately 19,000 shares of Carolina First common stock.

      Certain legal matters in connection with the Reorganization Agreement will be passed upon for Citizens by Holmes & Pickens, Palatka, Florida.


                                     EXPERTS

      The financial statements of Citizens as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

      The consolidated financial statements of Carolina First as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                   OTHER MATTERS

      The Board of Directors of Citizens is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of Citizens common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.

                 ADDITIONAL INFORMATION AVAILABLE THROUGH THE SEC

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      Carolina First is subject to the informational requirements of the
Securities Exchange Act of 1934, as amended ("Exchange Act"). Pursuant to the provisions of the Exchange Act, Carolina First files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Carolina First) that file electronically with the Commission.

      Carolina First has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Carolina First Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the annexes and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Carolina First, Citizens and the Carolina First shares offered hereby, reference is hereby made to the Registration Statement, including the annexes and schedules thereto.

      All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Carolina First has been supplied by Carolina First, and all information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Citizens has been supplied by Citizens.


       INCORPORATION OF CERTAIN INFORMATION FILED WITH THE SEC BY REFERENCE

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CAROLINA FIRST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH A DOCUMENT UNLESS SUCH
EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT, CAROLINA FIRST CORPORATION, 102 SOUTH MAIN STREET, GREENVILLE, SC 29601, TELEPHONE NUMBER (864) 255-7900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH ___, 1999.

      The following documents filed with the Commission by Carolina First pursuant to Section 13(a) or 15(d) of the Exchange Act are incorporated herein by reference:

      (1) Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997;

      (2) Carolina First's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

      (3) Carolina First's Current Reports on Form 8-K dated February 13, 1998; and

      (4) The description of the Carolina First common stock which is contained in Carolina First's Form 8-A filed with the Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.

      All documents filed by Carolina First pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

           RESALE MATTERS; SOURCE OF INFORMATION; CERTAIN OTHER MATTERS

        This Proxy Statement/Prospectus does not cover any resales of the Carolina First common stock offered hereby to be received by shareholders deemed to be "affiliates" of Carolina First or Citizens upon consummation of the acquisition. No person is authorized to make use of this Proxy
Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Carolina First not deemed to be "affiliates" of Carolina First or Citizens.

        No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Carolina First or Citizens. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of Carolina First or Citizens since such date.

CITIZENS FIRST NATIONAL BANK

TABLE OF CONTENTS
                                                                        Page

INDEPENDENT AUDITORS' REPORT                                            F-l

FINANCIAL STATEMENTS:

    Balance Sheets                                                      F-2

    Statements of Income                                                F-3

    Statements of Shareholders' Equity                                  F-4

    Statements of Cash Flows                                            F-5

    Notes to Financial Statements                                       F-6

INDEPENDENT AUDITORS' REPORT


Board of Directors
Citizens First National Bank
Crescent City, Florida

We have audited the accompanying balance sheets of Citizens First National Bank (the "Bank") as of December 31, 1996 and 1997, and the related statements of income, shareholders' equity and cash flows for the three years ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 1996 and 1997, and the results of its operations and its cash flows for the three years ended December 31, 1997 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Jacksonville, Florida


March 27, 1998

CITIZENS FIRST NATIONAL BANK

BALANCE SHEETS


                                                                                   December 31,           September 30,
                                                                                   ------------           ------------
                                                                              1996          1997              1998
                                                                                                           (Unaudited)
ASSETS
CASH AND CASH EQUIVALENTS:
   Cash and due from banks                                                  $  2,816,088    $  2,884,713   $  3,113,139
   Federal funds sold                                                            797,000       4,186,000      3,229,000
                                                                            ------------    ------------   ------------
          Total cash and cash equivalents                                      3,613,088       7,070,713      6,342,139

INVESTMENT SECURITIES:
   Held to maturity at amortized cost
      (fair value of $1,724,695, $2,749,325 and $3,133,163)                   1,739,345        2,749,201      3,091,310
   Available for sale, at fair value
     (amortized cost of $5,571,627, $5,103,399 and $5,731,749)                 5,538,734       5,103,345      5,774,323
   Other investments                                                              78,700          78,700         78,700
                                                                            ------------    ------------   ------------
          Total investment securities                                          7,356,779       7,931,246      8,944,333

LOANS, net allowance for loan losses
    of $451,646, $409,334 and $393,686                                        34,032,569      35,817,617     36,968,322
PROPERTIES AND EQUIPMENT, net                                                  1,370,563       1,129,118      1,098,461
OTHER REAL ESTATE OWNED                                                          288,749         249,740        187,260
ACCRUED INCOME                                                                   361,571         418,947        443,889
DEFERRED INCOME TAXES                                                             77,771          60,388         31,384
OTHER ASSETS                                                                     672,128         707,355        650,734
                                                                            ------------    ------------   ------------
TOTAL                                                                       $ 47,773,218    $ 53,385,124   $ 54,666,522
                                                                            ============    ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
   Noninterest-bearing demand deposits                                      $  7,893,049    $  8,532,159   $  8,815,294
   Interest-bearing                                                           35,441,540      39,951,456     40,616,780
                                                                            ------------    ------------   ------------
          Total deposits                                                      43,334,589      48,483,615     49,432,074
ACCRUED INTEREST PAYABLE                                                          79,562         120,234        100,001
INCOME TAXES PAYABLE                                                             109,040          77,297         93,282
OTHER LIABILITIES                                                                223,670         264,375        311,465
                                                                            ------------    ------------   ------------
          Total liabilities                                                   43,746,861      48,945,521     49,936,822
                                                                            ------------    ------------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
SHAREHOLDERS' EQUITY:
   Common stock, par value $10; 125,000 shares
     authorized; 109,900 shares issued and outstanding                         1,099,000       1,099,000      1,099,000
   Additional paid-in capital                                                  1,189,800       1,189,800      1,189,800
   Retained earnings                                                           1,755,567       2,150,836      2,414,346
   Accumulated other comprehensive income, net of tax                            (18,010)            (33)        26,554
                                                                            ------------    ------------   ------------
          Total shareholders' equity                                           4,026,357       4,439,603      4,729,700
                                                                            ------------    ------------   ------------
TOTAL                                                                       $ 47,773,218    $ 53,385,124   $ 54,666,522
                                                                            ============    ============   ============
See notes to financial statements.

CITIZENS FIRST NATIONAL BANK

STATEMENTS OF INCOME




                                                                                                        For the nine months ended
                                                                For the years ended December 31,               September 30,
                                                              ------------------------------------      --------------------------
                                                                1995           1996          1997          1997         1998
                                                                                                      (Unaudited) (Unaudited)

INTEREST INCOME:
   Loans, including fees                                 $ 2,974,150    $ 3,033,760   $ 3,271,921   $ 2,448,453   $ 2,554,358
   Investment securities:
      Taxable                                                461,102        434,450       375,315       274,668       334,098
      Tax-exempt                                              48,972         48,947        27,083        20,793        20,344
   Federal funds sold                                        140,293         82,877       251,000       180,516       206,318
                                                           -----------   -----------    -----------   ---------   ------------
          Total interest income                            3,624,517      3,600,034     3,925,319     2,924,430     3,115,118
INTEREST EXPENSE - Deposits                                1,341,575      1,251,687     1,547,637     1,134,640     1,202,011
                                                           -----------   -----------    -----------   ---------   ------------
NET INTEREST INCOME BEFORE
   PROVISION FOR LOAN LOSSES                               2,282,942      2,348,347     2,377,682     1,789,790     1,913,107
PROVISION FOR LOAN LOSSES                                    146,000         78,877                                    10,000
                                                           -----------   ------------   -----------   ---------   ------------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                               2,136,942      2,269,470     2,377,682     1,789,790     1,903,107
NONINTEREST INCOME:

   Service charges on deposits                               429,068        391,547       405,458       304,164       287,375
   Other                                                      24,437         88,653        28,478        24,192         9,184
                                                           -----------   -----------   -----------   ----------   ------------
                                                             453,505        480,200       433,936       328,356       296,559
                                                           -----------   -----------   -----------   ----------   ------------
NONINTEREST EXPENSES:
   Salaries and employees benefits                         1,052,581      1,109,567     1,137,748       856,368       839,419
   Occupancy                                                 194,958        215,394       203,695       157,030       162,485
   Furniture and equipment                                   214,309        183,643       187,068       131,779       132,203
   Directors' fees                                            72,511         72,250        73,450        54,925        54,825
   Professional services                                      71,295         73,893        31,631        20,992        62,483
   Insurance                                                  98,957         37,886        40,205        29,635        30,788
   Postage and freight                                        55,527         56,927        60,962        45,328        45,393
   Other                                                     459,550        440,290       447,951       345,528       325,577
                                                          -----------   -----------   -----------   -----------   ------------
                                                           2,219,688      2,189,850     2,182,710     1,641,585      1,653,173
                                                          -----------   -----------   -----------   -----------   ------------
INCOME BEFORE INCOME TAXES                                   370,759        559,820       628,908       479,561       546,493
PROVISION FOR INCOME TAXES:
   Current                                                   138,342        181,364       154,189       114,517       188,349
   Deferred                                                  (61,735)        15,561         2,520         6,714         6,714
                                                          -----------   -----------   ------------  ------------  -----------
          Total provision for income taxes                    76,607        196,925       156,709       121,231       195,063
                                                          -----------   -----------   -----------   ------------  ------------
NET INCOME                                               $   294,152    $   362,895   $   472,199   $   355,330   $   351,430
                                                          ===========   ===========   ===========   ============  ============
NET INCOME FOR COMMON SHARE: BASIC                       $      2.68    $      3.30   $      4.30   $      3.23   $      3.20
                                                          ===========   ===========   ===========   ===========  ============
WEIGHTED AVERAGE SHARES                                      109,900        109,900       109,900       109,900       109,900
                                                          ===========   ===========   ===========   ===========  ============
OUTSTANDING
See notes to financial statements.

CITIZENS FIRST NATIONAL BANK

STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                Accumulated Other
                                                  Common Stock        Additional                  Comprehensive
                                                 --------------       Paid-In        Retained     (Loss) Income,
                                                  Shares    Amount    Capital        Earnings       Net of Tax      Total


BALANCE, JANUARY 1, 1995                        109,900  $ 1,099,000    $ 1,189,800   $ 1,158,965   $ (191,210)   $3,256,555
Comprehensive Income:
   Net Income                                                                             294,152                    294,152
   Other comprehensive income,
      unrealized gains on investment
      securities, net of tax of $120,548                                                               196,683       196,683
                                                                                        ----------    -----------   -----------
         Comprehensive income                                                             294,152      196,683       490,835
                                             -----------   -----------   -----------    ----------    -----------   -----------

BALANCE, DECEMBER 31, 1995                      109,900   1,099,000       1,189,800     1,453,117        5,473     3,747,390
Comprehensive Income:
   Net Income                                                                             362,895                    362,895
   Other comprehensive income,
      unrealized loss on investment
      securities, net of tax of $14,393                                                                (23,483)      (23,483)
                                                                                        ----------    -----------   -----------
         Comprehensive income                                                             362,895      (23,483)      339,412
   Dividends paid ($.55 per share)                                                        (60,445)                   (60,445)
                                             -----------   -----------   -----------    ----------    -----------   -----------

BALANCE, DECEMBER 31, 1996                      109,900      1,099,000    1,189,800     1,755,567      (18,010)    4,026,357
Comprehensive Income:
   Net Income                                                                             472,199                    472,199
   Other comprehensive income,
      unrealized gains on investment
      securities, net of tax of $11,018                                                                 17,977        17,977
                                                                                        -----------    -----------   ----------
         Comprehensive income                                                             472,199       17,977       490,176
   Dividends paid ($.70 per share)                                                        (76,930)                   (76,930)
                                             -----------   -----------   -----------    -----------    -----------   -----------

BALANCE, DECEMBER 31, 1997                      109,900      1,099,000   1,189,800      2,150,836         (33)     4,439,603
Comprehensive Income:
   Net Income (unaudited)                                                                 351,430                    351,430
   Other comprehensive income,
      unrealized gains on investment
      securities, net of tax of $16,295
      (unaudited)                                                                                       26,587        26,587
                                                                                        -----------    ---------   ----------
         Comprehensive income (unaudited)                                                 351,430       26,587       378,017
Dividends paid ($.80 per share)
    (unaudited)                                                                           (87,920)                   (87,920)
                                             -----------   -----------   -----------    ----------    ----------   -----------
BALANCE, SEPTEMBER 30, 1998
   (UNAUDITED)                                  109,900     $ 1,099,000  $1,189,800   $ 2,414,346       26,554    $4,729,700
                                             ===========   ===========   ===========    ==========    ==========   ===========
See notes to financial statements.

CITIZENS FIRST NATIONAL BANK

STATEMENTS OF CASH FLOWS

                                                                                         For the nine months ended
                                               For the years then ended December              September 30,
                                             -------------------------------------     -----------------------------
                                               1995          1996         1997          1997                 1998
                                                                                        (Unaudited)     (Unaudited)
OPERATING ACTIVITIES:
   Net income                                 $ 294,152     $  362,895     $ 472,199     $  355,330        $  351,430
                                               --------     ----------     ---------     ----------        ----------
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Provision for loan losses                146,000       78,877                                           10,000
       Depreciation and amortization            111,440      176,279        122,768          89,709            80,406
       Decrease (increase) in accrued income     42,851      (30,763)       (57,376)          6,853           (24,942)
       Decrease (increase) in other assets       19,083     (150,365)       (35,227)        (31,125)           56,622
       Increase (decrease) in accrued interest
            payable                              11,264          638         40,672          30,910          (20,233)
       Deferred income taxes                    (61,735)      15,561          2,520           6,714            6,714
       (Decrease) increase in income taxes       (8,954)      80,784        (31,743)        (50,394)          15,985
       (Decrease) increase in other liabilities (68,928)       3,518         40,705          65,226           47,090
       Other - net                               16,566       23,009         42,646        (167,391)         (53,690)
                                              ----------  ----------     ----------     ----------         ----------
          Total adjustments                     207,587      197,538        124,965         (49,498)         117,948
                                              ----------  ----------     ----------     ----------         ----------
          Net cash provided by operating
             activities                         501,739      560,433        597,164         305,832          469,378
                                              ----------  ----------     ----------     ----------         ----------
INVESTING ACTIVITIES:
   Proceeds from sales of investment securities
      available for sale                                   1,831,792      1,000,625         511,824        1,536,747
   Proceeds from maturities of
    investment securities held to maturity      503,875      999,999      1,250,000
   Purchase of investment securities
     available for sale                                   (1,076,469)    (1,850,107)     (1,000,341)        (342,109)
   Purchase of investment securities held
     to maturiy                                             (748,125)    (2,000,390)       (494,907)      (2,653,805)
   Proceeds from principal paydowns on
     mortgaged-backed securities,
       available for sale                                    412,430        572,828         230,761          488,687
   Proceeds from principal paydowns on
       mortgaged-backed securities,
       held to maturity                         125,340       89,442        494,636         245,257
   Net increase in loans                       (124,040)  (3,889,508)    (1,920,579)       (653,887)      (1,160,705)
   Proceeds from sales of other real
     estate owned                               154,007      157,464        256,281         256,281          122,443
   Purchases of properties and equipment       (101,260)    (192,334)       (14,929)        (14,929)         (49,749)
                                              ----------  ----------     ----------     ----------         ----------
         Net cash provided by (used in)
          investing activities                  557,922   (2,415,309)    (2,211,635)        919,941       (2,058,491)
                                              ----------  ----------     ----------     ----------         ----------
FINANCING ACTIVITIES:
   Net (decrease) increase in demand deposits,
      NOW, money market and savings accounts  (1,979,026)   (135,308)     1,213,262       (256,918)        1,248,417
   Net increase (decrease) in time deposits      793,666     552,625      3,935,764      3,788,480          (299,958)
   Cash dividends paid                                       (60,445)       (76,930)       (76,930)          (87,920)
                                              ----------  ----------     ----------     ----------         ----------
         Net cash (used in) provided by
            financing activities             (1,185,360)     356,872      5,072,096      3,454,632           860,539
                                              ----------  ----------     ----------     ----------         ----------
NET (DECREASE) INCREASE IN CASH AND
   CASH EQUIVALENTS                            (125,699)  (1,498,004)     3,457,625      2,840,523          (728,574)
CASH AND CASH EQUIVALENTS, BEGINNING OF        5,236,791   5,111,092      3,613,088      3,613,088         7,070,713
                                              ==========  ==========     ==========     ==========         ==========
CASH AND CASH EQUIVALENTS, END OF YEAR        $5,111,092  $3,613,088     $7,070,713      $6,453,611       $6,342,139
                                              ==========  ==========     ==========     ==========         ==========
SUPPLEMENTAL DISCLOSURES:
   Cash paid for:
      Interest                                $1,330,311  $1,251,049     $1,506,965     $1,103,730        $1,933,340
                                              ==========  ==========     ==========     ==========         ==========
      Income taxes                            $  147,241  $  100,580     $  248,817     $   59,500         $  38,000
                                              ==========  ==========     ==========     ==========         ==========
   Noncash financing and investing activities:
      Loans foreclosed upon and repossesed    $   87,247  $  270,347     $  133,736     $   96,438         $  79,436
                                              ==========  ==========     ==========     ==========         ==========
See notes to financial statements.

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      GENERAL - Citizens First National Bank (the "Bank") was incorporated and commenced operations in 1982. The Bank is a nationally chartered bank and is subject to the regulations of the Office of the Comptroller of the Currency.

      The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of the Bank's accounting and reporting policies and practices:

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and other short-term, highly liquid interest bearing deposits and investment securities with an original maturity of three months or less. Generally, federal funds are purchased and sold for one-day periods.

      INVESTMENT SECURITIES - Debt securities for which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities are classified as trading securities if bought and held principally for the purpose of selling them in the near future. No investments are held for trading purposes. Securities not classified as held to maturity or trading are classified as available for sale, and reported at fair value with unrealized gains and losses reported net of tax in other comprehensive income as a non-owner change in shareholders' equity until realized. Other investments, which includes Federal Reserve Bank stock and Independent Bankers' Bank stock, are carried at cost as such investments do not have readily determinable fair values.

      Realized gains and losses on sales of investment securities are recognized upon disposition based upon the adjusted cost of the specific security.

      LOANS - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated primarily by using the simple interest method on daily balances of the principal amount outstanding.

      Nonrefundable fees and certain direct costs associated with originating or acquiring loans are recognized over the life of related loans as an adjustment of yield.

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. The allowance for loan losses is increased by charges against income and decreased by chargeoffs (net of recoveries). Chargeoffs to the allowance are made when the loan is considered uncollectible or is transferred to real estate owned. Recoveries are credited to the allowance. Management's periodic evaluation of the adequacy of the allowance is based upon the Bank's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information available to make such determinations, additional provision for loan losses may be required to be established in the future should economic or other conditions change substantially.

      Impaired loans are loans for which it is probable that the creditor will be unable to collect all amounts due according to the contract terms of the loan agreement. The Bank's impaired loans include nonaccrual loans, troubled debt restructurings, and large loans more than 90 days delinquent in which full payment of principal and interest is not expected. Cash receipts on impaired loans are used to reduce principal balances. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Impairment losses are measured by the present value of expected future cash flows discounted at the loan's effective interest rate, or at either the loan's observable market price or the fair value of the collateral. Adjustments to impairment losses due to changes in the fair value of an impaired loan's underlying collateral are included in provision for loan losses. Upon disposition of an impaired loan, any related valuation allowance is reversed through a chargeoff to the allowance for loan losses.

      Large groups of smaller balance homogeneous loans (installment, home equity and single family mortgage loans) are collectively evaluated for impairment. Nonaccrual large loans, troubled debt restructurings, performing large loans and large loans more than 90 days past due in which full payment of principal and interest is not expected are individually evaluated for impairment.

      PROPERTIES AND EQUIPMENT - Properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over estimated useful lives of 3 to 40 years. Repairs and maintenance are charged to expense as incurred.

      Periodically, management reviews long-lived assets for impairment whenever events indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) from the use of an asset is less than its carrying amount.

      OTHER REAL ESTATE OWNED - Property acquired by foreclosure or deed in-lieu of foreclosure is recorded at cost which is the estimated fair value of the property at the time the loan is foreclosed. Subsequent to foreclosure, these properties are carried at the lower of cost or fair value minus estimated costs to sell. Costs relating to maintaining the property are charged to expense.

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      The amounts the Bank could ultimately recover from real estate owned could differ from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategy for recovering its investment.

      INCOME TAXES - Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities under an asset and liability approach using presently enacted rates.

      NET INCOME PER COMMON SHARE - During the year ended December 31, 1997, the Bank adopted SFAS No. 128, "Earnings per Share" (SFAS 128). This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. This Statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. Net income per common share is calculated on the basis of the weighted average number of common shares outstanding. There are no dilutive items in any reporting period.

      COMPREHENSIVE INCOME - In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for the financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in the financial statement. Additionally, SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Bank adopted the requirements of SFAS No. 130 during 1998.

      INTERIM FINANCIAL INFORMATION - Interim financial information at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 is unaudited. The unaudited interim financial statements reflect all adjustments consisting of normal reoccurring accruals which are, in the opinion of management, necessary to a fair statement of the results from the interim periods. Information for the interim periods is not necessarily indicative of results to be achieved for the full year.

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

2.    INVESTMENT SECURITIES

      The amortized cost and estimated fair values of investment securities are as follows:


                                                  For the years then ended December 31, 1997
                                                  ------------------------------------------
                                                               Gross       Gross       Estimated
                                                 Amortized   Unrealized  Unrealized       Fair
                                                   Cost        Gains       Losses        Value

Held to maturity
   Obligations of U.S. government agencies      $ 2,749,201   $  1,544   $  (1,420)    $ 2,749,325
                                                -----------   --------   ----------    ------------
          Total held to maturity                  2,749,201      1,544      (1,420)      2,749,325
                                                -----------   --------   ----------    ------------

Available for Sale:
   Obligations of U.S. government agencies        3,193,049      7,694    (8,722)        3,192,021
   FHLMC and GNMA mortgage-backed securities      1,392,379              (12,634)        1,379,745
   Obligations of state and political
     subdivisions                                   517,971     13,608                     531,579
                                                -----------   --------   ----------    ------------
          Total available for sale                5,103,399     21,302   (21,356)        5,103,345
                                                $ 7,852,600   $ 22,846  $ (22,776)     $ 7,852,670
                                               ============   ========   ==========    ============

                                                                December 31, 1996
                                                  ------------------------------------------
                                                                  Gross       Gross    Estimated
                                                Amortized      Unrealized  Unrealized    Fair
                                                  Cost             Gains      Losses      Value
Held to maturity
   Obligations of U.S. government agencies    $ 1,248,352    $    1,105   $ (12,857)   $1,236,600
   FHLMC mortgage-backed securities               490,993                    (2,898)      488,095
                                              -----------    ----------   ----------   -----------
          Total held to maturity                1,739,345         1,105     (15,755)    1,724,695
                                              -----------    ----------   ----------   -----------
Available for Sale:
   Obligations of U.S. government agencies      2,601,883             7      (7,437)    2,594,453
   FNMA, GNMA and FHLMC mortgage-backed
     securities                                 1,951,138                   (40,951)    1,910,187
   Obligations of state and political
     subdivisions                               1,018,606        15,488                 1,034,094
                                              -----------    ----------   ----------   -----------
          Total available for sale              5,571,627        15,495     (48,388)    5,538,734
                                              -----------    ----------   ----------   -----------
                                              $ 7,310,972   $    16,600   $ (64,143)   $7,263,429
                                              ===========    ==========   ==========   ===========


CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below:


                                        Held to Maturity       Available for Sale
                                      -------------------     --------------------
                                      Amortized   Estimated    Amortized   Estimated
                                        Cost      Fair Value       Cost    Fair Value
Due in one year or less                $   499,337 $   499,685  $ 1,000,064 $   993,750
Due after one year through five years    2,249,864   2,249,640    2,051,852   2,050,386
Due after five years through ten years                              316,041     329,098
Due after ten years                                                 343,063     350,366
Mortgaged-backed securities                                       1,392,379   1,379,745
                                       ----------- -----------  ----------- -----------
                                       $ 2,749,201 $ 2,749,325  $ 5,103,399 $ 5,103,345
                                       =========== ===========  ===========  ==========


      Investment securities carried at $898,794 at December 31, 1997 were pledged to secure public funds' deposits.

3.    LOANS

      Major classifications of loans at December 31, 1996 and 1997 are summarized as follows

                                                        1996         1997

Real estate                                          $ 24,529,394 $ 25,072,954
Commercial                                              3,906,098    4,077,163
Installment                                             6,363,688    7,230,238
Other                                                       5,295        7,864
                                                    --------------  -----------
          Gross loans                                  34,804,475   36,388,219
Unearned income                                          (262,352)    (101,215)
Deferred loan fees                                        (57,908)     (60,053)
Allowance for loan loses                                 (451,646)    (409,334)
                                                     -------------  ----------
Loans, net                                           $ 34,032,569  $ 35,817,617
                                                     =============  ===========

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      Transactions in the allowance for loan losses are as follows:


                                             1995        1996         1997

Balance - Beginning of year               $   384,079 $   439,396 $    451,646
Provision                                     146,000      78,877
Recoveries                                     13,714      17,481       15,047
Charge-offs                                  (104,397)    (84,108)     (57,358)
                                          ----------- ----------- ------------
Balance - End of year                     $   439,396 $   451,646 $    409,334
                                          =========== =========== ============


      The Bank transacts business with directors and officers of the Bank in the ordinary course of business. Total loans outstanding to these parties and their related interests at December 31, 1996 and 1997 approximated $1,193,000 and $1,532,000. Each director has an approved line of credit of $5,000.

      The Bank's primary lending area is Putnam County, Florida and surrounding areas. Although the Bank's loan portfolio is diversified, a significant portion of its loans are collateralized by real estate. It is the Bank's lending policy to collateralize real estate loans based upon certain loan to appraised value ratios.

      The Bank had nonaccrual loans totaling approximately $520,000 and $775,000 at December 31, 1996 and 1997. Interest earnings associated with such loans would have amounted to approximately $47,000 and $59,000 for 1996 and 1997. Impaired loans totaled approximately $520,000 and $495,000 at December 31, 1996 and 1997. Based on the fair value of the related collateral there is no specific allowance required for such loans. The average balance and interest income recorded for impaired loans on the cash basis was not significant during the years ended December 31, 1995, 1996 and 1997.

4.    PROPERTIES AND EQUIPMENT

      Major classifications of properties and equipment at December 31, 1996 and 1997 are summarized as follows:


                                                        1996         1997

Land                                                  $   377,095 $   256,500
Buildings and leasehold improvements                      895,789     895,789
Furniture, equipment and automobiles                    1,102,264   1,098,955
                                                      ------------ ----------
                                                        2,375,148   2,251,244
Accumulated depreciation and amortization              (1,004,585) (1,122,126)
                                                      ------------ ----------
Total                                                 $ 1,370,563 $ 1,129,118
                                                     ============= ==========

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

5.    INTEREST BEARING DEPOSITS

      The composition of interest bearing deposits at December 31, 1996 and 1997 are summarized below:


                                                        1996         1997

NOW accounts                                          $ 7,472,724 $ 7,620,414
Money market accounts                                   2,192,132   2,029,354
Savings accounts                                        6,267,684   6,856,924
Time deposits of $100,000 or more                       3,325,000   4,010,065
Other time deposits                                    16,184,000  19,434,699
                                                     ------------ -----------
Total                                                 $35,441,540 $39,951,456
                                                     ============ ===========

      At December 31, 1997, the scheduled maturities of time deposits are as follows:


1998                                                            $  18,205,031
1999                                                                3,229,356
2000                                                                1,775,932
2001                                                                  234,445
2002 and thereafter                                                        --
                                                                -------------
Total                                                           $  23,444,764
                                                                =============


6.    INCOME TAXES

      The Bank's provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate to pretax income for the following reasons:



                                              1995        1996        1997

Tax at Federal statutory rate of 34%        $  126,058  $  190,339  $  213,829
Increase resulting from:
   State income tax (net of Federal
      income tax benefit)                        6,075      20,881      22,829
   Tax-exempt interest                         (19,632)    (23,711)    (14,826)
   Florida intangible tax credit                           (18,133)    (21,780)
   Other                                       (35,894)     27,549     (43,343)
                                            ----------------------  -----------
Total                                      $    76,607  $  196,925  $  156,709
                                           ===========  ==========  ==========

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997, are presented below:



                                                        1996         1997
Deferred tax assets:
   Allowance for loan losses                           $  119,115  $  103,193
   Deferred loan fees                                      21,791      22,598
   Deferred compensation                                   26,717      35,247
   Unrealized loss on investment securities                14,883          20
   Other                                                   20,259      24,003
                                                       ----------  ----------
          Gross deferred tax assets                       202,765     185,061
                                                       ----------  ----------
Valuation allowance                                            --          --
Deferred tax liabilities:
   Depreciation                                           124,994     124,673
                                                       ----------  ----------
Gross deferred tax liabilities                            124,994     124,673
                                                       ----------  ----------
Net deferred tax asset                                 $   77,771  $   60,388
                                                       ==========  ==========


7.    COMMITMENTS

      In the normal course of business, the Bank has made various commitments that are not presented in the accompanying financial statements. At December 31, 1997, the Bank had commitments to fund loans, unused lines of credit, and unused letters of credit of approximately $101,000, $340,000 and $63,000, respectively. Such commitments all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated balance sheet. Management does not believe that these commitments present any significant liquidity risk to the Bank.

8.    LEASES

      The Bank's branch office buildings and certain equipment are leased under leases classified as operating leases. The leases of the branch buildings are for terms of three years.

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      Future minimum rental commitments under such noncancelable leases at December 31, 1997 are as follows:



Year Ending December 31
1998                                                              $    54,000
1999                                                                   45,000
2000                                                                   45,000
2001                                                                   45,000
2002                                                                   45,000
Thereafter                                                            140,000
                                                                   ----------
Total                                                              $  374,000
                                                                   ==========


      Rental expense for all operating leases was $56,672, $59,283 and $58,168 for 1995, 1996 and 1997.

9.    EMPLOYEE STOCK OWNERSHIP PLAN

      The Bank has adopted an Employee Stock Ownership Plan ("ESOP") for all eligible employees. A participant in the ESOP obtains a vested interest in the Bank's common stock and cash allocated to his account according to a schedule which provides for 100% vesting after seven years of participation in the ESOP. ESOP participants are not permitted to contribute to the ESOP. The Bank's contributions to the ESOP are discretionary and are determined annually by the Board of Directors. Contributions for the years ended December 31, 1995, 1996 and 1997 were $15,000 each.

10.   DEFERRED COMPENSATION AGREEMENTS

      The Bank has established nonqualified deferred compensation agreements for certain employees providing for fixed annual benefits payable over a period of 10 years in the event of death, full disability or retirement at age 65. The cost of these benefits is being charged to expense and accrued using a present value method over the expected terms of employment. The Bank reserves the right to terminate these agreements. Total expense under these plans was $26,629, $28,947 and $31,544 for 1995, 1996 and 1997,
      respectively.

11.   REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996 and 1997, the most recent notification from the Office of the Comptroller of the Currency ("OCC") categorized the Bank as well capitalized under the regulatory framework for prompt and corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.



                                                        For Capital          To be Well Capitalized Under
                                    Actual           Adequacy Purposes    Prompt Corrective Action Provisions
                            -------------------    ---------------------  -----------------------------------
                              Amount      Ratio     Amount         Ratio        Amount          Ratio
As of December 31, 1997:
   Total capital
      (to risk weighted
         assets)           $4,845,801     14.92%  $2,599,202        8.0%      $3,249,003         10.0%
   Tier 1 capital
      (to risk weighted
         assets)            4,439,636     13.67    1,299,601        4.0        1,949,402          6.0
   Tier 1 capital
      (to average
         assets)            4,439,636      8.78    2,021,959        4.0        2,527,449          5.0

As of December 31, 1996:
   Total capital
      (to risk weighted
         assets)            4,431,247     14.35    2,470,851        8.0        3,088,563         10.0%
   Tier 1 capital
      (to risk weighted
         assets)            4,044,367     13.09    1,235,425        4.0        1,853,138          6.0
   Tier 1 capital
      (to average
         assets)            4,044,367      8.54    1,895,171        4.0        2,368,964          5.0


CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      The following is a reconciliation of shareholders' equity as reported in the financial statements to regulatory capital as of December 31, 1996 and 1997:


                                                   Tier 1           Total
                                  Leverage       Risk Based      Risk Based
                                   Capital         Capital         Capital
                                 -----------     -----------     -----------
As of December 31, 1997:
   Shareholders' equity          $ 4,439,603     $ 4,439,603     $ 4,439,603
   Unrealized loss on
     investment securities                33              33              33
   Allowance for loan loss                                           406,165
                                 -----------     -----------     -----------
Regulatory capital               $ 4,439,636     $ 4,439,636     $ 4,845,801
                                 ===========     ===========     ===========
As of December 31, 1996:
   Shareholders' equity          $ 4,026,357     $ 4,026,357     $ 4,026,357
   Unrealized loss on
     investment securities            18,010          18,010          18,010
   Allowance for loan loss                                           386,880
                                 -----------     -----------     -----------
Regulatory capital               $ 4,044,367     $ 4,044,367     $ 4,431,247
                                 ===========     ===========     ===========


12.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used by the Bank in estimating financial instrument fair values:

      GENERAL COMMENT - The financial statements include various estimated fair value information as required by Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Statement 107). Such information, which pertains to the Bank's financial instruments is based on the requirement set forth in Statement 107 and does not purport to represent the aggregate net fair value of the Bank. Furthermore, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change.

      CASH AND CASH EQUIVALENTS - The carrying amount for cash and cash equivalents approximate the estimated fair values of such assets.

      HELD TO MATURITY INVESTMENT SECURITIES - Fair values for held to maturity investment securities are based on quoted market prices.

      AVAILABLE FOR SALE INVESTMENT SECURITIES - Fair values for securities available for sale are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

CITIZENS FIRST NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

      OTHER INVESTMENT SECURITIES - Fair value of the Bank's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

      LOANS - For variable rate loans that reprice frequently, the carrying amount is a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

      DEPOSITS - The fair value of demand deposits, savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities.

      A comparison of the carrying amount to the fair values of the Bank's significant financial instruments as of December 31, 1996 and 1997 is as follows:


                                           1998                    1997
                                  ----------------------   --------------------
                                    Carrying      Fair        Carrying    Fair
(Amounts in Thousands)               Amount       Value        Amount     Value
Financial assets:
   Cash and cash equivalents      $     3,613 $    3,613   $    7,071 $   7,071
   Held to maturity                     1,739      1,739        2,749     2,749
   Investment securities
     available for sale                 5,539      5,539        5,103     5,103
   Other investments                       79         79           79        79
   Loans                               34,804     34,413       36,388    35,458
Financial liabilities:
   Deposits                            43,335     43,284       48,484    48,463


13.   SUBSEQUENT EVENT (UNAUDITED)

      In January 1999, the Bank signed a definitive agreement with Carolina First Corporation to sell the stock of the Bank for twelve million dollars of Carolina First Corporation stock. The number of shares of Carolina First Corporation to be exchanged for shares of Citizens First National Bank will be determined at closing using a thirty day average of the stock price for Carolina First Corporation. The closing of this transaction is expected to occur, if such occurs, on April 2, 1999. The merger is subject to approval of regulatory agencies and shareholders.

                                    * * * * * *

                                                                         ANNEX A



                            REORGANIZATION AGREEMENT





                                 BY AND BETWEEN




                           CAROLINA FIRST CORPORATION

                                       AND

                          CITIZENS FIRST NATIONAL BANK


                          DATED AS OF JANUARY 14, 1999


                                      TABLE OF CONTENTS
         SECTION I.  DEFINITIONS........................................................................6
                  1.1.  Articles of Merger..............................................................6
                  1.2.  Benefit Plans...................................................................6
                  1.3.  CERCLA..........................................................................6
                  1.4.  CFB.............................................................................6
                  1.5.  CFC.............................................................................6
                  1.6.  CFC Benefit Plans...............................................................6
                  1.7.  CFC Common Stock................................................................6
                  1.8.  Citizens........................................................................6
                  1.9.  Citizens Benefit Plans..........................................................6
                  1.10. Citizens Common Stock...........................................................6
                  1.11. Closing; Closing Date...........................................................6
                  1.12. Code............................................................................6
                  1.13. Confidential Information........................................................6
                  1.14. Derivatives Contract............................................................7
                  1.15. ERISA...........................................................................7
                  1.16. Effective Time..................................................................7
                  1.17. Exchange Act....................................................................7
                  1.18.  Fair Market Value..............................................................7
                  1.19. FDIC............................................................................7
                  1.20. Federal Reserve.................................................................7
                  1.21. GAAP............................................................................7
                  1.22. Interim Bank....................................................................7
                  1.23. IRS.............................................................................7
                  1.24. Knowledge.......................................................................7
                  1.25. Lien............................................................................7
                  1.26. Material Adverse Event; Material Adverse Effect.................................7
                  1.27. Merger..........................................................................7
                  1.28. OCC.............................................................................7
                  1.29. OTS.............................................................................7
                  1.30. PBGC............................................................................8
                  1.31. Person..........................................................................8
                  1.32. Plan of Merger..................................................................8
                  1.33. Proxy Statement.................................................................8
                  1.34. Registration Statement..........................................................8
                  1.35. Regulations.....................................................................8
                  1.36. Regulatory Approvals............................................................8
                  1.37. Regulatory Authority............................................................8
                  1.38. Reorganization Agreement........................................................8
                  1.39. Rights..........................................................................8
                  1.40. SEC.............................................................................8
                  1.41. Securities Act..................................................................8
                  1.42. State Board.....................................................................8
                  1.43. Shareholder Approval............................................................8
                  1.44. Shareholders' Meeting...........................................................8
         SECTION II.  THE MERGER........................................................................8
                  2.1.  Merger..........................................................................8
                  2.2.  The Closing.....................................................................8
                  2.3.  Consideration for the Merger....................................................9
                  2.4.  Formation of Interim Bank; Shareholder Approval; Registration Statement.........9
                  2.5.  Cooperation; Regulatory Filings.................................................9
                  2.6.  Tax Treatment...................................................................9

                                                      A-2

                  2.8.  Accounting Treatment............................................................9
         SECTION III.  REPRESENTATIONS AND WARRANTIES OF CITIZENS......................................10
                  3.1.  Organization, Good Standing and Conduct of Business............................10
                  3.2.  Subsidiaries...................................................................10
                  3.3.  Corporate Authority............................................................10
                  3.4.  Binding Effect.................................................................10
                  3.5.  Capitalization of Citizens.....................................................10
                  3.6.  Compliance with Laws; Absence of Defaults......................................10
                  3.7.  Non-Contravention and Defaults; No Liens.......................................11
                  3.8.  Necessary Approvals............................................................11
                  3.9.  Financial Statements...........................................................11
                  3.10. Tax Returns....................................................................11
                  3.11. Undisclosed Liabilities........................................................12
                  3.12. Properties, Encumbrances.......................................................12
                  3.13. Litigation.....................................................................12
                  3.14. Reports........................................................................12
                  3.15. Brokers........................................................................12
                  3.16. Expenditures...................................................................12
                  3.17. Insurance......................................................................12
                  3.18. Contracts and Commitments......................................................13
                  3.19. Employee Benefit Plans and Contracts...........................................13
                  3.20. Allowance for Loan Losses......................................................14
                  3.21. Environmental Matters..........................................................14
                  3.22. Citizens Information...........................................................15
                  3.23. Asset Classification...........................................................15
                  3.24. Derivatives Contracts, Etc.....................................................15
                  3.25. Labor Matters..................................................................15
                  3.26. Securities Reports.............................................................15
                  3.27. Ownership of CFC Common Stock..................................................15
                  3.28. Resale of CFC Common Stock.....................................................15
         SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC............................................16
                  4.1.  Organization, Good Standing and Conduct of Business............................16
                  4.2.  Subsidiaries...................................................................16
                  4.3.  Corporate Authority............................................................16
                  4.4.  Binding Effect.................................................................16
                  4.5.  Capitalization of CFC..........................................................16
                  4.6.  Compliance with Laws; Absence of Defaults......................................17
                  4.7.  Non-Contravention and Defaults; No Liens.......................................17
                  4.8.  Necessary Approvals............................................................17
                  4.9.  Financial Statements...........................................................17
                  4.10. Undisclosed Liabilities........................................................17
                  4.11. Litigation and Regulatory Agreements...........................................18
                  4.12. Reports........................................................................18
                  4.13. CFC Information................................................................18
                  4.14. Securities Reports.............................................................18
                  4.15. Due Diligence..................................................................18
                  4.16. Derivatives Contracts, Etc.....................................................18
         SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING..............................................18
                  5.1.  Conduct of Citizens Pending Closing............................................18
                  5.2.  Conduct of CFC Pending Closing.................................................19
         SECTION VI.  COVENANTS OF THE PARTIES.........................................................20
                  6.1.  Access to Properties and Records...............................................20
                  6.2.  Confidentiality................................................................20

                                                       A-3

                  6.3.  Cooperation....................................................................20
                  6.4.  Affiliates' Letters............................................................20
                  6.5.  Listing of CFC Common Stock....................................................21
                  6.6. [Reserved]......................................................................21
                  6.7.  Tax Treatment..................................................................21
                  6.8.  Expenses.......................................................................21
                  6.9.  Material Events................................................................21
                  6.10. Public Announcements...........................................................21
                  6.11. Updating of Schedules..........................................................21
                  6.12. Certain Policies of Citizens...................................................21
                  6.13. Employee Matters...............................................................21
                  6.14. Directors......................................................................22
                  6.15. Charitable Contributions.......................................................22
                  6.16. Agreements with Citizens Officers..............................................22
                  6.17. Prohibited Actions.............................................................22
         SECTION VII.   CONDITIONS TO CFC'S OBLIGATIONS TO CLOSE.......................................22
                  7.1.  Performance of Acts and Representations by Citizens............................22
                  7.2.  Opinion of Counsel for Citizens................................................22
                  7.3.  Conduct of Business............................................................23
                  7.4.  Consents.......................................................................23
                  7.5.  Certificates...................................................................23
                  7.6.  Shareholder Approval...........................................................23
                  7.7.  Securities Laws................................................................23
                  7.8. Employment Agreements; Consulting Agreement.....................................23
                  7.9.  Limit on Dissent...............................................................23
                  7.10.  Pooling of Interests..........................................................23
         SECTION VIII. CONDITIONS TO THE OBLIGATION OF CITIZENS TO CLOSE...............................23
                  8.1.  Performance of Acts and Representations by CFC.................................24
                  8.2.  Opinion of Counsel for CFC.....................................................24
                  8.3.  Conduct of Business............................................................24
                  8.4.  Consents.......................................................................24
                  8.5.  Certificates...................................................................24
                  8.6.  Tax Opinion....................................................................25
                  8.7.  Shareholder Approval...........................................................25
                  8.8.  Securities Laws................................................................25
                  8.9. Employment Agreements; Consulting Agreement.....................................25
                  8.10. Due Diligence..................................................................25
         SECTION IX.   TERMINATION.....................................................................25
                  9.1.  Termination....................................................................25
         SECTION X.   INDEMNIFICATION..................................................................25
                  10.1.  Information for Application and Statements....................................25
                  10.2.  Indemnification of Officers and Directors.....................................26
                  10.3.  Insurance.....................................................................26
         SECTION XI.   MISCELLANEOUS...................................................................26
                  11.1.  Survival of Representations and Warranties....................................26
                  11.2.  Entire Agreement..............................................................27
                  11.3.  Binding Agreement.............................................................27
                  11.4.  Notices.......................................................................27
                  11.5.  Counterparts..................................................................27
                  11.6.  Headings......................................................................27
                  11.7.  Law Governing.................................................................28
                  11.8.  Amendment.....................................................................28
                  11.9.  Waiver........................................................................28

APPENDICES
Appendix A   Plan of Merger

SCHEDULES
Schedule 3.6:     Violations
Schedule 3.11: Material Liabilities or Obligations Not Disclosed in Citizens Financial Statements
Schedule 3.12:    Exceptions to No Liens
Schedule 3.13:    Litigation
Schedule 3.16:    Proposed Expenditures Exceeding $25,000
Schedule 3.17:    Insurance
Schedule 3.18: Contracts or Other Commitments of Citizens; Other Material Contracts
Schedule 3.19:    Citizens Employee Benefit and Welfare Plans
Schedule 3.21     Exceptions to Citizens's Environmental Representations
Schedule 3.23:    Classified Assets
Schedule 3.24:    Derivatives Contracts, Etc.
Schedule 4.5:     Exceptions to CFC Capitalization Representations
Schedule 4.6:     Violations
Schedule 4.10:    CFC Tax Matters
Schedule 4.11: Material Liabilities or Obligations Not Disclosed in the CFC Financial Statements
Schedule 4.12:    Litigation
Schedule 4.14:    CFC Employee Benefit and Welfare Plans
Schedule 4.16:    Derivatives Contracts, Etc.
Schedule 6.15:    Charitable Contributions
Schedule 6.16:    Employment Agreements

         This REORGANIZATION AGREEMENT is entered into as of this 14th day of January, 1999 by and between Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina and Citizens First National Bank ("Citizens"), a national banking association organized and existing under the laws of the United States of America.

                                    RECITALS

         A. Citizens is a national banking association headquartered in Crescent City, Florida.

         B. CFC is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

         C. The parties hereto desire that Citizens be merged with and into an interim banking subsidiary of CFC, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC and Citizens hereby agree as follows:


                             SECTION I. DEFINITIONS

         1.1. ARTICLES OF MERGER. The Articles of Merger to be executed by Interim and Citizens in a form appropriate for filing with the OCC and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
         1.2. BENEFIT PLANS. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
         1.3. CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEQ.
         1.4. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
         1.5. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.
         1.6. CFC BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by CFC or under which it may be obligated.
         1.7. CFC COMMON STOCK. The common stock, par value $1.00 per share, of CFC.
         1.8. CITIZENS. Citizens First National Bank, a national banking association organized and existing under the laws of the United States of America.
         1.9. CITIZENS BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by Citizens or under which Citizens may be obligated.
         1.10. CITIZENS COMMON STOCK. The common stock, par value $10.00 per share, of Citizens.
         1.11. CLOSING; CLOSING DATE. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.2 hereof.
         1.12. CODE. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
         1.13. CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

         1.14. DERIVATIVES CONTRACT. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).
         1.15. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
         1.16. EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify Citizens in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.17. EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.
         1.18. FAIR MARKET VALUE. The average of the closing prices (i.e. last trade prices) as quoted on the Nasdaq National Market for CFC Common Stock for the 30 trading days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, if prior to the Effective Time, any other Person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another Person or is discussing being acquired by another Person, then the average of the Closing Prices as quoted on the Nasdaq National Market for CFC Common Stock for the 30 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average determined pursuant to the first clause of this sentence, then the smaller average shall be the Fair Market Value.
         1.19. FDIC. The Federal Deposit Insurance Corporation.
         1.20. FEDERAL RESERVE. The Board of Governors of the Federal Reserve System.
         1.21. GAAP. Generally accepted accounting principles consistently applied.
         1.22. INTERIM BANK. Carolina First Interim Bank, N.A. an interim national bank to be formed by CFC for purposes of effecting the Merger and other transactions contemplated herein.
         1.23. IRS. The Internal Revenue Service.
         1.24. KNOWLEDGE. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or the board of directors of the entity making the representation or warranty from other Persons).
         1.25. LIEN. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
         1.26. MATERIAL ADVERSE EVENT; MATERIAL ADVERSE EFFECT. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of Citizens or CFC or a subsidiary thereof taken with the prior written consent of CFC or Citizens, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.12, or (E) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates.
         1.27. MERGER. The Merger of Citizens with and into Interim Bank, all as provided herein.
         1.28. OCC. Office of the Comptroller of the Currency.
         1.29. OTS. Office of Thrift Supervision.

         1.30. PBGC. The Pension Benefit Guaranty Corporation.
         1.31. PERSON. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
         1.32. PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
         1.33. PROXY STATEMENT. The joint proxy statement/prospectus included in the Registration Statement which shall be furnished to the Citizens shareholders in connection with the Shareholders' Meeting and the matters contemplated thereby.
         1.34. REGISTRATION STATEMENT. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the Citizens shareholders in connection with the Merger.
         1.35. REGULATIONS. The regulations issued by the IRS under the Code.
         1.36. REGULATORY APPROVALS. The orders, approvals, or exemptions of the FDIC, Federal Reserve, the OCC, the State Board, or any other Regulatory Authority approving the Merger and the transactions contemplated herein.
         1.37. REGULATORY AUTHORITY. Any Federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OCC, the State Board and the FDIC) and any other Federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of Federal, state or local government, including without limitation the SEC.
         1.38. REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.
         1.39. RIGHTS. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation of, any of its capital stock or ownership interests therein.
         1.40. SEC. The Securities and Exchange Commission.
         1.41. SECURITIES ACT. The Securities Act of 1933, as amended.
         1.42. STATE BOARD. The South Carolina State Board of Financial Institutions.
         1.43. SHAREHOLDER APPROVAL. The approval of the Merger by the requisite vote of the shareholders of Citizens at the Shareholders' Meeting, all in accordance with this Reorganization Agreement and the Plan of Merger.
         1.44. SHAREHOLDERS' MEETING. The meeting of Citizens shareholders at which the Merger will be voted upon.


                             SECTION II. THE MERGER

          2.1. MERGER. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, Citizens shall merge with and into Interim Bank (the "Merger"), the separate existence of Citizens shall cease, and Interim shall survive and the name of the surviving corporation shall be "Citizens First National Bank". The parties agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger, the terms of which are incorporated herein.
          2.2. THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by July 31, 1999, either party hereto shall have the right to terminate this Reorganization Agreement so long as the failure to Close is not the result of a breach of this Reorganization Agreement by the party seeking to effect such termination.
          2.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of Citizens into shares of CFC shall be as set forth in the Plan of Merger.
          2.4. FORMATION OF INTERIM BANK; SHAREHOLDER APPROVAL; REGISTRATION STATEMENT. CFC agrees to form Interim Bank in a timely manner and to vote all shares of Interim Bank in favor of this Reorganization Agreement and the Merger. Citizens shall call its Shareholders= Meeting in accordance with the applicable provisions of Federal law for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meeting shall be held as soon as practicable. The board of directors of Citizens shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to its shareholders and use its best efforts to obtain their approval of this Reorganization Agreement and the Merger. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under applicable blue sky laws in connection with the issuance of CFC Common Stock in the Merger. CFC and Citizens shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the Citizens shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals. Citizens shall mail, at its expense, the Proxy Statement to its shareholders.
          2.5. COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, CFC and Citizens shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by CFC and Citizens, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the OCC, the appropriate Regulatory Authorities of South Carolina, the shareholders of Citizens, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. CFC shall be responsible for all filings fees associated with the Regulatory Approvals.
         2.6. TAX TREATMENT. CFC and Citizens intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.
         2.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. CFC may at any time change the method of effecting the acquisition of Citizens (including without limitation the provisions of this Section II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter the type of consideration to be issued to the holders of Citizens Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Citizens's stockholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the Regulatory Approvals, or (v) materially delay the Closing.
         2.8. ACCOUNTING TREATMENT. The parties presently intend that the Merger shall be accounted for as a "pooling of interests" (although CFC, in its sole discretion, has the right to cause the Merger to be accounted for as a "purchase"). If the Merger is accounted for as a "pooling of interests," CFC shall publish as soon as reasonably practicable financial results covering the first complete month of combined operations of CFC and Citizens after the effective date of the Merger (all as contemplated within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies). The parties acknowledge that the publishing of such financial statements within 11 business days after the end of the fiscal month shall be deemed to be timely.

             SECTION III. REPRESENTATIONS AND WARRANTIES OF CITIZENS

         Citizens hereby represents and warrants to CFC the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC, such breach or inaccuracy must have had a Material Adverse Effect.
         3.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. Citizens is a corporation, duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Citizens makes such license or qualification necessary.
         3.2. SUBSIDIARIES. Citizens neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
         3.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of Citizens. Other than the Shareholder Approval, no further corporate acts or proceedings on the part of Citizens are required or necessary to authorize this Reorganization Agreement or the Merger.
         3.4. BINDING EFFECT. Subject to receipt of the Shareholder Approval and the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of Citizens, enforceable against Citizens in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Citizens in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Citizens and enforceable against Citizens in accordance with its terms, subject to the exceptions in the previous sentence.
         3.5. CAPITALIZATION OF CITIZENS. The authorized capital stock of Citizens consists solely of 125,000 authorized shares of common stock ($10.00 par value), of which 109,900 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Citizens are validly issued and fully paid and nonassessable (except as provided pursuant to Section 55 of the National Bank Act). There are no outstanding Rights to purchase shares of any class of capital stock of Citizens, or outstanding agreements pursuant to which Citizens is or may become obligated to issue any shares of its capital stock. None of the shares of the Citizens Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Citizens's Articles of Association or Bylaws and except for restrictions on account of applicable Federal or state securities laws.
         3.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) Citizens is not in default under, or in violation of, any provision of its Articles of Association or Bylaws. Citizens is not in default under, or in violation of, any material agreement to which Citizens is a party.
         (b) Except as disclosed on Schedule 3.6, Citizens is not in violation of any applicable law, rule or regulation. Citizens has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that Citizens is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of Citizens, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require Citizens, or indicating that Citizens may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Citizens, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of Citizens (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
         (c) Citizens is "well capitalized" as defined in applicable OCC regulations and is not in "troubled condition" as defined therein, and is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar Federal and state laws and regulations.
         (d) Citizens is not aware of any reason why the Regulatory Approvals will not be obtained within the time period set forth in Section 2.2.
         3.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which Citizens is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of Citizens, or
(iv) violate any provisions of Citizens's Articles of Association or Bylaws. To the best of Citizens's knowledge, no other party to any material agreement to which Citizens is a party is in default thereunder or in breach of any provision thereof. To the best of Citizens's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         3.8. NECESSARY APPROVALS. Citizens has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Citizens in connection with the execution and delivery of this Reorganization Agreement or the consummation by Citizens of the transactions contemplated hereby. Except for the Regulatory Approvals, Citizens is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of Citizens as a result of this Reorganization Agreement.
         3.9. FINANCIAL STATEMENTS. The audited financial statements of Citizens at and for each of the twelve month periods ended December 31, 1995, 1996 and 1997 and the unaudited quarterly statements at and for the nine months ended September 30, 1998 (the "Citizens Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of Citizens at the dates indicated and the results of its operations for each of the periods indicated, except with respect to the unaudited statements, normal year end adjustments. The books and records of Citizens have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Citizens.
         3.10. TAX RETURNS. Citizens files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. Citizens has duly filed all tax reports and returns required to be filed by any Federal, state and local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by Citizens) through the date hereof, and Citizens has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Citizens is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. Citizens does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any Federal, state or local income, property, franchise, sales, license or payroll tax. Citizens does not know of, or have reason to know of, any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Citizens which, if determined adversely, would result in the assertion of any deficiency. All tax information reported by Citizens to Federal and state authorities and other Persons has been accurately and timely reported, except such as will not have a Material Adverse Effect.
         3.11. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the Citizens Financial Statements or as set forth on Schedule 3.11, Citizens has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since September 30, 1998, there has been no (i) Material Adverse Event with respect to Citizens, or (ii) any incurrence by or subjection of Citizens to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Citizens not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Citizens Financial Statements at and for the periods subsequent to September 30, 1998.
         3.12. PROPERTIES, ENCUMBRANCES. Citizens has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 3.12. Set forth on Schedule 3.12 are all business locations of Citizens, including whether such locations are owned or leased and a statement of when such locations were first occupied by Citizens. All buildings and all fixtures, equipment, and other property and assets which are material to its business are held by Citizens under valid leases or subleases enforceable in accordance with their respective terms.
         3.13. LITIGATION. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against Citizens, or to its knowledge affecting Citizens, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and Citizens knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Citizens specifically or to which Citizens is subject. Schedule 3.13 also sets forth each pending claim against Citizens related to the Occupational Safety and Health Act, each claim related to Citizens pending before the Wage/Hour Division of the Department of Labor, each claim against Citizens relating to conciliation agreements or complaints by the Office of Federal Contract Compliance Programs, charges filed with the Equal Employment Opportunity Commission with respect to Citizens and charges filed with the Department of Labor alleging violations of the Family Medical Leave Act by Citizens, regardless of whether such matters are expected to have a Material Adverse Affect.
         3.14. REPORTS. Citizens has duly made all reports and filings required to be made pursuant to applicable law.
         3.15. BROKERS. Except for its agreement with First Capital Group, LLC (a copy of which has been provided to CFC), Citizens has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein. III.16. EXPENDITURES. Schedule 3.16 sets forth any single expenditure of $25,000 or more proposed to be made by Citizens after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Citizens will advise CFC of any changes to Schedule 3.16 reflecting additions or deletions thereto since the date hereof.
         3.17. INSURANCE. Attached hereto as Schedule 3.17 is a list of the policies of fire, liability, life and other types of insurance held by Citizens, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Citizens management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Citizens taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date.

There is no reason known to Citizens that any such policy would not be renewable on terms and conditions as favorable as those set forth in such policy.
         3.18. CONTRACTS AND COMMITMENTS. (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of Citizens which requires an aggregate payment by Citizens after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of Citizens management Materially Adversely Affects the business of Citizens. Except for the contracts and commitments described in this Reorganization Agreement or as set forth on
Schedule 3.18, Citizens is not party to or subject to:
                  1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of its banking business;
                  2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
                  3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
                  4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
                  5. Any contract or agreement with any labor union;
                  6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
                  7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise (other than banking items being processed in the ordinary course of business);
                  8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
                  9. Any license agreement in which Citizens is the licensor or licensee; and
                  10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to Citizens, or any successors or assigns prior to 30 days from the date hereof.
         3.19. EMPLOYEE BENEFIT PLANS AND CONTRACTS. (a) Schedule 3.19 contains a complete list of all Citizens Benefit Plans. Citizens has delivered to CFC (i) accurate and complete copies of all Citizens Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Citizens Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Citizens Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all Citizens Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any Citizens Benefit Plan maintained or intended to be maintained under
Section 401(a) of the Code. Any Citizens Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Citizens Benefit Plan on Schedule 3.19.
         (b) All Citizens Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Citizens Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Citizens Benefit Plans that could subject Citizens to any material penalty or tax imposed under the Code or ERISA.

         (c) Except as set forth on Schedule 3.19, any Citizens Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Citizens Benefit Plan.
         (d) Citizens adequately reserved for all liabilities accrued prior to the Effective Time under Citizens's nonqualified retirement or deferred compensation plans.
         (e) Except as set forth on Schedule 3.19, Citizens has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Citizens has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Citizens Benefit Plans.
         (f) There are no pending or threatened claims by or on behalf of any Citizens Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Citizens Benefit Plan, alleging any breach of fiduciary duty on the part of Citizens or any of its officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Citizens Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. Citizens has made all required contributions under the Citizens Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any Citizens Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
         (g) Citizens does not maintain any defined benefit plan, and neither has incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No Citizens Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any Citizens Benefit Plan has been instituted or threatened.
         (h) With respect to any Citizens Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Citizens Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No. 106.
         (i) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
         3.20. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Citizens Allowance") shown on the Citizens Call Report dated as of September 30, 1998 and provided to the OCC, as of such date has been determined, in the opinion of management of Citizens in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of Citizens.
         3.21. ENVIRONMENTAL MATTERS. Citizens is in material compliance with all local, state and Federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Citizens has not, nor to the best of Citizens's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Citizens (including, without limitation, the buildings or structures thereon) (the "Real Property"). Citizens has not, nor to the best of Citizens's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Citizens has not, nor to the best of Citizens's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Citizens has provided CFC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or Federal environmental law, ordinance, rule or regulation as any of them relate to Citizens. Any exceptions to the foregoing are set forth on Schedule 3.21.
         3.22. CITIZENS INFORMATION. The written information with respect to Citizens and its officers, directors, and affiliates which shall have been supplied by Citizens (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Citizens or on the date of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
         3.23. ASSET CLASSIFICATION. Set forth on Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Citizens that have been classified by it as of September 30, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of September 30, 1998 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Citizens prior to September 30, 1998.
         3.24. DERIVATIVES CONTRACTS, ETC. Citizens is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (i) are referred to as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives", or (ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth on Schedule 3.24, including a list, as applicable, of any Citizens assets pledged as security for each such instrument.
         3.25. LABOR MATTERS. No material work stoppage involving Citizens is pending or, to the best knowledge of Citizens, threatened. Citizens is not involved in, or, to the best knowledge of Citizens's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Citizens are not represented by any labor union, and, to the best knowledge of Citizens's management, no labor union is attempting to organize employees of Citizens.
         3.26. SECURITIES REPORTS. Within the last two (2) years, Citizens has filed on a timely basis all securities-related reports, registrations, and statements, together with any amendments, required by applicable Regulatory Authorities, all of which, as of their respective dates, were in compliance in all material respects with the applicable rules and regulations.
         3.27. OWNERSHIP OF CFC COMMON STOCK. No shares of CFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Citizens.
         3.28. RESALE OF CFC COMMON STOCK. Citizens knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC Common Stock to a number of shares having, in the aggregate, a value of less than 50% of the value of Citizens Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of Citizens Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of Citizens and then disposed of by shareholders of Citizens.

                SECTION IV. REPRESENTATIONS AND WARRANTIES BY CFC

          CFC hereby represents and warrants to Citizens the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Citizens, such breach or inaccuracy must have had a Material Adverse Effect.
          4.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC makes such license or qualification necessary. At Closing, Interim Bank will (i) be a direct subsidiary of CFC, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) have full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is then being conducted and to consummate the transactions contemplated herein.
          4.2. SUBSIDIARIES. (a) Other than CFB, Carolina First Bank, F.S.B., Carolina First Mortgage Company, and Blue Ridge Finance Company, Inc. (collectively, the "Subsidiaries") or except as provided below, CFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. CFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the Subsidiaries. There are no contracts, commitments, understandings or arrangements by which CFC is or may be bound to sell or otherwise issue any shares of the Subsidiaries= capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFC to vote or to dispose of such shares. All of the shares of capital stock of the Subsidiaries are fully paid and nonassessable and are owned by CFC free and clear of any Liens. CFC has, or has the right to acquire, in excess of 15% of the common stock of (i) Affinity Technology Group, Inc., a Delaware corporation headquartered in Columbia, South Carolina, (ii) Net.B@nk, Inc., a Georgia corporation and savings and loan holding company headquartered in Atlanta, Georgia and (iii) ITS, Inc. None of the Subsidiaries either owns or controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person, except that (i) CFB owns 100% of Carolina First Securities, Inc., over 99% of Carolina First Mortgage Loan Trust and residual interests in two trusts created in connection with the securitization of loans, and (ii) Blue Ridge Finance Company, Inc. owns 100% of CF Investment Company.
         4.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of CFC. No further corporate acts or proceedings on the part of CFC are required or necessary to authorize this Reorganization Agreement or the Merger.
         4.4. BINDING EFFECT. Subject to receipt of the Regulatory Approvals, when executed, this Reorganization Agreement will constitute the valid and legally binding obligation of CFC, enforceable against CFC in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally,
(ii) laws relating to the safety and soundness of depository institutions, and
(iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and enforceable against CFC in accordance with its terms, subject to the exceptions in the previous sentence.
         4.5. CAPITALIZATION OF CFC. The authorized capital stock of CFC consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value), of which approximately 22,125,000 shares were issued and outstanding as of the date hereof and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock or options to purchase shares of CFC Common Stock granted under director or employee benefit plans or stock issued by CFC to its Employee Stock Ownership Plan, (ii) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, as amended and restated (the "Rights Plan"), (iii) existing dividend reinvestment plans, (iv) shares which may be issued in connection with acquisitions of other financial institutions or assets, or (v) as otherwise set forth on Schedule 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. None of the shares of CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws or the Rights Plan and except for restrictions on account of applicable Federal or state securities laws. The CFC Common Stock to be issued in connection with this Reorganization Agreement and the Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement, (iii) have been properly registered for trading on the Nasdaq National Market, and (iv) will be entitled to all benefits accorded other shares of CFC Common Stock under the Rights Plan.
         4.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) CFC is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. CFC is not in default under, or in violation of, any material agreement to which CFC is a party. CFC is not in violation of any applicable law, rule or regulation the effect of which would have a Material Adverse Effect on CFC or its business operations or prospects.
         (b) CFC is not aware of any reason why the Regulatory Approvals will not be obtained within the time period set forth in Section 2.2.
         4.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which CFC is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of CFC, or (iv) violate any provisions of CFC's Articles of Incorporation or Bylaws. To the best of CFC's knowledge, no other party to any material agreement to which CFC is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         4.8. NECESSARY APPROVALS. CFC has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC in connection with the execution and delivery of this Reorganization Agreement or the consummation by CFC of the transactions contemplated hereby. Except for the Regulatory Approvals, CFC is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of CFC as a result of this Reorganization Agreement.
         4.9. FINANCIAL STATEMENTS. The audited financial statements of CFC at and for each of the fiscal years ended December 31, 1995, 1996 and 1997, and the unaudited quarterly statements at and for the quarter ended September 30, 1998 (the "CFC Financial Statements") all of which have been provided to Citizens, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
         4.10. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.10, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since

September 30, 1998, there has been no (i) Material Adverse Event with respect to CFC, or (ii) any incurrence by or subjection of CFC to any obligation or liability (whether fixed, accrued or contingent) or commitment material to CFC not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the CFC Financial Statements at and for the periods subsequent to September 30, 1998.
         4.11.  LITIGATION AND REGULATORY AGREEMENTS. Except as set forth on
Schedule 4.11, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and CFC knows of no basis for any of the foregoing. There is no order, writ, memorandum or agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or to which CFC is subject, except for (i) agreements between CFC and the Federal Reserve regarding CFC's ownership interest in Affinity Technology Group, Inc. and (ii) agreements between CFC and the Federal Reserve, and CFC and the OTS regarding CFC's ownership interest in Net.B@nk, Inc.
         4.12. REPORTS. CFC has duly made all reports and filings required to be made pursuant to applicable law.
         4.13. CFC INFORMATION. The written information with respect to CFC and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Citizens or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
         4.14. SECURITIES REPORTS. Within the last two (2) years, CFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
         4.15. DUE DILIGENCE. All information provided by CFC in connection with the due diligence investigation by Citizens was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which, taken in the aggregate, represent a Material Adverse Event. CFC has not failed to provide or make available to Citizens all material information regarding CFC.
         4.16. DERIVATIVES CONTRACTS, ETC. CFC is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that
(i) are referred to as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives", or
(ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth on
Schedule 4.16, including a list, as applicable, of any CFC assets pledged as security for each such instrument.


                 SECTION V. CONDUCT OF BUSINESS PENDING CLOSING

         5.1. CONDUCT OF CITIZENS PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Citizens covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

                (a) Citizens will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, will use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Citizens. Citizens shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by Citizens without the written consent of CFC, which consent shall not be unreasonably withheld.
                (b) Citizens will not amend its Articles of Association or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
                (c) Citizens will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares; nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends of any type or make any other change in its equity capital structure (other than the declaration and payment of its regular bi-annual cash dividend on common stock of $0.40 per share to be paid on or about January 1999).
                (d) Citizens will promptly advise CFC in writing of any change in the business of Citizens which has, or may reasonably be expected to have, a Material Adverse Effect.
                (e) Citizens will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of Citizens, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Citizens contained herein to be or become untrue in any material respect.
                (f) Citizens will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
                (g) Except for expenses attendant to the Merger and current contractual obligations, Citizens will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.
                (h) Citizens will not grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
                (i) Citizens will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
                (j) Except as may be directed by any Regulatory Authority, as may be undertaken in the ordinary course of business in accordance with past practices, or as may be reasonably appropriate in view of changes in economic circumstances, Citizens shall not (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
                (k) Citizens shall not impose, or permit or suffer the imposition of any Liens (except in the ordinary course of business) on any of its assets, other than Liens on such assets that, individually or in the aggregate, are not material to the business, properties or operations of Citizens.
         5.2. CONDUCT OF CFC PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that Citizens shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section

5.2 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
                  (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.
                  (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the Citizens shareholders in any material respect.
                  (c) CFC will promptly advise Citizens orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.
                  (d) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.


                      SECTION VI. COVENANTS OF THE PARTIES

         6.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
         6.2. CONFIDENTIALITY. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Merger. Each party shall coordinate with the other parties, any public statements regarding the Merger.
         6.3. COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.
         6.4. AFFILIATES' LETTERS. Citizens shall deliver to CFC a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the shareholders of Citizens, "affiliates" of Citizens for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. Citizens shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC, that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of Citizens or any CFC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.

         6.5. LISTING OF CFC COMMON STOCK. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.
         6.6.  [RESERVED]
         6.7. TAX TREATMENT. Citizens and CFC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law or regulation.
         6.8. EXPENSES. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Merger.
         6.9. MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other parties in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section VII or Section VIII of this Reorganization Agreement or other material developments relevant to the consummation of the Merger, and shall use its reasonable best efforts to prevent or promptly to remedy the same.
         6.10. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither Citizens nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.
         6.11. UPDATING OF SCHEDULES. Citizens and CFC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of Citizens or CFC contained herein or any right of Citizens or CFC to terminate this Reorganization Agreement. Citizens and CFC shall provide to each other drafts of such supplemental Schedules at least three
(3) business days prior to the Closing Date.
         6.12. CERTAIN POLICIES OF CITIZENS. Citizens shall, consistent with GAAP and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of CFC; provided, however, that Citizens shall not be obligated to record any such accounting adjustments pursuant to this Section (i) unless and until Citizens shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (ii) in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of Citizens and the authority to establish and implement its business policies shall continue to reside solely in Citizens=s officers and board of directors, and the election of Citizens directors shall be solely the prerogative of Citizens shareholders.
         6.13. EMPLOYEE MATTERS. (a) CFC and Citizens agree to cooperate and use reasonable efforts to develop staffing plans which will result in the retention of as many Citizens managers and employees as is practical (as determined by CFC). CFC agrees that Citizens employees shall also be eligible for consideration for any other available positions for which they are qualified at CFC and its subsidiaries. CFC agrees that those former Citizens employees who are employed by CFC or its subsidiaries immediately following the Closing Date:
(i) will be eligible to participate in CFC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under CFC qualified retirement plans for years of service with Citizens. CFC agrees that Citizens may elect to fully vest its employees under some or all Citizens Benefit Plans prior to consummation of the Merger. Any Citizens Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Citizens prior to the Effective Time. From and after the Effective Time, CFC agrees to provide credit for service as required by the Health Insurance Portability and Accountability Act of 1996, as amended, for purposes of determining any preexisting condition exclusion that may apply to an employee of Citizens who becomes covered by a medical plan sponsored by CFC.
         (b) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
         6.14. DIRECTORS. Upon closing and for a period of at least three years, CFC will nominate and elect Mike Glenn, Joe H. Pickens and a third person to be designated by Citizens (and reasonably acceptable to CFC) to serve on the board of directors of Citizens. Such persons shall receive directors' fees in accordance with the fee structure and policies generally applicable to directors of CFC subsidiaries. In the event that the transaction is restructured in accordance with Section 2.7 and Citizens is merged into Carolina First Bank, the obligations under this Section will be satisfied if the three individuals are named as advisory board members of the Company's Florida operations and they otherwise receive director compensation fees in accordance with the fee structure and policies generally applicable to directors of Carolina First Bank.
         6.15. CHARITABLE CONTRIBUTIONS. CFC shall honor Citizens's obligations to make the charitable contributions set forth on Schedule 6.15 (which contributions shall not exceed $15,000 annually).
         6.16. AGREEMENTS WITH CITIZENS OFFICERS. Upon closing, CFC shall cause CFB to enter into employment agreements with Mike Glenn and Mary Ellen Webb in substantially the form set forth on Schedule 6.16 (the "Employment Agreements"). Upon closing, CFC shall cause CFB to enter into a consulting agreement with Joe
H. Pickens in substantially the form set forth on Schedule 6.16 (the "Consulting Agreement").
         6.17. PROHIBITED ACTIONS. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by CFC or as required by applicable law, rules or regulations (including the fiduciary duties of the Citizens directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, Citizens shall (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Citizens.
         (b) Except as expressly provided in this Reorganization Agreement, as agreed to by Citizens or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, CFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on CFC.


              SECTION VII. CONDITIONS TO CFC'S OBLIGATIONS TO CLOSE

         The obligations of CFC to consummate the transactions contemplated in this Reorganization Agreement are subject to the satisfaction of the following conditions at or before the Closing Date:
         7.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY CITIZENS. Each of the acts and undertakings of Citizens to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Citizens set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         7.2. OPINION OF COUNSEL FOR CITIZENS. Citizens shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) Citizens is duly organized, validly existing and in good standing under the laws of the United States of America;
(ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of Citizens's Articles of Association or Bylaws, as applicable, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which Citizens is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which Citizens is subject; (iii) all of the shares of Citizens Common Stock are validly authorized and issued, fully paid and non-assessable (except as provided in Section 55 of the National Bank Act); (iv) Citizens has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) other than filings and registrations required under applicable law to be made by CFC, all filings and registrations with, and notifications to, all Federal and state authorities required on the part of Citizens for the consummation of the Merger have been made; (vi) Citizens has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by Citizens and constitutes a valid and legally binding obligation of Citizens enforceable against Citizens in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against Citizens or other parties which would have a Material Adverse Effect on Citizens's business or properties or its ability to make the representations and warranties and perform the obligations set forth herein.
         7.3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to Citizens from the date hereof through the Closing Date.
         7.4. CONSENTS. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirement that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
         7.5. CERTIFICATES. CFC shall have been furnished with such certificates of officers of Citizens, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
         7.6. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.
         7.7. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
         7.8. EMPLOYMENT AGREEMENTS; CONSULTING AGREEMENT. The Employment Agreements and the Consulting Agreement shall have been executed.
         7.9. LIMIT ON DISSENT. The holders of 10% or more of the Citizens Common Stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the Merger by demanding payment for fair value of their shares in the manner provided by 12 U.S.C.A. Section 214a.
         7.10. POOLING OF INTERESTS. CFC shall have received reasonable assurance from KPMG Peat Marwick LLP that the Merger will qualify for pooling of interests accounting treatment under general accepted accounting practices.


         SECTION VIII. CONDITIONS TO THE OBLIGATION OF CITIZENS TO CLOSE

         The obligation of Citizens to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
         8.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY CFC. Each of the acts and undertakings of CFC to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         8.2. OPINION OF COUNSEL FOR CFC. CFC shall have furnished Citizens with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to Citizens and its counsel, to the effect that, except as disclosed herein: (i) CFC and Interim Bank are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's or Interim Bank's Articles of Incorporation, Bylaws or other charter documents, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed, and Interim Bank has the legal right and power, and all authorizations and approvals required by law, to enter into the Plan of Merger, and to consummate the transactions contemplated therein; (v) all filings and registrations with, and notifications to, all Federal and state authorities required on the part of CFC and Interim Bank for the consummation of the Merger have been made; (vi) CFC has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by CFC and constitutes a valid and legally binding obligation of CFC enforceable against CFC in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a Material Adverse Effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and (viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
         8.3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to CFC from the date hereof through the Closing Date.
         8.4. CONSENTS. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for Citizens, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Citizens, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
         8.5. CERTIFICATES. Citizens shall have been furnished with such certificates of officers of CFC, in form and substance reasonably satisfactory to Citizens, dated as of the Closing Date, certifying to such matters as

Citizens may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
            8.6. TAX OPINION. Citizens shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to Citizens, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
            8.7. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.
            8.8. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
         8.9. EMPLOYMENT AGREEMENTS; CONSULTING AGREEMENT. The Employment Agreements and the Consulting Agreement shall have been executed.
         8.10. DUE DILIGENCE. Citizens shall have completed a due diligence investigation of CFC within 15 days of the date hereof which investigation shall be satisfactory to Citizens in all material respects. This condition to Closing will be deemed to have been met unless Citizens terminates this Agreement based on the result of such due diligence investigation within 15 days from the date hereof.


                             SECTION IX. TERMINATION

         9.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:
                  (a)      by mutual consent of the parties;
                  (b) by either CFC or Citizens, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the Shareholder Approval is not received at the Shareholders' Meeting;
                  (c) by either CFC or Citizens if the other party (or any of its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must result in a Material Adverse Event and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or
                  (d) by either CFC or Citizens as set forth in Section 2.2 hereof.

                           SECTION X. INDEMNIFICATION

         10.1. INFORMATION FOR APPLICATION AND STATEMENTS. Each of CFC and Citizens represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and Citizens so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and Citizens agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.

         10.2. INDEMNIFICATION OF OFFICERS AND DIRECTORS. (a) CFC covenants and agrees that it will cause each person who is an officer or director of Citizens (an "Indemnitee") on the Closing Date to be indemnified for any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising out of such person's service as an officer or director of Citizens to the fullest extent to which such indemnification is permitted under the Articles of Incorporation and Bylaws of CFC in effect on the date hereof (except that this provision shall not be construed so as to cause CFC to violate applicable law). Except for expenses associated with claims described in the immediately succeeding sentence and except for, in particular, expenses associated with any claims or threatened or actual litigation between Indemnitees and CFC, CFC, upon request of such Indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under Section 33-8-530 of the South Carolina Business Corporation Act of 1988, as amended, if such Indemnitees had been directors or officers of CFC. Notwithstanding anything to the contrary herein, this indemnification shall not extend to claims against an Indemnitee by CFC. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of Citizens benefited by this
Section X.
         (b) Any Indemnitee wishing to claim indemnification under this Section X, upon learning of such claims or liabilities, shall promptly notify CFC thereof; provided, that the failure so to notify shall not affect the obligations of CFC hereunder unless such failure materially increases CFC's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) CFC shall have the right to assume the defense thereof, if it so elects, and CFC shall pay all reasonable fees and expenses of counsel for the Indemnitees promptly as statements therefor are received; provided, however, that CFC shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnitees in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnitees shall cooperate in the defense of any such matter, (iii) CFC shall not be liable for any settlement effected without its prior written consent and (iv) CFC shall have no obligation hereunder in the event a Federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by applicable law.
         10.3. INSURANCE. Citizens and CFC shall use their reasonable best efforts to maintain Citizens's existing directors' and officers' liability insurance policy (or a policy, similar to Citizens's existing policy, providing comparable coverage on terms no less favorable) past the Closing Date covering persons who are currently covered by such insurance; provided that CFC or Citizens shall not make a premium payment in respect of such policy (or replacement policy) which exceeds $25,000 and provided further that Citizens and CFC shall obtain the maximum amount of such coverage as can be obtained by paying a premium of $25,000. CFC shall take no action to terminate prematurely such policy.


                            SECTION XI. MISCELLANEOUS

         11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Reorganization Agreement, or in any other documents delivered pursuant hereto, shall survive the Closing of the transactions contemplated hereby for one year. Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.
         11.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
         11.3. BINDING AGREEMENT. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.
         11.4. NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

         For CFC:          William S. Hummers III
                           Carolina First Corporation
                           102 South Main Street
                           Greenville, South Carolina  29601
                           Fax: 864-239-4605

         Copy to:          William P. Crawford, Jr.
                           Wyche, Burgess, Freeman & Parham, P.A.
                           Post Office Box 728
                           Greenville, South Carolina 29602
                           Fax: 864-242-8324

         For Citizens:     Joe H. Pickens
                           222 N. Third Street
                           Palatka, Florida 32177-3710
                           Fax: 904-328-3003


         Copies to:        Mike Glenn
                           Citizens First National Bank
                           Post Office Box 188
                           Crescent City, Florida 32112
                           Fax: 904-698-1917

                           Gary Simanson
                           First Capital Group, LLC
                           First Tennessee Capital Markets
                           845 Crossover Lane, Suite 150
                           Memphis, TN 38117
                           Fax: 901-766-4706

         11.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
         11.6. HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.

         11.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
         11.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
         11.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   END OF PAGE

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:
                                                      CAROLINA FIRST CORPORATION


_________________________                  By:        /s/
                                                      William S. Hummers III
_________________________                             Executive Vice President



                                                    CITIZENS FIRST NATIONAL BANK


_________________________                  By:        /s/
                                                      Joe H. Pickens
_________________________                             Chairman


Schedules omitted.

                                   APPENDIX A
                                PLAN OF MERGER OF
                          CITIZENS FIRST NATIONAL BANK
                                  WITH AND INTO
                        CAROLINA FIRST INTERIM BANK, N.A.


         Pursuant to this Plan of Merger (the "Plan of Merger"), Citizens First National Bank ("Citizens"), a national banking association headquartered in Crescent City, Florida, shall be merged with and into Carolina First Interim Bank, N.A. ("Interim Bank"), an interim national banking association headquartered in Greenville, South Carolina.

                             ARTICLE I. DEFINITIONS

         The capitalized terms set forth below shall have the indicated meanings. Defined terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Reorganization Agreement.
         1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by Interim Bank and Citizens in a form appropriate for filing with the OCC, relating to the effective consummation of the Merger.
         1.2. ACFC@ shall mean the Carolina First Corporation, a South
Carolina corporation headquartered in Greenville, South Carolina.
         1.3. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.
         1.4. "Citizens" shall mean Citizens First National Bank, a national banking association headquartered in Crescent City, Florida.
         1.5. "Citizens Common Stock" shall mean the common stock, par value $10.00 per share, of Citizens.
         1.6. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of Citizens Common Stock, as calculated pursuant to Section 3.1 hereof.
         1.7. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify Citizens in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.8. "Fair Market Value" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the 30 days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, that the Fair Market Value shall never be deemed to be lower than $20.00 per share or higher than $30.00 per share; provided, further, that if prior to the Effective Time, any other Person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another Person or is discussing being acquired by another Person, then the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the 30 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average determined pursuant to the first clause and first proviso of this sentence, then the smaller average shall be the Fair Market Value.
         1.9. "Interim Bank" shall mean Carolina First Interim Bank, N.A., an interim national banking association headquartered in Greenville, South Carolina.
         1.10. "Merger" shall mean the merger of Citizens with and into Interim Bank, as more particularly set forth herein and in the Reorganization Agreement.
         1.11.  "OCC" shall mean the Office of the Comptroller of the Currency.
         1.12. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                                  Appendix A-1

         1.13. "Reorganization Agreement" shall mean the Reorganization Agreement between CFC and Citizens dated as of the date hereof, to which this Plan of Merger is attached as Appendix A.
         1.14. "Rights" shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
         1.15. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the Merger; and the approval of the Merger by the requisite vote of the shareholders of Citizens at the Shareholders' Meeting.
         1.16. "Shareholders' Meeting" shall mean the meeting of the shareholders of Citizens at which the Merger shall be voted upon.
         1.17. "Surviving Corporation" shall mean Interim Bank after consummation of the Merger.


                            ARTICLE II. THE MERGER

         2.1. MERGER. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, Citizens shall merge with and into Interim Bank, the separate existence of Citizens shall cease, and Interim Bank (the "Surviving Corporation") shall survive and the name of the Surviving Corporation shall be "Citizens First National Bank." By virtue of the Merger and without any action on the part of the holders thereof, each of the shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Citizens, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Excluded Shares")) shall be converted into the right to receive the Merger Consideration referenced in Article III below. Each of the shares of Interim Bank capital stock outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Merger.
         2.2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the OCC.
         2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.
         2.4. ARTICLES OF ASSOCIATION. The articles of association of Interim Bank as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.
         2.5. BYLAWS. The Bylaws of Interim Bank, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
         2.6. PROPERTIES AND LIABILITIES OF CITIZENS AND INTERIM BANK; MANAGEMENT. At the Effective Time, the separate existence and corporate organization of Citizens shall cease, and Interim Bank shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of association and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of Citizens without further act or deed. The directors and officers of Citizens in office immediately prior to the Merger's becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.


                        ARTICLE III. MERGER CONSIDERATION

         3.1. MERGER CONSIDERATION. In connection with the Merger, each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time, except for the Exclude Shares, shall, by

                                  Appendix A-2
virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into shares of CFC Common Stock (the "Conversion Ratio") having an aggregate value of $109.19 (with the CFC Common Stock being valued at the Fair Market Value).
         3.2. CITIZENS COMMON STOCK. Upon consummation of the Merger, Citizens shall issue 100 shares of its Common Stock to CFC, which shares shall constitute all outstanding capital stock of Citizens.
         3.3. AUTHORIZED OR TREASURY SHARES. Any and all shares of Citizens Common Stock held as treasury shares by Citizens or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
         3.4. FRACTIONAL SHARES. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the Citizens Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value.
         3.5. EXCLUDED SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
         3.6. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding CFC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversion Ratio and all stock prices set forth in this Article III shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the holders of Citizens Common Stock.
         3.7. TRANSFERS. At the Effective Time, the stock transfer books of Citizens shall be closed and no transfer of Citizens Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of Citizens Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES

         4.1. ISSUANCE OF CFC CERTIFICATES; CASH FOR FRACTIONAL SHARES. As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), CFC or its transfer agent (in such capacity, the "Exchange Agent") shall mail, or cause to be mailed, and otherwise make available to each record holder of Citizens Common Stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Citizens Common Stock ("Certificates") for payment therefor. Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time shall surrender the Certificate or Certificates to the Exchange Agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Article III of this Plan of Merger. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of CFC that no such tax is applicable. Upon surrender, each Certificate shall be canceled. In addition, Certificates surrendered for exchange by any person constituting an affiliate of Citizens for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of CFC Common Stock until CFC has received the written agreement from such person as provided for in Section 6.4 of the Reorganization Agreement. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.
         4.2. AUTHORIZED WITHHOLDINGS. CFC shall not be obligated to deliver the consideration to which any former holder of Citizens Common Stock is entitled as a result of the Merger until such holder surrenders his or her Certificate or Certificates representing the shares of Citizens Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or Citizens. In addition, no dividend or

                                  Appendix A-3
other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any Certificate representing shares of Citizens Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate for exchange as provided in Section 4.1 above. However, upon surrender of the Citizens Common Stock Certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificate.
         4.3. LIMITED RIGHTS OF FORMER CITIZENS SHAREHOLDERS. After the Effective Time, each outstanding Certificate representing shares of Citizens Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of Citizens Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor (and cash in lieu of fractional shares) as provided in this Plan of Merger.


                    ARTICLE V. STOCK OPTIONS AND OTHER RIGHTS

         5.1. OPTIONS. There are no Rights to purchase Citizens Common Stock or securities convertible into Citizens Common Stock.


                            ARTICLE VI. MISCELLANEOUS

         6.1. CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and
Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
         6.2. TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
         6.3. AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties to the Reorganization Agreement upon the approval of the board of directors of both of the parties thereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meeting except in accordance with applicable law.


                                  Appendix A-4

                                                                         ANNEX B
                           FIRST CAPITAL GROUP, L.L.C.
                     INVESTMENT BANKERS & FINANCIAL ADVISORS


February 24, 1999

Board of Directors
Citizens First National Bank
500 North Summit Street
Crescent City, FL  32112

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Citizens First National Bank (ACitizens First@), of the consideration (the AMerger Consideration@) to be received by such holders pursuant to the Reorganization Agreement and Plan of Merger dated as of January 14, 1999 (the AMerger Agreement@), which provides for the merger (the AMerger@) of Citizens First with and into a wholly-owned subsidiary of Carolina First Corporation (ACarolina First@). Pursuant to Section 3.1 of the Plan of Merger, within certain established parameters, each shareholder of the outstanding common stock of Citizens First (the ACitizens First Common Stock@) has a right to receive $109.19 per share of Citizens First Common Stock, payable in shares of the common stock of Carolina First (the ACarolina First Common Stock@) for each share of Citizens First Common Stock tendered, resulting in an aggregate purchase price of Twelve Million Dollars ($12,000,000). The terms and guidelines of the transaction are more fully set forth in the Merger Agreement.

In connection with our opinion, we have: (i) analyzed certain internal financial statements and other financial and operating data concerning Citizens First prepared by the management of Citizens First; (ii) analyzed certain publicly available financial statements, both audited and unaudited, and other information of Citizens First and Carolina First, including those included in Citizens First's financial statements for the period ended December 31, 1998, Carolina First's Annual Reports for the three years ended December 31, 1997, Carolina First=s earnings release for December 31, 1998, Carolina First's Quarterly Reports for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998, and Citizens First's financial statements for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (iii) analyzed certain financial projections of Citizens First prepared by the management of Citizens First; (iv) discussed the past and current operations and financial condition of Citizens First with senior executives of Citizens First; (v) reviewed the reported stock prices and trading activity for Carolina First Common Stock; (vi) compared the financial performance of Carolina First Common Stock and trading activity with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed and compared certain security analysis reports of Carolina First's common stock prepared by various investment banking firms; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (ix) reviewed the Agreement; and (x) performed such other analyses as deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of Citizens First, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments or management of Citizens First as to the future financial performance of Citizens First. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to Carolina First, we relied solely upon publicly available data and we did not conduct discussions with the management of Carolina First regarding Carolina First=s financial condition, performance and prospects. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Carolina First, we were not furnished with any evaluations or appraisals, and we did not review any individual credit files of

Board of Directors
Citizens First National Bank
February 24, 1999
Page 2


Carolina First. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness, from a financial point of view, to the holders of Citizens First Common Stock of the Merger Consideration to be received by the holders of the Citizens First Common Stock as stated in the Merger Agreement and does not address Citizens First's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of Citizens First and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Citizens First with the Securities and Exchange Commission with respect to the Merger.

Based on the foregoing and such other matters we have deemed relevant, we are of the opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of Citizens First Common Stock.

                                                     Respectfully submitted,

                                                                /S/

                                                     FIRST CAPITAL GROUP, L.L.C.

                                           ANNEX C TO PROXY STATEMENT/PROSPECTUS

DISSENTERS' RIGHTS

ss'214A.PROCEDURE FOR CONVERSION, MERGER, OR CONSOLIDATION; VOTE OF STOCKHOLDERS

         A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(a) Approval of board of directors; publication of notice of stockholders meeting; waiver of publication; notice by registered or certified mail

         The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks:
PROVIDED, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

(b)      Rights of dissenting stockholders

         A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

ANNEX D

                      CAROLINA FIRST INTERIM BANK, N.A.

                                BALANCE SHEET
                                  (UNAUDITED)

                (UPON FORMATION AND AT THE TIME OF THE MERGER)

ASSETS
Cash........................................................$ 115,000
                                                            ---------
                                                            $ 115,000
                                                            =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities.................................................       --
Shareholders' Equity:
    Common stock............................................$ 115,000
    Retained Earnings.......................................       --
                                                            ----------
        Total shareholders' equity..........................  115,000
                                                            ----------
                                                            $ 115,000
                                                            =========

                                     PART-II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Carolina First and each director.

Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director of the corporation. Carolina First maintains directors' and officers' liability insurance.

Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws, (iii) imposed under Section 33-8-330 of the [South Carolina Business Corporation Act of 1988] (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

ITEM 21: EXHIBITS

(A)  LISTING OF EXHIBITS

Exhibit

2.1 - Agreement and Plan of Reorganization entered into as of January 14, 1999 by and between Carolina First and Citizens: Included as Annex A to the Proxy Statement/Prospectus.

3.1 - Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First's Registration Statement on Form S-4, Commission File No. 33-57389.

3.2  -  Articles of Amendment dated June 1, 1997. Incorporated by reference to
        Exhibit 3.2 of Carolina First's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.

3.3 - Amended and Restated Bylaws of Carolina First, as amended and restated as of December 18, 1996: Incorporated by reference to Exhibit 3.1 of Carolina First's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

4.1 - Specimen Carolina First Common Stock certificate: Incorporated by reference to Exhibit 4.1 of Carolina First's Registration Statement on Form S-1, Commission File No. 33-7470.

4.2  -  Articles of Incorporation: Included as Exhibits 3.1 and 3.2.

4.2  -  Bylaws: Included as Exhibit 3.3.

4.3  -  Carolina First Amended and Restated Common Stock Dividend Reinvestment
        Plan: Incorporated by reference to the Prospectus in Carolina First's Registration Statement on Form S-3, Commission File No. 333-06975.

4.6 - Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of Carolina First's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

4.7 - Form of Indenture between Carolina First and First American Trust Company, N.A., as trustee: Incorporated by reference to Exhibit 4.11 of Carolina First's Registration Statement on Form S-3, Commission File No. 22-58879.

5.1 - Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Carolina First. 8.1 -See "THE PROPOSED TRANSACTION --
        Certain Federal Income Tax Consequences" for discussion regarding tax matters.

11.1 -  Computation of Per Share Earnings: Incorporated by reference to Exhibit
        11.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.

12.1 - Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends: Incorporated by reference to
        Exhibit 12.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.

13.1 - 1998 Annual Report to Shareholders of Carolina First. Incorporated by reference to Exhibit 13.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.

21.1 - Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, Resource Processing Group, Inc., CF Investment Company and Blue Ridge Finance Company, Inc., all of which are South Carolina corporations.

23.1 -  Consent of KPMG Peat Marwick LLP.

23.2 -  Consent of Deloitte & Touche LLP.

23.3 -  Consent of First Capital Group, LLC.

23.4 - Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.

24.1 - The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

27.1 - Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.

99.1 -  Form of Proxy

        (b) Certain additional financial statements. Not applicable.

        (c) The information required by this paragraph is included as an Annex to the Proxy Statement/Prospectus.

ITEM 22:  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

 (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement:
      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                    SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on February 22, 1999.

                            Carolina First Corporation
                        By: /s/ William S. Hummers III
                            ------------------------------------------------
                            William S. Hummers III, Executive Vice President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                      Title                                            Date

/s/ William R. Timmons, Jr.    Chairman of the Board                            February 22, 1999
--------------------------
William R. Timmons, Jr.

/s/ Mack I. Whittle, Jr.       President, Chief Executive Officer               February 22, 1999
--------------------------     and Director (Principal Executive Officer)
Mack I. Whittle, Jr.

/s/ William S. Hummers III     Executive Vice President, Director               February 22, 1999
--------------------------     (Principal Accounting and Financial Officer)
William S. Hummers III

/s/ M. Dexter Hagy             Director                                         February 22, 1999
--------------------------
M. Dexter Hagy

/s/ Eugene E. Stone IV         Director                                         February 22, 1999
--------------------------
Eugene E. Stone IV

/s/ H. Earle Russell, Jr.      Director                                         February 22, 1999
--------------------------
H. Earle Russell, Jr.

/s/ Judd B. Farr               Director                                         February 22, 1999
--------------------------
Judd B. Farr

--------------------------     Director                                         February 22, 1999
Charles B. Schooler

/s/ Elizabeth P. Stall         Director                                         February 22, 1999
--------------------------
Elizabeth P. Stall

/s/ David C. Wakefield III    Director                                          February 22, 1999
--------------------------
David C. Wakefield III

--------------------------     Director                                         February 22, 1999
Vernon E. Merchant, Jr.

--------------------------     Director                                         February 22, 1999
William R. Phillips

--------------------------     Director                                         February 22, 1999
C. Claymon Grimes, Jr.

By William S. Hummers III, Attorney-in-Fact

EXHIBIT INDEX

2.1 - Agreement and Plan of Reorganization entered into as of January 14, 1999 by and between Carolina First and Citizens: Included as Annex A to the Proxy Statement/Prospectus.
3.1 - Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First's Registration Statement on Form S-4, Commission File No. 33-57389.
3.2  -  Articles of Amendment dated June 1, 1997. Incorporated by reference to
        Exhibit 3.2 of Carolina First's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.
3.3 - Amended and Restated Bylaws of Carolina First, as amended and restated as of December 18, 1996: Incorporated by reference to Exhibit 3.1 of Carolina First's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.1 - Specimen Carolina First Common Stock certificate: Incorporated by reference to Exhibit 4.1 of Carolina First's Registration Statement on Form S-1, Commission File No. 33-7470.
4.2  -  Articles of Incorporation: Included as Exhibits 3.1 and 3.2.
4.2  -  Bylaws: Included as Exhibit 3.3.
4.3  -  Carolina First Amended and Restated Common Stock Dividend Reinvestment
        Plan: Incorporated by reference to the Prospectus in Carolina First's Registration Statement on Form S-3, Commission File No. 333-06975.
4.6 - Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of Carolina First's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.7 - Form of Indenture between Carolina First and First American Trust Company, N.A., as trustee: Incorporated by reference to Exhibit 4.11 of Carolina First's Registration Statement on Form S-3, Commission File No. 22-58879.
5.1 - Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Carolina First. 8.1 -See "THE PROPOSED TRANSACTION --
        Certain Federal Income Tax Consequences" for discussion regarding tax matters.
11.1 -  Computation of Per Share Earnings: Incorporated by reference to Exhibit
        11.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
12.1 - Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends: Incorporated by reference to
        Exhibit 12.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
13.1 - 1998 Annual Report to Shareholders of Carolina First. Incorporated by reference to Exhibit 13.1 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
21.1 - Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, Resource Processing Group, Inc., CF Investment Company and Blue Ridge Finance Company, Inc., all of which are South Carolina corporations.
23.1 -  Consent of KPMG Peat Marwick LLP.
23.2 -  Consent of Deloitte & Touche LLP.
23.3 -  Consent of First Capital Group, LLC.
23.4 - Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.
24.1 - The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
27.1 - Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
99.1 -  Form of Proxy